          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 1997
                                                      REGISTRATION NO. 333-26373
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                              ---------------------

                            F&M BANCORPORATION, INC.
             (Exact name of registrant as specified in its charter)

                              ---------------------

                       WISCONSIN                          6022                          39-1365327
             (State or other jurisdiction     (Primary Standard Industrial           (I.R.S. Employer
           of incorporation or organization)  Classification Code Number)          Identification Number)

                                ONE BANK AVENUE
                           KAUKAUNA, WISCONSIN 54130
                                 (414) 766-1717
              (Address, including Zip Code, and telephone number,
       including area code, of registrant's principal executive offices)

                             RANDALL A. HAAK, ESQ.
                    MCCARTY, CURRY, WYDEVEN, PEETERS & HAAK
                               120 E. 4TH STREET
                           KAUKAUNA, WISCONSIN 54130
                                 (414) 766-4693
           (Name, address, including Zip Code, and telephone number,
                   including area code, of agent for service)

                              ---------------------
                                  COPIES TO:

   KENNETH V. HALLETT, ESQ.                              John Knight, Esq.
      QUARLES & BRADY                             Boardman, Suhr, Curry & Field
  411 East Wisconsin Avenue                 One South Pinckney Street, Suite 410
 Milwaukee, Wisconsin 53202                                P.O. Box 927
       (414) 277-5000                            Madison, Wisconsin  53701-0927
                                                            (608) 257-9521
                              ---------------------


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effectiveness of this Post-Effective Amendment No. 1 to the Registration Statement.

                              ---------------------

The prospectus included in this Registration Statement is a combined prospectus as permitted by Rule 429 under the Securities Act of 1933. The prospectus will cover 244,533 shares of F&M Common Stock previously registered and unissued under Registration Statement No. 333-13321.

PROSPECTUS

                                2,850,023 SHARES

                            F&M BANCORPORATION, INC.
                                  COMMON STOCK

  This Prospectus (the "Prospectus") covers the offer and sale of up to 2,850,023 shares of Common Stock, par value $1.00 per share (the "F&M Common"), of F&M Bancorporation, Inc. ("F&M" or the "Company"), which F&M may issue from time to time in connection with future acquisitions of other businesses, or securities of other businesses, in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act") or as otherwise permitted under the Securities Act.

  The Company expects that the terms upon which it may issue the shares in business combination transactions will be determined through negotiations with the boards of directors, principal owners and/or other representatives of the businesses to be acquired. It is expected that the shares of F&M Common that are issuable will be valued at prices reasonably related to the market prices for F&M Common prevailing at either the time an acquisition agreement is executed or at the time an acquisition is consummated. On June 25, 1997, the last reported sales price of F&M Common on The NASDAQ Stock Market ("NASDAQ") was $38.50 per share.

  This Prospectus will be used only in connection with business acquisitions. The Prospectus may be used in connection with business combination transactions which would be exempt from registration but for the issuance of F&M Common and the possibility of integration with other transactions; in such case, no supplement may be required. If an acquisition of a business or securities in a business combination transaction is not exempt from registration even if integration is not taken into account, then the offerees of F&M Common in such acquisition will be furnished with copies of this Prospectus either (i) together with a Supplement, which will reflect the registration statement as filed or as amended by a post-effective amendment to the registration statement on Form S-4 which this Prospectus is a part or (ii) if permitted, as supplemented by the incorporation by reference of information contained in a current report on Form 8-K filed by F&M.

  SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE ACQUIRORS OF THE F&M COMMON OFFERED HEREBY.

  The date of this Prospectus is June ___, 1997.

                                 _____________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
            UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             AVAILABLE INFORMATION

F&M is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by F&M with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Also, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants (such as F&M) that file electronically with the Commission. In addition, because F&M Common is traded on the NASDAQ Stock Market, material filed by F&M can be inspected at the offices of National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

  F&M has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the securities to be issued pursuant to or as contemplated by the Agreement. This Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained at the addresses set forth above. Statements contained in this Prospectus or in any document incorporated in this Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  This Prospectus incorporates by reference certain documents of F&M that are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) will be provided without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person. Requests should be directed to F&M Bancorporation, Inc., One Bank Avenue, Kaukauna, Wisconsin 54130 (telephone 414/766-1717),
Attn: Corporate Secretary. (F&M's telephone number will change to 920/766-1717 effective July 26, 1997.)

  The following documents filed with the Commission by F&M pursuant to the Exchange Act are incorporated by reference in this Prospectus:

  (i)  F&M's Annual Report on Form 10-K for the year ended December 31, 1996;
 (ii)  F&M's Quarterly Report on Form 10-Q for the quarter ended March 31,
       1997;
(iii) F&M's Current Reports on Form 8-K dated January 10, 1997 and May 30, 1997; and
 (iv) The description of F&M Common included in Item 11 to F&M's Registration Statement on Form 10, as amended by Post-Effective Amendment No. 2 thereto filed September 16, 1993.

  All reports and definitive proxy or information statements filed by F&M pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus from the date of the filings of such documents.

  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                                                TABLE OF CONTENTS
                                                                                                                   Page No.
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   -4-

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   -5-

F&M MARKET INFORMATION AND DIVIDENDS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   -7-

F&M SUMMARY FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   -8-

F&M BANCORPORATION, INC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   -9-

INFORMATION AS TO F&M COMMON  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  -12-

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  -13-

LEGAL OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  -14-

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  -14-

PROCEDURE FOR SUBMITTING SHAREHOLDER PROPOSALS  . . . . . . . . . . . . . . . . . . . . . . . . . .                  -14-

                                ________________

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY F&M, OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF F&M SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                    SUMMARY

         The following is a brief summary of certain information contained in this Prospectus, including summaries of information believed by the parties to be material. This summary is intended merely to supply pertinent facts and highlights of the material contained in or accompanying this Prospectus. The information contained in this summary is qualified by reference to more detailed information contained elsewhere, or incorporated by reference, in this Prospectus.

         Unless otherwise indicated, all financial and other data per share of F&M Common, and all data with respect to such shares, in this Prospectus have been restated to give retroactive effect to F&M's 10% stock dividend which was paid in June 1996 and F&M's 10% stock dividend which is payable on June 9, 1997 to shareholders of record on May 23, 1997.

F&M Bancorporation, Inc.

         F&M, which has its principal executive offices at One Bank Avenue, Kaukauna, Wisconsin 54130 (telephone: 414/766-1717), had total consolidated assets of $1.3 billion at March 31, 1997. At May 31, 1997, F&M had 18 Wisconsin state bank subsidiaries, all of which are FDIC members and are subject to the supervision of the Wisconsin Department of Financial Institutions, Division of Banking. The F&M subsidiary banks maintain 55 offices, all in Wisconsin. All but two of the F&M Banks are members of the Federal Reserve System, and the remaining two banks are in the process of becoming members. F&M, a Wisconsin corporation, is a registered bank holding company subject to supervision and regulation by the Federal Reserve Board ("FRB") under the federal Bank Holding Company Act of 1956, as amended.

         See "F&M Bancorporation, Inc."

         Further information regarding F&M, including audited financial statements, is included in the reports filed with the Securities and Exchange Commission which are incorporated herein by reference. Offerees may obtain copies of such documents from the Commission or by request to F&M. See "Available Information" and "Incorporation of Certain Documents by Reference."

F&M Common

         Shares of F&M Common are traded on the NASDAQ Stock Market under the symbol "FMBK." See "F&M Market Information and Dividends."

         F&M is organized under the Wisconsin Business Corporation Law ("WBCL"), which determines the rights of holders of F&M Common, except as otherwise provided in F&M's Articles of Incorporation. Among other things, F&M is subject to statutory anti-takeover provisions and its Articles of Incorporation provide for the classification of its board of directors. In addition, F&M (and all other corporations incorporated or qualified to do business in Wisconsin) shareholders are subject to statutory personal liability for certain employee compensation claims. See "Information as to F&M Securities."

Method of Distribution

         The shares of F&M Common to be offered hereunder will be offered in business combination transactions. See "Plan of Distribution."

                                  RISK FACTORS

         In evaluating a transaction with F&M, the shareholders of an entity being acquired should consider carefully the following factors, along with the other information contained, or incorporated by reference, in this Prospectus, and any Supplement thereto.

         Acquisitions

         Since its inception, F&M has experienced substantial growth through acquisitions of other financial institutions. F&M's strategy to continue to make acquisitions is dependent upon its ability to identify potential targets for acquisition and consummate transactions on terms acceptable to F&M.

         Also, F&M's future success is dependent in part upon its ability to integrate the operations of, and manage over time, acquired financial institutions. F&M has acquired ten financial institutions or offices within the past four years, including two acquisitions in 1994, one in 1995, four in 1996 and two in the first quarter of 1997. The two 1994 acquisitions were the largest acquisitions undertaken by F&M in terms of the consideration paid and the size of the acquired institution, respectively. The 1995 acquisition was F&M's second largest acquisition in both categories. In 1996, F&M consummated four acquisitions. To date in 1997, F&M has consummated three acquisitions and has two others pending.

         Competition

         Banks, including the F&M subsidiary banks (the "F&M Banks") and the banks proposed to be acquired (together, the "Banks"), actively compete with other financial institutions and businesses in both attracting and retaining deposits and making loans. Financial institution competitors include banks, savings banks, savings and loan associations and credit unions. Other business competitors include insurance companies, securities brokerage firms, trust companies and investment management firms. While F&M believes it has a competitive advantage because many of its bank office locations represent the only commercial bank office in their community, competition with other financial institutions and businesses, as well as the pricing levels of their products and services, can affect the Banks' ability to obtain and retain customers.

         F&M also faces competition in seeking institutions to acquire. Wisconsin has recently experienced a significant consolidation of its banking industry, and many large holding companies with greater resources than F&M (including several out-of-state holding companies) are actively pursuing acquisitions in Wisconsin. This competition affects the available acquisition opportunities for F&M and can affect the costs of such acquisitions.

         Need for Technological Change

         The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. While F&M's community banking strategy stresses "traditional" personal service, F&M's future success will depend in part on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in F&M's Banks' operations. Many of F&M's competitors have substantially greater resources to invest in technological improvements.

         Banking Industry

         The banking industry is highly regulated by both federal and state regulatory authorities. Regulation includes, among other things, capital reserve requirements, dividend limitations, limitations on products and services offered, geographical limits, consumer credit regulations, community investment requirements and restrictions on transactions with affiliated parties. Financial institution regulation has been the subject of significant legislation in recent years, may be the subject of further significant legislation in the future, and is not within the control of F&M.

This regulation substantially affects the business and financial results of all financial institutions and holding companies, including F&M and the Banks.

         F&M, as a member of the banking industry, is affected by general economic conditions, particularly as those conditions affect the Wisconsin communities served by the F&M Banks. A financial institution's earnings also depend to a large extent upon the relationship between the cost of funds (primarily deposits) and the yield on earning assets (loans and investments). This relationship, known as the interest rate margin, is subject to fluctuation and is affected by regulatory, economic and competitive factors which influence interest rates, the volume and rate of interest on interest-earning assets and interest-bearing liabilities, and the level of non-performing assets.

         Dependence on Chief Executive Officer

         F&M has historically been highly dependent on the services of its Chairman and Chief Executive Officer, Gail E. Janssen. F&M does not have an employment agreement with Mr. Janssen or maintain "key person" life insurance on Mr. Janssen. F&M has recently taken actions to reorganize operations on a regional basis and to augment its corporate staff to help support F&M's substantial growth, to place less dependence on any one individual, and to anticipate management succession. As part of these actions, F&M employed Gary
A. Lichtenberg as its President and Chief Operating Officer in April 1996.

         Cautionary Statement Regarding Forward-Looking Statements

         The discussions in this Prospectus and any Supplement thereto, and in the documents incorporated herein by reference, which are not historical statements (including those in the future tense or including terms such as "believe," "expect" and "anticipate") contain forward-looking statements that involve risks and uncertainties. F&M's actual future results could materially differ from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, the Company's future lending and collection experience, the effects of acquisitions, competition from other institutions, changes in the banking industry and its regulation, needs for technological change, and other factors including those discussed above in "Risk Factors" and in F&M's Management's Discussion and Analysis (which is incorporated herein by reference), as well as those discussed elsewhere in this Prospectus and the documents incorporated herein by reference.

                      F&M MARKET INFORMATION AND DIVIDENDS

         F&M Common trades on The NASDAQ Stock Market ("NASDAQ") under the symbol "FMBK". F&M had approximately 2,950 shareholders of record at February 28, 1997. The following table summarizes high and low prices and cash dividends paid for F&M Common for the periods indicated. The high and low prices represent actual trade prices as reported on NASDAQ.

                                                                          CASH DIVIDENDS
         CALENDAR PERIOD                     HIGH             LOW         PAID PER SHARE
----------------------------------           ----             ---         --------------

1995       1st quarter                     $ 18.18          $ 16.94            $.124
           2nd quarter                       18.18            16.32             .124
           3rd quarter                       20.66            16.84             .124
           4th quarter                       22.73            19.63             .124

1996       1st quarter                       23.55            20.05             .149
           2nd quarter                       26.64            22.32             .149
           3rd quarter                       26.64            25.68             .155
           4th quarter                       29.09            27.05             .155

1997       1st quarter                       29.09            25.09             .18
           2nd quarter
           (through June 25)                 39.00            26.36             .18

           According to information provided by NASDAQ (as adjusted for the subsequent stock 10% dividend), the trading volume of F&M Common on NASDAQ was 1,322,827 shares during 1996 and 962,393 shares during 1995.

         F&M has paid quarterly or annual cash dividends since its inception. The holders of F&M Common are entitled to receive such dividends as are declared by the board of directors of F&M, which considers (and may change) payment of dividends quarterly. The ability of F&M to pay dividends is dependent upon the receipt of dividends from the F&M Banks, payment of which is subject to regulatory restrictions. In determining cash dividends, the board of directors of F&M considers the earnings, capital requirements, debt servicing requirements, financial ratio guidelines issued by the FRB and other banking regulators, financial condition of F&M and the F&M Banks, and other relevant factors. See Note 15 of Notes to F&M's Consolidated Financial Statements and the discussion under "Management's Discussion and Analysis of Results of Operations and Financial Condition--Financial Condition--Capital Adequacy," incorporated herein by reference, for restrictions on the ability of the F&M Banks to pay dividends.

                           F&M SUMMARY FINANCIAL DATA

         The summary financial data presented below for F&M Bancorporation, Inc. for each of the quarters ended March 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1996, which are derived from the Consolidated Financial Statements of F&M and should be read in conjunction with other financial information incorporated by reference in this Prospectus, such as the separate Consolidated Financial Statements and notes thereto of F&M, and Management's Discussion and Analysis of Results of Operations and Financial Condition.


                                           Three Months Ended March 31            Years ended December 31,
                                           ---------------------------       ---------------------------------
                                                 1997         1996             1996         1995          1994
                                                 ----         ----             ----         ----          ----
                                                (unaudited; dollars in thousands, except per share data)
SUMMARY OF OPERATIONS (1)
  Interest income                            $24,542      $20,500           $86,877       $76,091      $63,942
  Interest expense                            11,472        9,234            39,246        33,807       25,074
                                             -------      -------          --------      --------     --------
  Net interest income                         13,070       11,266            47,631        42,284       38,868
  Provision for loan losses                      383          419             2,004         1,653        1,338
  Other income                                 1,609        1,337             5,876         4,649        4,112
  Other expense                                8,318        7,209            30,382        27,727       30,142
  Net income                                   4,147        3,426            14,413        11,987        8,425
  Net income applicable to common stock        4,147        3,426            14,413        11,987        8,403

PERIOD END BALANCE SHEET DATA(1)
  Total assets                             1,274,027    1,029,915        $1,173,494    $  996,278   $  921,384
  Total loans                                961,855      738,039           864,674       700,044      650,236
  Allowance for loan losses                  (11,783)      (9,363)          (10,602)       (8,921)      (8,100)
  Net loans                                  950,072      728,676           854,072       691,123      642,136
  Total deposits                           1,063,665      886,518         1,005,760       866,712      805,431
  Short-term borrowings                       59,600       27,718            41,332        12,194       19,846
  Other borrowings                            18,100        5,333             9,817        10,833        6,366
  Total shareholders' equity                 118,522       97,651           104,949        94,067       82,931

PER SHARE DATA (1)
  Net income per common share                    .50          .45              1.88          1.62         1.10
  Cash dividends (2)                             .18         .149              .607          .496         .396
------------------

(1) Except as indicated, the data have been restated to reflect F&M's acquisition of F&M Bank-Northeast (including both the First National and Pulaski acquisitions) in 1994, F&M Bank-Waushara County in 1995 and F&M Bank-Algoma in 1996 using the pooling of interests method of accounting. See Note 3 of Notes to F&M's Consolidated Financial Statements incorporated herein by reference. The data prior to January 1, 1996 have not been restated to reflect F&M's acquisition of Monycor in February 1996 because that acquisition did not have a material effect on F&M's results of operations or financial condition. The data also have not been restated to reflect F&M's acquisitions of State Bank of East Troy and Green County Bank in 1997; although those acquisitions are being accounted for using the pooling of interests method of accounting, periods prior to January 1, 1997 will not be restated due to the relatively small size of those acquisitions as compared to F&M. The data have not yet been restated to reflect F&M's acquisition of Wisconsin Ban-Corp. in May 1997, although that restatement is not expected to have a significant effect on the Company's financial statements.
(2) Cash dividends per share are not restated to reflect the acquisitions accounted for using the pooling of interests method of accounting.

                            F&M BANCORPORATION, INC.

         F&M Bancorporation, Inc. was formed in 1980 to acquire the shares of Farmers and Merchants Bank of Kaukauna, Wisconsin (now known as F&M Bank-Kaukauna). F&M has grown internally and through acquisitions from a one-bank holding company with total assets of $37 million at its inception to an 18-bank holding company with 55 banking offices. F&M had total assets of $1.3 billion, at March 31, 1997.

         At December 31, 1996, F&M's subsidiary banks (the "F&M Banks") ranged in size from $31 million to $259 million in total assets. The F&M Banks are community banks which provide a full range of services to consumers and businesses in small and medium-sized communities throughout Wisconsin. F&M provides the benefits of holding company affiliation while allowing the F&M Banks to operate with considerable autonomy.

Pending Acquisitions

         Darlington Acquisition. In February 1997, F&M announced the execution of a definitive agreement providing for the acquisition of Citizens National Bancorp., Inc. ("CNB"), the holding company of Citizens National Bank of Darlington ("Darlington Bank"). Darlington Bank has two offices, in Darlington and Hazel Green (in southwest Wisconsin). Under the agreement, F&M would acquire CNB in exchange for shares of F&M Common in an exchange ratio set forth in the Agreement; it is estimated that approximately 577,500 shares of F&M Common would be issued in the transaction (subject to adjustments provided in the agreement). F&M intends to account for the transaction using the pooling of interest method of accounting. The acquisition remains subject to CNB shareholder approval, and certain other customary conditions. While there can be no assurances, F&M expects that the CNB transaction will be consummated in the third quarter of 1997.

         At December 31, 1996, CNB had total assets of $75.3 million, net loans of $48.9 million, total deposits of $65.2 million and shareholder's equity of $9.5 million. For the year ended December 31, 1996, CNB had net income of $653,000.

         Clear Lake Acquisition. In June 1997, F&M executed a definitive agreement for the previously announced proposed acquisition of Clear Lake Bancorp Inc. ("CLB"), the holding company of Landmark Bank ("Landmark"). Landmark, with its main office in Clear Lake, has four offices in northwest Wisconsin. The acquisition is expected to be stock-for-stock, at an exchange ratio to be determined under a formula in the definitive agreement relating to the proposed acquisition. F&M intends to account for the transaction using the pooling of interest method of accounting. The acquisition remains subject to CLB shareholder approval, regulatory approvals, and other customary conditions. F&M expects that the total value of shares to be issued in the transaction will be approximately $5.7 million to $6.0 million. While there can be no assurances, F&M expects that the CLB transaction will be consummated in late 1997.

         At December 31, 1996, CLB had total assets of $35.0 million, net loans of $24.5 million, total deposits of $31.8 million and shareholder's equity of $2.1 million. For the year ended December 31, 1996, CLB had net income of $191,000.

         Dundas, Minnesota Acquisition. In June 1997, F&M announced the signing of a letter of intent for the proposed acquisition of Sentry Bancorp., Inc. ("SBI"), the holding company of Cannon Valley Bank ("CVB"). CVB has its office in the community of Dundas in southeastern Minnesota, and the acquisition would represent F&M's first office outside of Wisconsin. The acquisition is expected to be cash transaction, in an amount to be determined under a formula to be included in the definitive agreement relating to the proposed acquisition. F&M intends to account for the transaction using the purchase method of accounting. The acquisition remains subject to execution of a definitive agreement, SBI shareholder approval, regulatory approvals, and other customary conditions. While there can be no assurances, F&M expects that the SBI transaction will be consummated in late 1997.

         At December 31, 1996, SBI had total assets of $24.9 million, net loans of $18.3 million, total deposits of $22.6 million and shareholder's equity of $2.0 million. For the year ended December 31, 1996, SBI had net income of $385,000.

         Antigo Office Acquisition. In June 1997, F&M announced execution of an agreement to acquire the Antigo branch office of Security Bank ("Security"), which is being divested in connection with Security's acquisition by Marshall & Ilsley Corporation ("M&I"). The acquisition is expected to include the purchase of the branch building and other fixed assets and the assumption of deposit liabilities in a cash transaction, in which F&M will purchase the physical assets and will be reimbursed in cash (reduced by an agreed-upon premium) for the assumption of deposits. The transaction is subject to regulatory approval, consummation of the proposed acquisition of Security by M&I and other customary conditions. Security's Antigo office currently has total deposits of approximately $35 million.


Recent Developments

         Prairie du Chien Acquisition. On May 30, 1997, F&M acquired Wisconsin Ban Corp. ("WBC"), the holding company of Prairie City Bank ("PCB"). PCB, which has been renamed "F&M Bank-Prairie du Chien", has five offices in southwest Wisconsin. F&M acquired WBC in exchange for 637,010 shares of F&M Common. Also, outstanding WBC preferred stock was redeemed for approximately $350,000 in cash, and outstanding indebtedness of WBC to its shareholders and affiliates, in the amount of approximately $2.6 million (including accrued interest) was re-paid in cash. F&M is accounting for the transaction using the pooling of interests method of accounting.

         At December 31, 1996, WBC had total assets of $87.3 million, net loans of $56.0 million, total deposits of $69.9 million and shareholders' equity of $8.5 million. For the year ended December 31, 1996, WBC had net income of $740,000.

         Brodhead Acquisition. On February 27, 1997, F&M acquired Green County Bank ("GCB"), with one office in Brodhead in south-central Wisconsin. GCB has been renamed "F&M Bank-Brodhead." F&M acquired GCB in exchange for 201,264 shares of F&M Common Stock ("F&M Common"), in a formula amount set forth in the definitive acquisition agreement; the total value of those shares was approximately $5.4 million for purposes of the agreement. F&M is accounting for the transaction using the pooling of interests method of accounting, although periods prior to January 1, 1997 will not be restated because of the relatively small size of GCB as compared to F&M.

         At December 31, 1996, GCB had total assets of $31.5 million, net loans of $21.5 million, total deposits of $28.1 million and shareholders' equity of $3.2 million. For the year ended December 31, 1996, GCB had net income of $287,000.

         East Troy Acquisition. On January 10, 1997, F&M acquired East Troy Bancshares, Inc. ("ETB"), which owned all of the shares of State Bank of East Troy (renamed "F&M Bank-East Troy"), with one office in East Troy in southeast Wisconsin. F&M's acquisition of ETB was made in exchange for 483,993 shares of F&M Common, valued for purposes of the transaction at $13.5 million for purposes of the agreement. F&M is accounting for the transaction using the pooling of interests method of accounting, although periods prior to January 1, 1997 will not be restated because of the relatively small size of ETB as compared to F&M.

         At December 31, 1996, ETB had total assets of $56.0 million, net loans of $43.2 million, total deposits of $46.6 million and shareholders' equity of $7.7 million. For the year ended December 31, 1996, ETB had net income of $224,000.

Subsidiary Banks

         F&M owns 18 subsidiary banks (the "Banks" or the "F&M Banks"), all of which are Wisconsin state banks, and each of which (other than recently acquired banks which have not yet become members) is a member of the Federal Reserve System. The Banks are community banks which provide a full range of services to consumers and businesses in small and medium-sized communities throughout Wisconsin. F&M provides the benefits of holding company affiliation while allowing the Banks to operate with considerable autonomy.

         The following table presents certain information as to the F&M Banks. Each of the F&M Banks is wholly-owned by F&M.


                                                                      NO. OF FULL
                                                      YEAR          SERVICE OFFICES        TOTAL ASSETS
                     BANK                         ACQUIRED (1)        AT 3/31/97            AT 12/31/96
         ---------------------------------        ------------     ----------------        -------------
                                                                                           (in millions)

         F&M Bank-Kaukauna                            1980                 5                  $119.6
         F&M Bank-Appleton                            1981                 3                   60.7
         F&M Bank-Hilbert                             1983                 3                   29.4
         F&M Bank-Winnebago County                    1985                 3                   93.5
         F&M Bank-New London                          1987                 1                   32.7
         F&M Bank-Portage County                      1987                 2                   74.2
         F&M Bank-Fennimore                           1988                 1                   46.3
         F&M Bank-Potosi                              1988                 2                   33.4
         F&M Bank-Lancaster                           1990                 1                   42.6
         F&M Bank-Lakeland                            1991                 7                   149.1
         F&M Bank-Kiel                                1991                 1                   43.6
         F&M Bank-Northeast                           1994                11                   259.3
         F&M Bank-Waushara County                     1995                 5                   101.2
         F&M Bank-Superior                            1996                 1                   32.1
         F&M Bank-Algoma                              1996                 2                   51.0
         F&M Bank-East Troy                           1997                 1                   56.2
         F&M Bank-Brodhead                            1997                 1                   31.5
         F&M Bank-Prairie du Chien                    1997                 5                   87.2
------------------

(1) In the case of F&M Banks resulting from mergers, represents the date F&M first acquired any of the constituent banks in those mergers.


         F&M's network of community banks generally operates with significant local autonomy, with general oversight and support from F&M. F&M believes this autonomy allows the F&M Banks to better serve the customers in their respective communities, and thus enhances the F&M Banks' business opportunities and operations. After acquiring banks, F&M generally maintains local bank charters and keeps intact existing management and boards of directors. Generally, F&M Bank managements operate independently of F&M in selecting deposit products developed by F&M and in making pricing and credit decisions. F&M maintains an approval procedure for new loans above certain threshold amounts and provides ongoing loan review and administration assistance and other services for the F&M Banks. F&M encourages F&M Bank officers and employees to be active in community groups and projects.

                          INFORMATION AS TO F&M COMMON

         The Restated Articles of Incorporation of F&M, as amended (the "Articles"), provide that F&M has authority to issue 20,000,000 shares of Common Stock, $1.00 par value ("F&M Common"). The outstanding shares of F&M Common are, and the shares to be issued in transactions will be, fully paid and nonassessable, except for statutory liability of shareholders under Section 180.0622(2) (b) of the Wisconsin Business Corporation Law (the "WBCL"), as judicially interpreted, for certain unpaid indebtedness to employees for services rendered.

         The holders of F&M Common are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Shareholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than 50% of the voting rights are able to elect all of the directors. F&M's Articles and Bylaws provide for classification of the board of directors into three classes, one class being subject to election in each year for three-year terms.

         Dividends may be paid to holders of F&M Common when, as and if declared by the board of directors out of funds legally available therefor, subject to any contractual restrictions on the payment of dividends. In the event of any liquidation, dissolution or winding-up of F&M, the holders of F&M Common will be entitled to receive a pro rata share of the assets of F&M remaining after payment or provision for payment of the debts and other liabilities of F&M. The holders of F&M Common are not entitled to any preemptive, subscription, redemption or conversion rights. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Financial Condition--Capital Adequacy" and Note 15 of Notes to F&M's Consolidated Financial Statements (which are incorporated herein by reference) for discussions of restrictions on F&M Banks' ability to pay dividends to F&M.

         Certain Statutory Provisions


         Except as may otherwise be provided by law, the requisite affirmative vote of shareholders for certain corporate actions, including a merger or share exchange with another corporation, sale of all or substantially all of the corporate property and assets, or voluntary liquidation of F&M, is a majority of all the votes entitled to be cast on the transaction by each voting group of outstanding shares entitled to vote thereon. Sections 180.1130 through
180.1134 of the WBCL provide generally that, in addition to the vote otherwise required by law or the articles of incorporation of an "issuing public corporation" (defined to mean a corporation domiciled in Wisconsin with at least 500 shareholders of record, including 100 shareholders of record who have unlimited voting rights and are Wisconsin residents), certain "business combinations" not meeting certain adequacy-of-price standards specified in the statute must be approved by (a) the holders of at least 80% of the votes entitled to be cast and (b) two-thirds of the votes entitled to be cast by the corporation's outstanding voting shares owned by persons other than a "significant shareholder" who is a party to the transaction or an affiliate or associate thereof. Section 180.1130 defines "business combination" to include, subject to certain exceptions, a merger or share exchange of the issuing public corporation (or any subsidiary thereof) with or the sale or other disposition of substantially all assets of the issuing public corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the issuing public corporation. The statute also restricts the repurchase of shares and the sale of corporate assets by an issuing public corporation in response to a take-over offer. F&M presently meets the definition of "issuing public corporation."

         Also, Section 180.1150 of the WBCL provides that the voting power of shares of an "issuing public corporation" which are held by any person in excess of 20% of the voting power of the issuing public corporation's shares shall be limited to 10% of the full voting power of such excess shares. This statutory voting restriction is not applicable to shares acquired directly from F&M, to shares acquired in a transaction incident to which shareholders of F&M vote to restore the full voting power of such shares and under certain other circumstances.

         Sections 180.1140 through 180.1144 of the WBCL prohibit certain "business combinations" between a "resident domestic corporation" and a person beneficially owning 10% or more of the outstanding voting stock of such corporation (an "interested shareholder") within three years after the date such person became a 10% beneficial owner (the "acquisition date"), unless the business combination or the acquisition of such stock has been approved before the acquisition date by the corporation's board of directors. After such three-year period, a business combination with the interested shareholder may be consummated only with the approval of the holders of a majority of the voting stock not beneficially owned by the interested shareholder, unless the combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by disinterested shareholders. F&M presently meets the definition of a "resident domestic corporation."

         The foregoing provisions of the WBCL, the classification of F&M's board of directors and the ability to issue additional shares of F&M Common without further shareholder approval (except as may be required under NASDAQ Stock Market corporate governance standards), could have the effect, among others, of discouraging take-over proposals for F&M or impeding a business combination between F&M and a major shareholder.


                              PLAN OF DISTRIBUTION

         This Prospectus covers the offer and sale by F&M of up to 2,850,023 shares of F&M Common, which F&M may issue from time to time in connection with the future acquisitions of other businesses, or securities of other businesses, in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act or as otherwise permitted under the Securities Act.

         F&M expects that the terms upon which it may issue the shares in business combination transactions will be determined through negotiations with the boards of directors, principal owners and/or other representatives of the businesses to be acquired. It is expected that the shares of F&M Common that are issued will be valued at prices reasonably related to the market prices for F&M Common prevailing at either the time an acquisition agreement is executed or at the time an acquisition is consummated.

         Of the shares being offered hereby, it is expected that approximately 577,500 shares will be issued in connection with F&M's pending acquisition of Citizens National Bancorp, Inc. and a number of shares to be determined will be issued in connection with F&M's pending acquisition of Clear Lake Bancorp Inc. There can be no assurances that such acquisitions will be completed as anticipated. In the event that any of such acquisitions is not completed, shares which were to have been issued in such acquisitions may be offered in connection with other future acquisitions. See "F&M Bancorporation, Inc. - Pending Acquisitions."

         All expenses to these offerings are expected to be borne by F&M, although any business to be acquired is likely to be required to bear all of its expenses in connection with any business combination transaction. Because any supplement to this registration statement may also constitute a proxy statement of such acquired business, the acquired business may bear certain of the expenses relating thereto.

         No underwriting discounts or commissions will be paid in connection with the issuance of shares of F&M Common by F&M in any business combination transactions, although F&M (or an acquired business) may engage investment advisors in connection with the evaluation of any specific acquisition.

                                 LEGAL OPINIONS

         Quarles & Brady, Milwaukee, Wisconsin, special counsel for F&M, and McCarty, Curry, Wydeven, Peeters & Haak, Kaukauna, Wisconsin, general counsel for F&M, will render opinions on the legality of the shares being offered hereby and as to certain other matters in connection with the business combination transactions pursuant to which shares of F&M Common may be issued. Two Quarles & Brady attorneys providing services with respect to the Registration Statement own an aggregate of 8,618 shares of F&M Common.

                                    EXPERTS

          The consolidated financial statements of F&M as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, have been audited by Wipfli Ullrich Bertelson LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                 PROCEDURE FOR SUBMITTING SHAREHOLDER PROPOSALS

         Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, F&M shareholders may present proper proposals for inclusion in F&M's proxy statement and for consideration at its annual meeting of shareholders in a timely manner. If F&M's 1998 annual meeting is held as scheduled, the date for timely submission is December 1, 1997; if the meeting is materially delayed, shareholders will be informed of a new date for submission.

                                      ___, 1997




Dear Fellow Shareholder:

          You are cordially invited to attend a Special Meeting of Shareholders of Citizens National Bancorp, Inc. (the "CNB") to be held on August 8, 1997 at the Fellowship Hall of the Immanuel United Church of Christ, 339 East Louisa Street, Darlington, Wisconsin (the "Special Meeting"). The Special Meeting will begin at 10:30 a.m., Central Time. At the Special Meeting, you will be asked to approve a Plan and Agreement of Merger and Reorganization dated as of February 26, 1997, as amended May 29, 1997 and June 23, 1997 (the "Agreement"), which provides for the merger (the "Merger") of CNB and a wholly-owned subsidiary of F&M Bancorporation, Inc. ("F&M"). The Agreement provides that, upon consummation of the Merger, each holder of CNB Common Stock will be entitled to receive, for each share of CNB Common Stock, no par value ("CNB Common") held at the time of the Merger, 82.347 shares of F&M Common Stock, $1.00 par value ("F&M Common") subject to certain conditions and adjustments set forth in the Agreement.

         THE BOARD OF DIRECTORS OF CNB BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF CNB AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AGREEMENT.

         The attached Supplemental Prospectus/Proxy Statement ("Supplemental Statement") will provide you with a detailed description of the Agreement and the transactions contemplated thereby. The Agreement itself is attached as Exhibit C to the Supplemental Statement. A separately attached Prospectus of F&M (the "Prospectus") will provide you with additional information about F&M. Extensive information concerning F&M and CNB is also provided in the Supplemental Statement. Please give this information your careful attention.

         The affirmative vote of the holders of not less than a majority of the shares of CNB Common Stock entitled to vote at the Special Meeting is required to approve the Agreement and the Merger. The failure to execute and return the accompanying proxy card and or to vote in person at the Special Meeting will have the effect of a vote cast against the Agreement. Furthermore, abstentions will have the same effect as votes cast against approval of the Agreement. To assure that your shares are represented in voting on this very important matter, please complete and return the accompanying proxy card promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting. If you do attend, you may, if you wish, revoke your proxy and vote your shares in person at the Special Meeting.

         If you require assistance, please contact me at CNB at 608/776-4458.

                                            Very truly yours,



                                            Timothy P. McGettigan
                                            Chief Executive Officer

                        CITIZENS NATIONAL BANCORP, INC.
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON  AUGUST 8, 1997


To the Shareholders of Citizens National Bancorp, Inc.:

         NOTICE is hereby given that a special meeting of the shareholders of Citizens National Bancorp, Inc., a Wisconsin corporation ("CNB"), will be held at Fellowship Hall of the Immanuel United Church of Christ, 339 East Louisa Street, Darlington, Wisconsin on August 8, 1997, at 10:30 a.m. local time, for the purpose of considering and voting upon the following matters:

         1. Approval of the transactions contemplated in a Plan and Agreement of Merger and Reorganization, as amended, between F&M Bancorporation, Inc. ("F&M") and CNB, including approval of the merger transaction contemplated by the Agreement in which shares of CNB Common will be converted into shares of F&M Common (the "Merger"); and

         2. Such other matters relating to the foregoing as may properly be brought before the meeting or any adjournment thereof;

all as set forth in the accompanying Supplemental Statement of F&M and CNB.

         The Board of Directors has fixed the close of business on June 25, 1997 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Special Meeting or any adjournment thereof.

         The affirmative vote of the holders of not less than a majority of the outstanding shares of CNB Common Stock entitled to be cast is required for approval of the Merger. Dissenting CNB shareholders have certain rights of appraisal in this matter; see "Rights of Dissenting Shareholders of CNB" in the Supplemental Statement and the statutory provisions of Wisconsin law set forth on Exhibit B thereto.

         WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY TO CNB PROMPTLY IN THE ACCOMPANYING POST-PAID ENVELOPE. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER YOUR HOLDINGS ARE LARGE OR SMALL. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

                                        By order of the Board of Directors,




                                        Timothy P. McGettigan


__________, 1997
Darlington, Wisconsin

        PROXY STATEMENT
               FOR                             SUPPLEMENTAL PROSPECTUS
 SPECIAL MEETING OF SHAREHOLDERS                       OF
                OF                             F&M BANCORPORATION, INC.
 CITIZENS NATIONAL BANCORP, INC.

         This Supplemental Prospectus/Proxy Statement (the "Supplemental Statement") relates to the proposed acquisition of Citizens National Bancorp, Inc., a Wisconsin corporation ("CNB"), by F&M Bancorporation, Inc., a Wisconsin corporation ("F&M"), as described herein. A separately attached prospectus of F&M (the "Prospectus") is also being delivered to shareholders of CNB and contains further information about F&M.

         The acquisition of CNB by F&M will be made by means of a merger transaction (the "Merger") in which CNB will be merged into F&M Merger Corporation, a wholly owned subsidiary of F&M ("Subsidiary"), and each outstanding share of common stock, no par value, of CNB ("CNB Common") will be converted into 82.347 shares of Common Stock, $1.00 par value, of F&M ("F&M Common") subject to certain conditions and adjustments as provided in the Plan and Agreement of Merger and Reorganization among F&M, Subsidiary and CNB dated as of February 26, 1997, as amended May 29, 1997 and June 23, 1997 (the "Agreement"). For further information, see "The Merger -- Conversion of CNB Common into F&M Common."

         FOR CERTAIN RISK FACTORS RELATING TO THIS OFFERING, SEE "RISK FACTORS" ON PAGES 5 AND 6 OF THE PROSPECTUS.

         The date of this Supplemental Statement is ___, 1997 and the date of the Prospectus is ___, 1997. This Supplemental Statement and the separately attached Prospectus are first being mailed to CNB shareholders on or about ___, 1997. On June 25, 1997, the closing sales price of F&M as reported on The NASDAQ Stock Market was $38.50.

         The information contained in this Supplemental Statement concerning CNB and F&M has been supplied by each of them, respectively. No person has been authorized in connection with this offering to give any information or to make any representations other than contained, or incorporated by reference, in this Supplemental Statement.

                                -----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SUPPLEMENTAL STATEMENT.
                    ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS SUPPLEMENTAL STATEMENT IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY F&M, CNB,OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS SUPPLEMENTAL STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF F&M OR CNB SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

F&M is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by F&M with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Also, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants (such as F&M) that file electronically with the Commission.

F&M has filed with the Commission a Post-Effective Amendment No. 1 to a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued pursuant to or as contemplated by the Agreement. This Supplemental Statement does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Supplemental Statement or in any document incorporated in this Supplemental Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete (although all required material disclosures are included herein), and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by F&M pursuant to the Exchange Act are incorporated by reference in this Supplemental Statement:

         (i) F&M's Annual Report on Form 10-K for the year ended December 31, 1996;
         (ii) F&M's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;
         (iii) F&M's Current Reports on Form 8-K dated January 10, 1997 and May 30, 1977; and
         (iv) The description of F&M Common included in Item 11 to F&M's Registration statatement on Form 10, as amended by Post-Effective amendment No. 2 thereto filed September 16, 1993.

         All reports and definitive proxy or information statements filed by F&M pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Supplemental Statement shall be deemed to be incorporated by reference into this Supplemental Statement from the date of the filings of such documents.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Supplemental Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Supplemental Statement.

THIS SUPPLEMENTAL STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS SUPPLEMENTAL STATEMENT IS DELIVERED, WITHOUT CHARGE, ON WRITTEN OR ORAL REQUEST TO F&M BANCORPORATION, INC., ONE BANK AVENUE, KAUKAUNA, WISCONSIN 54130 (TELEPHONE 414/766-1717), ATTN: CORPORATE SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING, ANY REQUESTS SHOULD BE MADE BY AUGUST 3, 1997.

                               TABLE OF CONTENTS
                             SUPPLEMENTAL STATEMENT


                                                                                                          PAGE NO.

GENERAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             4

THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             5

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             6

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            11

RIGHTS OF DISSENTING SHAREHOLDERS OF CNB  . . . . . . . . . . . . . . . . . . . . . . . . . . . .            20

MARKET INFORMATION AND DIVIDENDS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            22

CNB MANAGEMENT'S DISCUSSION AND ANALYSIS  OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION  . . .            25

CITIZENS NATIONAL BANCORP, INC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            34

INFORMATION AS TO SECURITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            36

LEGAL OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            37

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            37

INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            38


EXHIBIT A:  Fairness Opinion of Robert W. Baird & Co. Incorporated. . . . . . . . . . . . . . . .            A-1
EXHIBIT B:  Subchapter XIII of the Wisconsin Business Corporation Law . . . . . . . . . . . . . .            B-1
EXHIBIT C:  Text of the Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            C-1

ENCLOSURES:
         Proxy Form, with return envelope

                              GENERAL INFORMATION

         This Supplemental Statement is being furnished to the shareholders of CNB in connection with the proposed Merger, in which each share of CNB Common will be converted into 82.347 shares of F&M Common subject to certain conditions and adjustments set forth in the Agreement, and the solicitation of proxies on behalf of CNB's Board of Directors to be voted at the special meeting of shareholders of CNB to be held on August 8, 1997 and at any adjournment thereof (the "Special Meeting"). The purpose of the Special Meeting and of this solicitation is to obtain shareholder action with regard to the approval of the Merger pursuant to the Agreement.

         The Agreement provides for the acquisition of CNB by F&M through the merger of Subsidiary, a Wisconsin corporation organized by F&M specifically for transactions of this type, into CNB. In the Merger, shares of CNB Common will be converted into shares of F&M Common subject to certain conditions and adjustments as set forth in the Agreement. See "The Merger -- Conversion of CNB Common into F&M Common." See "The Special Meeting" and "The Merger."

         Consummation of the Merger is subject to the satisfaction of several conditions, including approval by the shareholders of CNB at the Special Meeting, qualifying for pooling of interests accounting, and obtaining the requisite approval of the Board of Governors of the Federal Reserve System ("FRB") under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act") and expiration of the statutory waiting period after such approval. An application seeking approval of the FRB was filed on April 3, 1997 and was approved on May 15, 1997.

         The cost of solicitation of proxies will be borne by CNB. However, because this Supplemental Statement also constitutes a disclosure document with respect to F&M Common, F&M paid the costs and expenses of the preparation hereof. In addition to solicitation by mail, directors, officers and employees of CNB may solicit proxies by telephone or personal contact, but will receive no additional compensation for such services.

         The information contained in this Supplemental Statement concerning CNB and F&M has been supplied by each of them, respectively. The information contained in the separately attached Prospectus was supplied by F&M. This Supplemental Statement and the attached Prospectus is being mailed to CNB shareholders on or about ___, 1997.

                              THE SPECIAL MEETING

         In order to approve the transactions contemplated by the Agreement, the affirmative vote of holders of not less than a majority of outstanding shares of CNB Common entitled to be cast must be received at the Special Meeting. Obtaining the requisite vote is a requirement of Wisconsin law, and is therefore required by the Agreement and may not be waived.

         In order to approve the Merger transaction described herein, the affirmative vote of holders of not less than a majority of outstanding shares of CNB Common entitled to be cast must be received at the Special Meeting. The Wisconsin Business Corporation Law ("WBCL") affords those shareholders of CNB who properly exercise their right to dissent from the Merger, in accordance with the statutory procedures, the right to receive payment of the "fair value" of their shares in cash. See "Rights of Dissenting Shareholders of CNB" herein and Exhibit A hereto.

         Each shareholder of record of CNB Common at the close of business on June 25, 1997, will be entitled to one vote for each share of CNB Common registered in such shareholder's name. At that date, there were 7,013 shares of CNB Common issued and outstanding, all of which are entitled to vote. Directors and executive officers of CNB, all of whom intend to vote FOR the Merger, together own 2275.5 shares of CNB Common, or 32.4% of the issued and outstanding shares. See "Citizens National Bancorp, Inc.--Share Ownership."

         Shares represented at the Special Meeting by a properly executed proxy will be voted in accordance with the specification made on the proxy; if no specification is made, such shares will be voted FOR approval of the Merger. Any shareholder submitting a proxy has the right to revoke the proxy at any time before it is voted by giving written notice to the Secretary of CNB, by giving oral notice to the presiding officer during the Special Meeting that the shareholder intends to vote in person, or by submitting a subsequently dated proxy. Attendance by a shareholder at the Special Meeting will not in and of itself constitute revocation of a proxy. PLEASE RETURN THE SIGNED PROXIES TO CNB IN THE POST-PAID ENVELOPE PROVIDED FOR THAT PURPOSE.

         THE BOARD OF DIRECTORS OF CNB RECOMMENDS APPROVAL OF THE MERGER, AS IT BELIEVES THE MERGER TO BE IN THE BEST INTERESTS OF CNB AND ITS SHAREHOLDERS.

         Proxies are being solicited on behalf of CNB's Board of Directors. CNB's Board of Directors does not intend to present any other matter before the Special Meeting. By law, the only business that may be conducted at a special meeting of shareholders is the business described in the notice of meeting.

                                    SUMMARY

         The following is a brief summary of certain information contained in this Supplemental Statement, including summaries of information believed by the parties to be material. This summary is intended merely to supply pertinent facts and highlights of the material contained in or accompanying this Supplemental Statement. The information contained in this summary is qualified by reference to more detailed information contained elsewhere, or incorporated by reference, in this Supplemental Statement.

The Merger

         The Agreement provides for the acquisition of CNB by F&M through the merger of Subsidiary into CNB. In the Merger, shares of CNB Common will be automatically converted into 82.347 shares of F&M Common subject to certain conditions and adjustments set forth in the Agreement. See "The Merger" and the text of the Agreement at Exhibit C hereto.

Purpose of the Special Meeting

         Shareholders of CNB are being asked to approve the Merger. Such approval is required for F&M to complete the Merger.

Parties

         F&M and CNB, Wisconsin corporations, are registered bank holding companies subject to supervision and regulation by the FRB under the Bank Holding Company Act. The Citizens National Bank of Darlington (the "Darlington Bank"), a wholly-owned subsidiary of CNB, is a national bank subject to the supervision of the Office of the Comptroller of the Currency ("OCC"), the FRB, and the Federal Deposit Insurance Corporation ("FDIC").

         CNB, which has its principal executive offices at 207 Wells Street, P.O. Box 90, Darlington, Wisconsin (telephone: 608/776-4458), had total assets of $74.5 million at March 31, 1997. The Bank has a main office in Darlington which is located in Lafayette County and a branch office in Hazel Green, which is located in Grant County. Lafayette and Grant Counties are both located in Southwest Wisconsin.

         F&M, which has its principal executive offices at One Bank Avenue, Kaukauna, Wisconsin 54130 (telephone: 414/766-1717), had total consolidated assets of $1.3 billion at March 31, 1997. F&M has 18 Wisconsin state bank subsidiaries, all of which are FDIC members and are subject to the supervision of the Wisconsin Department of Financial Institutions, Division of Banking.
All but two of the F&M Banks are Federal Reserve System members; the other two subsidiary banks have been recently acquired and are in the process of becoming members. Together, the subsidiary banks have 55 offices, all in Wisconsin. Subsidiary is a wholly-owned subsidiary of F&M formed to effect transactions of this type.

         See "F&M Bancorporation, Inc." in the Prospectus and "Citizens National Bancorp, Inc." herein.

Conversion of CNB Common Into F&M Common

         In the Merger, shares of CNB Common will be converted into 82.347 shares of F&M Common, subject to certain conditions and adjustments set forth in the Agreement. Only full shares will be issued; fractional share interests will be converted into cash at a per share price based upon market value of F&M Common. See "The Merger -- Conversion of CNB Common into F&M Common."

Dissenters' Appraisal Rights

         Any shareholder or beneficial shareholder of CNB who complies with the procedural requirements of the WBCL in exercising his dissenters' rights will be entitled to receive cash in the amount of the "fair value" of his shares as determined pursuant to the exercise of such rights, instead of shares of F&M Common or cash contemplated by the terms of the Agreement. Failure to comply with each of the detailed statutory procedural requirements may result in a loss of such appraisal rights. A condition, which can be waived by F&M, to its obligation to conclude the transaction is that holders of less than 10% of the issued and outstanding CNB Common will have elected to exercise such rights. See "The Merger -- Conditions to the Merger," "Rights of Dissenting Shareholders of CNB" and the statutory provisions set forth in Exhibit B hereto.

         If a CNB shareholder fails to perfect his or her dissenters' rights by failing strictly to comply with the applicable statutory requirements, he or she will be bound by the terms of the Agreement. An executed proxy on which no voting direction is made will be voted FOR approval of the Merger, so a dissenting shareholder who wishes to have his or her shares represented by a proxy at the Special Meeting but preserve his dissenters' rights must mark his or her proxy card either to vote against the Merger or to abstain from voting thereon, in addition to complying with the other requirements as described herein.

Fairness Opinion

Robert W. Baird & Co. Incorporated ("Baird") has delivered to the Board of Directors of CNB its written opinion, February 26, 1997, to the effect that, as of such date, the Exchange Ratio (as defined therein) is fair, from a financial point of view, to the holders of CNB Common. The full text of the opinion of Baird, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Exhibit A hereto. HOLDERS OF CNB COMMON ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY. See "The Merger--Opinion of Financial Advisor to CNB".

Conditions to the Merger

         The Merger is conditioned upon approval by CNB shareholders, appropriate regulatory approval by the FRB, and other conditions set forth in the Agreement. See "The Merger -- Conditions to the Merger."

         As of March 31, 1997, directors and executive officers of CNB, including their spouses and their affiliates, beneficially owned an aggregate of 2,275.5 shares of CNB Common, or 32.4% of the outstanding shares of CNB Common. Such persons have indicated that they intend to vote their shares of CNB Common in favor of the Merger. The directors and executive officers of F&M, and their affiliates, do not own any shares of CNB Common. See "Citizens National Bancorp, Inc.--Share Ownership."

Federal Income Tax Consequences

         The transaction contemplated by the Agreement has been structured by the parties with the intent that it will constitute a reorganization resulting in no recognizable gain or loss for federal income tax purposes by those CNB Common shareholders to the extent they receive shares of F&M Common in exchange for their shares of CNB Common. (However, the receipt of cash in lieu of fractional share interests, and upon exercise of dissenters' rights, will be taxable.) The parties have not sought any rulings from the Internal Revenue Service that the transaction constitutes a non-taxable reorganization.
However, it is a condition to consummation of the Merger that McCarty, Curry, Wydeven, Peeters & Haak, counsel to F&M, will issue an opinion as to the tax-free nature of the exchange to holders of CNB Common who receive F&M Common in the Merger, and as to the tax effects of cash in lieu of fractional share interests. In the Agreement, however, F&M has made no representations or warranties as to tax consequences of the Merger. See "The Merger -- Federal Income Tax Consequences."

Comparison of F&M Common with CNB Common

         F&M and CNB are organized under the Wisconsin Business Corporation Law ("WBCL"). The WBCL determines the rights of holders of common stock of each such entity, except as otherwise permissibly provided in their respective articles of incorporation or bylaws. While the rights of both entities' shareholders are similar, there are also important differences.

         F&M is subject to statutory anti-takeover provisions and its articles of incorporation and bylaws provide for classification of the Board of Directors; neither apply to CNB. Both F&M and CNB shareholders are subject to statutory personal liability for certain employee wage claims. See "Information as to Securities--Comparison of F&M Common with CNB Common."

         In addition to the differences between F&M Common and CNB Common themselves, differences exist in their trading markets. F&M trades on the NASDAQ Stock Market, while the trading market for shares of CNB Common has been limited.

Required Vote

         The affirmative vote of holders of not less than a majority of the outstanding shares of CNB Common entitled to be cast is required under Wisconsin law to permit the Merger.

Interests of Darlington Bank Insiders

         As of March 31, 1997, directors and executive officers of CNB, including their spouses and their affiliates, beneficially owned an aggregate of 2,275.5 shares of CNB Common, or 32.4% of the outstanding shares of CNB Common entitled to vote at the Special Meeting. Such persons have indicated that they intend to vote for the Merger, and to vote their shares of CNB Common in favor of the Merger. The directors and executive officers of F&M, and their affiliates, do not own any shares of CNB Common. See "General Information" and "Citizens National Bancorp, Inc.--Share Ownership."

         The parties contemplate that Darlington Bank will enter into an employment agreement with Timothy P. McGettigan, currently President and Chief Executive Officer of Darlington Bank. The employment agreement will be for a two-year term, and provide that Mr. McGettigan will remain in his current position at his current salary and benefit level. The parties also contemplate that the current members of Darlington Bank's Board of Directors will continue as members of the Board of Directors of Darlington Bank after the Effective Time. Retirement from the Board of Directors will occur at age seventy (70) consistent with F&M's policies, provided that any current director may remain a director until the earlier of either two (2) years from the Effective Time or the 1999 annual shareholders' meeting of Darlington Bank.

         See "The Merger -- Management after the Merger."

Management after the Merger

         Upon consummation of the Merger, F&M expects to continue to operate Darlington Bank as a separate entity under the control, direction and general policies of F&M. F&M may convert Darlington Bank to a state charter. It is further anticipated that F&M's Chairman of the Board, Gail E. Janssen, or another F&M designee, will be elected to the Board of Directors of Darlington Bank. As with all of F&M's subsidiary banks (the "F&M Banks"), F&M will perform certain functions and provide certain services for Darlington Bank, and Darlington Bank will pay F&M a management fee therefor.

         See "Interests of Darlington Bank Insiders" above for information regarding the proposed employment contract of Mr. McGettigan and agreements to maintain the board membership of current Darlington Bank directors. See also "The Merger -- Management after the Merger."

Accounting Treatment

         F&M intends to account for the acquisition of CNB by using the pooling of interests method of accounting.

Recommendation of CNB Directors

         THE BOARD OF DIRECTORS OF CNB RECOMMENDS APPROVAL OF THE MERGER. See "The Merger -- Reasons for the Merger."

Comparative Unaudited Per Share Data

         The following table sets forth for F&M Common and CNB Common certain unaudited historical, pro forma and pro forma equivalent per share financial information for each of the three years ended December 31, 1996, 1995 and 1994 and the three months ended March 31, 1997 and 1996. F&M per share information has been restated to effect F&M's 10% stock dividend in June 1996 and 1997.
The information should be read in conjunction with the financial statements and other information appearing elsewhere in this Supplemental Statement and in the Prospectus. It is assumed that the exchange ratio will be 82.347 shares of F&M Common for each share of CNB Common. See "The Merger -- Conversion of CNB Common into F&M Common."

                                              As of and for the three           As of and for the
                                              months ended March 31,        years ended December 31,
                                              ----------------------        ------------------------
                                                  1997         1996        1996        1995       1994
                                                  ----         ----        ----        ----       ----
F&M
Net Income per Common Share (1):
    Historical  . . . . . . . . . . . . . .       $.50         $.45       $1.88       $1.60       $1.12
    Pro forma (2) . . . . . . . . . . . . .       $.49         $.44       $1.78       $1.58       $1.14

Dividends Paid per Common Share:
    Historical  . . . . . . . . . . . . . .        .18         .149        .607        .496       .396
    Pro forma (3) . . . . . . . . . . . . .        .18         .149        .607        .496       .396

Shareholders' Equity per Common Share:
    Historical  . . . . . . . . . . . . . .      $14.16         (A)       $13.66       (A)         (A)

    Pro forma (2) . . . . . . . . . . . . .      $14.19         (A)       $13.82       (A)         (A)

CNB
Net Income per Common Share (1):
    Historical  . . . . . . . . . . . . . .      $30.80         $30.66   $ 41.07     $109.23       $122.06
    Pro forma equivalent (4)  . . . . . . .      $40.35         $36.23   $146.58     $130.11        $93.88


Dividends Paid per Common Share:
    Historical  . . . . . . . . . . . . . .        -0-          -0-       71.00       71.00       57.00
    Pro forma equivalent (4)  . . . . . . .       14.82        12.27      49.98       40.84       32.61

Shareholders' Equity per Common Share:
    Historical  . . . . . . . . . . . . . .      $1.333         (A)       $1,308       (A)         (A)
    Pro forma equivalent (4)  . . . . . . .      $1.275         (A)       $1,138       (A)         (A)
----------------

(1) Before extraordinary items and cumulative effect of change in accounting principles.
(2) Giving effect to F&M's proposed acquisition of CNB, but not other pending F&M acquisitions. Assumes a 82.347-for-1 conversion, which amount is subject to adjustment.
(3) The F&M pro forma dividends per share amounts represent historical dividends per share, restated for prior stock splits and dividends, but not restated for acquisitions.
(4) The CNB pro forma equivalent per share amounts are calculated by multiplying the F&M pro forma per share amounts by an assumed conversion ratio of 82.347 shares of F&M Common for each share of CNB Common.
     The actual conversion ratio may be higher or lower, and will depend upon certain factors set forth in the Agreement. See "The Merger-- Conversion of CNB Common into F&M Common."
(A)  Presented only at March 31, 1997 and December 31, 1996.

  The following table presents historical data on a per common share basis for F&M and CNB, and equivalent per common share basis for CNB, as of the last trading date preceding the first public announcement of the proposed Merger.


                                                                                                            CNB
                                                                                   ------------------------------------------------
                                                       F&M                                                           Per Share
                                                    Historical                     Historical (1)                Equivalent Basis(2)
                                                    ----------                     --------------                -------------------
 Market Value Per Share as of:

   February 26, 1997 . . . . . . . . . . . .        $27.05                                (1)                           $2,227.48
------------------

(1) Trading in shares of CNB Common is infrequent, and there is no independent market with respect to such shares. To CNB's management's knowledge there have been only four arms length transactions in shares of CNB
     Common since January 1, 1995, all at prices of $250.00 per share. See "Market Information and Dividends."
(2) CNB pro forma equivalent per share amount is calculated by multiplying the F&M historical market value by an assumed conversion rate of 82.347 shares of F&M Common for each share of CNB Common. See "The Merger -- Conversion of CNB Common into F&M Common." The actual conversion ratio may be higher or lower.

                                   THE MERGER

  The Agreement contains the representations, warranties and covenants of CNB and F&M, the conditions to the consummation of the Merger and other terms and provisions with respect to the Merger. The following is a brief description of the provisions of the Agreement believed by F&M and CNB to be material. The summaries herein of certain provisions of the Agreement do not purport to be complete statements thereof and are qualified in their entirety by reference to the text of the Agreement (excluding exhibits and schedules), a copy of which is appended hereto as Exhibit C.

Reasons for the Merger and Board Recommendation

  CNB

  The Board of Directors of CNB has concluded that the proposed Merger is in the best interest of CNB and its shareholders. The principal factors considered by the Board of Directors in recommending the Merger are:

  - Affiliation with F&M will provide CNB shareholders with ownership of a company with geographically diverse operations, diminishing the risk of erosion of franchise value that ownership of a local community bank stock entails.

  - F&M offered an acquisition price which provides a significant premium to CNB's past trading values in a tax-free reorganization.

  - Holders of CNB Common will receive F&M Common, which unlike CNB Common has an active trading market on the NASDAQ National Market System. In general, past trading of CNB Common has been isolated.

  - The opinion of Baird, dated February 26, 1997, to the effect that, as of such date, the Exchange Ratio (as defined therein) is fair, from a financial point of view, to the holders of CNB Common. See "The Merger -- Opinion of Financial Advisor to CNB."

  - Affiliation with a larger holding company provides opportunity to realize economies of scale and increased efficiencies of operation, to the benefit of CNB shareholders and customers.

  - Affiliation with F&M will also permit or enhance the development of new products and services, including, but not limited to, trust services, for bank customers.

  - The Board of Directors believes that an affiliation with a holding company such as F&M which emphasizes local autonomy is in the best interest of shareholders, as it enhances bank customer relationships and opportunities.

  As an affiliate of F&M, Darlington Bank will be able to provide its customers with expanded banking, financing, and related services. The Merger is expected to create economies of scale and enhance the ability of customers of Darlington Bank to obtain financial services provided by F&M to its other affiliates.

  FOR THESE REASONS, THE BOARD OF DIRECTORS OF CNB RECOMMENDS APPROVAL OF THE MERGER AND ACCEPTANCE OF THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT.

  F&M

  From F&M's standpoint, the combination of its business with that of CNB will expand F&M's service area to an additional market in Southwest Wisconsin. This expands the areas of the State of Wisconsin served by F&M Banks at an attractive location which is relatively near F&M's existing south-central and Southwest Wisconsin banks. The acquisition of CNB is also anticipated by F&M to help F&M achieve economies of scale by combining certain operations and creating additional efficiencies due to F&M's existing capacity to provide various services to additional subsidiary banks such as CNB. For example, F&M offers its subsidiary banks centralized services relating to marketing, credit review and analysis, auditing, human resources, accounting, investment management and data processing, all of which could be provided for CNB by existing F&M personnel.

Negotiation of Terms

  In June 1996, F&M approached CNB regarding a possible sale by CNB to F&M and, in September 1996, F&M made a formal presentation to the CNB Board of Directors. In October 1996, the CNB Board of Directors authorized representatives of CNB to proceed with negotiations with F&M. Representatives of CNB and F&M conducted substantial negotiations after the ensuing four-month period. Those negotiations ultimately resulted in F&M's offer which is reflected in the Agreement. CNB did not seek nor did it receive offers of interest from any other institution or person other than F&M.

  The CNB Board of Directors retained Baird in November 1996 to evaluate F&M's proposal, assist in the negotiations with F&M and to render an opinion as to the adequacy of the offer to shareholders of CNB from a financial point of view.

  Once direct negotiations began, the terms of the Merger were determined by arm's length negotiations between selected directors of CNB, particularly Mr. McGettigan, and the executive officers of F&M, particularly Mr. Janssen.

  In January 1997 the CNB Board of Directors authorized entering into an Agreement with F&M. This Agreement was executed on February 26, 1997, and amended on May 29, 1997 and June 23, 1997. The transaction remains subject to regulatory and shareholder approval and other conditions set forth in the Agreement.

Terms of Merger

  The Agreement provides that CNB will merge with and into Subsidiary. Subsidiary will be the surviving corporation. Pursuant to the terms of the Agreement, as of the effective time of the Merger, each of the then outstanding shares of CNB Common will be converted into 82.347 shares of F&M Common subject to certain conditions and adjustments set forth in the Agreement. Darlington Bank will then be a wholly-owned indirect subsidiary of F&M.

  Outstanding shares of CNB Common with respect to which the record or beneficial holder has perfected dissenters' rights in strict accordance with the requirements of Subchapter XIII of the WBCL will not be converted under the terms of the Agreement into shares of F&M Common in the Merger. The holders thereof shall be entitled only to payment of the "fair value" of their shares in accordance with Subchapter XIII. See "Rights of Dissenting Shareholders of CNB" and Exhibit B hereto.

Conversion of CNB Common into F&M Common

  In the Merger, each of the shares of CNB Common automatically will be converted into shares of F&M Common. The exchange ratio will be calculated by dividing the total F&M Stock Offer (577,500 shares of F&M Common, subject to adjustment as described below) by the number of shares of CNB Common issued and outstanding as of the Closing Date. The exchange ratio will be multiplied by the number of shares of CNB Common held by each CNB shareholder on the Closing Date to determine the number of shares of F&M Common to be issued to that CNB shareholder. The total number of shares of CNB Common outstanding equals 7,013.

Therefore, the exchange ratio will equal 82.347 shares of F&M Common for each share of CNB Common (i.e., 577,500 divided by 7,013), subject to adjustment, as described below.

  No fractional shares of F&M Common will be issued and all fractional share interests will be converted into cash at a price per share based upon market value.

  The F&M Stock Offer is subject to adjustment as of the Effective Time by an amount equal to 1.65 times the sum of all of the amounts discussed below, divided by the F&M Selling Price. The F&M Selling Price is defined in the Agreement as the average closing price for F&M Common as quoted on NASDAQ for the fifteen (15) trading days on which F&M is actually traded, immediately preceding the five (5) calendar days prior to the Effective Time. If the sum of the amounts below is a negative number, the quotient thus determined will be subtracted from the F&M Stock Offer. If the sum is a positive number, the quotient thus determined will be added to the F&M Stock Offer.

  The adjustment factors are as follows: (a) the amount of all uncollected loans or leases which are considered as, or have the probability of becoming, losses based upon circumstances which first arise and become known to F&M after February 26, 1997, subject, however, to the mutual agreement of the parties, and if the parties are unable to reach a mutual agreement, either party may withdraw from the transaction; (b) the amount by which the expenses of the transaction exceed certain limits set forth in the Agreement; (c) as a result of any change in accounting practices or procedures adopted by CNB or Darlington Bank, other than at the request of F&M, after February 26, 1997 and prior to the Effective Time which have an adverse effect on Darlington Bank's equity; (d) if the total actual 1997 earnings of Darlington Bank, determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis, net of tax effect for the period from January 1, 1997, to the end of the month prior to the Effective Time are less than $69,000 per month, the amount of this difference will be a negative adjustment to the F&M Stock Offer. If the total 1997 actual earnings for the period from January 1, 1997, to the end of the month prior to the Effective Time exceeds $90,000 per month the amount of such excess will be a positive adjustment to the F&M Stock Offer. The actual expenses of the transaction set forth in the Agreement, any audit expense arising from an audit requested by F&M and any amount necessary to increase Darlington Bank's reserve for loan and lease losses requested by F&M will not be considered in determining Darlington Bank's earnings under this subsection (d); (e) the amount equal to the difference between the fair market value, if lesser than book value, of any OREO of Darlington Bank; (f) the amount of any obligation to any employee, officer, director or shareholder which may become payable after the Effective Time at the option of the employee, officer, director or shareholder as a result of the change in control of Darlington Bank; and (g) as a result of any unfunded or underfunded liability and any benefit plan maintained by Darlington Bank assuming the complete termination of such plan, any costs of bringing such plan into compliance with law and any costs of terminating such plan.

  Assuming an exchange ratio of 82.347 shares of F&M Common for each share of CNB Common, after the Merger, holders of CNB Common as a group would own approximately 6.8% of the then-outstanding shares of F&M Common (excluding other pending acquisitions). On a pro forma basis at March 31, 1997, not giving effect to F&M's other pending acquisitions, CNB shareholders will contribute 5.5% of the total assets, 5.7% of the deposits and 7.3% of the capital of the combined entity; CNB would contribute 2.0% and 5.0% of the pro forma net income of the combined entity for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively.

Effective Time of the Merger

  The Agreement provides that the Effective Time of the Merger shall be the date specified in the Articles of Merger filed with the Wisconsin Department of Financial Institutions. The Articles of Merger shall be filed as soon as practicable after all conditions precedent to the parties' obligations have been satisfied or waived. Unless further extended by agreement of the parties, if the closing for the Merger has not taken place by August 31, 1997, F&M and CNB each may terminate the Agreement and abandon the Merger. See "Conditions to the Merger" and "Waiver, Amendment or Termination" below.

Distribution of F&M Common

  After the Special Meeting, either F&M or Firstar Trust Company, F&M's transfer agent, or another agent acting on its behalf (the "Exchange Agent") will send a notice and transmittal form to each holder of CNB shares, advising such holder of the procedure for surrendering to the Exchange Agent certificates representing the shares of CNB Common for exchange into one or more certificates evidencing F&M Common, as provided in the Agreement. Such exchange will be made as of the Effective Time of the Merger.

  Until so surrendered, each outstanding certificate which prior to the Effective Time represented shares of CNB Common will be deemed for all purposes to evidence only the right to receive the shares of F&M Common into which such shares of CNB Common have been converted; provided, however, unless and until such certificates representing CNB Common are so surrendered, no stock certificates representing the shares of F&M Common, nor any dividends or other distributions of any kind payable in respect of shares of F&M Common into which such CNB Common has been converted, shall be paid or delivered to the holder of an unsurrendered certificate and no interest shall be earned on such cash dividend amounts. After the Effective Time, upon surrender of certificates representing shares of CNB Common, there shall be delivered to the record holder of the certificates representing F&M Common issued in exchange therefor, on or as soon as practicable after such date of surrender, the amount of any such dividends, or other distributions, and the certificates representing the F&M Common, which as of any date subsequent to the Effective Time, but prior to the surrender of CNB certificates, became payable or deliverable and were not paid or delivered to such holder with respect to such shares.

Fairness Opinion


  Baird. The CNB Board of Directors selected Baird in November 1996 as its financial advisor on the basis of Baird's reputation, substantial experience in transactions similar to the Merger and familiarity with CNB and its business. Baird has acted as such financial advisor to CNB in connection with the Merger and has assisted the Board of Directors of CNB in its examination of the fairness, from a financial point of view, of the Exchange Ratio (as defined below) to the holders of CNB Common (other than F&M and its affiliates). On February 26, 1997 Baird rendered a written opinion to the Board of Directors of CNB and on May 22, 1997, Baird rendered its oral opinion (the "Opinion") to the Board of Directors of CNB to the effect that the Exchange Ratio is fair, from a financial point of view, to the holders of CNB Common. Baird subsequently rendered a written opinion confirming its earlier written and oral opinion as of the date of this Supplemental Statement.

  A COPY OF THE UPDATED AND RECONFIRMED BAIRD OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY BAIRD, IS ATTACHED AS EXHIBIT A TO THIS SUPPLEMENTAL
STATEMENT.  THE BAIRD OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE
EXCHANGE FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CNB SHAREHOLDERS AS TO HOW SUCH SHAREHOLDERS SHOULD VOTE WITH RESPECT TO THE MERGER. THE SUMMARY OF THE BAIRD OPINION SET FORTH IN THIS SUPPLEMENTAL STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT
OF THE BAIRD OPINION ATTACHED AS EXHIBIT A HERETO. SHAREHOLDERS OF CNB SHOULD READ THE BAIRD OPINION CAREFULLY AND IN ITS ENTIRETY.

  Baird's Analysis. In conducting its investigation and analysis and in arriving at its opinion, Baird reviewed such information and took into account such financial and economic factors as it deemed relevant. In that connection, Baird among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of CNB furnished to Baird for purposes of its analysis, as well as publicly available information; (ii) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of F&M furnished to Baird for purposes of its analysis, as well as publicly available information, including but not limited to F&M's recent filings with the Securities and Exchange Commission; (iii) reviewed the Agreement; (iv) reviewed the historical market prices and trading activity of CNB Common Stock; (v) compared the respective financial positions and operating results of CNB and F&M with those of publicly traded companies Baird deemed relevant; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations Baird deemed relevant; and (vii) reviewed certain potential pro forma effects of the Merger. Baird held discussions with certain members of CNB's and F&M's senior management concerning CNB's and F&M's historical and current financial condition and operating results, as well as the future prospects of CNB and F&M, respectively. Baird also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria as Baird deemed relevant for the preparation of its opinion. The Exchange Ratio was determined by CNB and F&M in arm's-length negotiations. CNB did not place any limitation upon Baird with respect to the procedures followed or factors considered by Baird in rendering its opinion.

     In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to it by or on behalf of CNB and F&M, and was not engaged to independently verify any such information. Baird assumed, with CNB's consent, that (i) the Merger will be accounted for as a pooling of interests,
(ii) no adjustment to the Exchange Ratio pursuant to Section 3.4 of the Agreement will be required and (iii) all material assets and liabilities (contingent or otherwise, known or unknown) of CNB and F&M, respectively. Baird assumed that the projections examined by it were reasonably prepared and represented the best available estimates and good faith judgments of the senior management of CNB and F&M, respectively, as to future performance of their respective companies. Baird did not undertake or obtain an independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of CNB or F&M, nor did it make a physical inspection of the properties or facilities of CNB or F&M. Baird's opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date of its opinion, and did not predict or take into account any changes which may occur, or information which may become available, after the date thereof. Furthermore, Baird expressed no opinion as to the price or trading range at which shares of CNB's or F&M's securities would trade following the date of such opinion.

     Analysis of Selected Comparable Transactions.   Baird reviewed certain
information relating to three groups of transactions involving business combinations involving banks: (i) a group of 27 selected business combinations announced since January 1, 1993, involving Wisconsin-based banks with a total transaction value of less than $50 million (the "Wisconsin Comparative Group");
(ii) a group of 20 selected business combinations announced since January 1, 1994, involving banks based in the Midwestern United States with equity-to-assets ratio in excess of 10.0 percent and involving a total transaction value between $10 million and $20 million (the "Midwestern Comparative Group") and (iii) a group of 25 selected business combinations announced since January 1, 1996, involving banks in the United States with equity-to-assets ratio in excess of 10.0 percent and involving a total transaction value between $10 million and $20 million (the "National Comparative Group").

     Wisconsin Comparative Group. For this group of transactions, the median equity-to-assets was 9.83% and the mean was 10.90%. The high equity to assets was 15.38% and the low was 4.96%. The mean transaction value was 165.4% of book value and the mean was 170.9% of book value. The transaction values ranged from a high of 232.8% of book value to a low of 120.6% of book value. Price to tangible book multiples ranged from 120.6% to 288.7% with a median of 165.4% and an average of 173.6%. The median price-to-earnings multiple was 14.42x trailing 12 month earnings and the mean was 14.74x trailing 12 month earnings. The high price-earnings multiple was 29.84x trailing 12 month earnings and the low was 6.70x. As a tangible premium to core deposits, the median premium was 8.50% and mean was 8.80%. Tangible premium to core deposits values ranged from a high of 15.03% to a low of 2.21%.

     Midwestern Comparative Group. For this group of transactions, the median to equity-to-assets was 11.73% and the mean was 12.09%. The high equity to assets was 15.38% and the low was 10.03%. The median price to book ratio for the consideration paid was 165.2% and the mean was 166.4%. Price to book ratios ranged from a high of 206.8% to a low of 128.3%. Price to tangible book multiples ranged from 128.3% to 206.8% with a median of 168.8% and an mean of 168.1%. The median price to earnings multiple was 16.89x trailing 12 month earnings and the mean was 16.22x. Pricing ranged from a high price to earnings multiple of 22.82x to a low of 7.91x. Core deposit premium ratios ranged from 4.27% to 17.88% with a median value of 9.48% and an mean of 10.07%.

     National Comparative Group. For this group of transactions, the median equity to assets was 11.79% and the mean was 12.59%. The high equity to assets was 20.67% and the low was 10.25%. The median price to book ratio of the consideration paid was 169.4% and the mean was 179.6%. Price to book ratios ranged from a high of 260.0% to a low of 117.4%. Price to tangible book multiples ranged from 117.4% to 260.0% with a median of 169.4% and an mean of 180.7%. The median price to earnings multiple was 16.32x trailing 12 month earnings and the average was 17.98x. Pricing ranged from a high price to earnings multiple of 46.97x to a low of 5.60x. Core deposit premium ratios ranged from 6.21% to 23.35% with a median value of 11.99% and an mean of 12.89%.

     By comparison, the consideration paid for CNB in the transaction represented, assuming a price per share for F&M Common of $28.00 times an exchange ratio of 82.35 shares of F&M (based on an adjustment for the 10% stock dividend payable June 9, 1997) equals $2305.72 per share of CNB Common, which is 173.6% of book value, 173.9% of tangible book value, 18.15x trailing 12 month earnings and an 11.88% tangible premium to core deposits.

     As no comparative group or transaction from any comparative group is identical to the Merger, Baird indicated to the CNB Board that the analyses described above are not mathematical, but rather involve complex considerations and judgements concerning differences in operating and financial characteristics including, among other things, differences in revenue composition and earnings performance among CNB and F&M and the selected companies and transactions reviewed.

     Analysis of F&M. In order to assess the relative public market valuation of the F&M Common to be issued in the Merger, Baird reviewed certain publicly available financial information of the most recently reported period and stock market information as of May 15, 1997 for F&M and certain selected publicly traded Midwestern headquartered companies which Baird deemed relevant. Such comparable companies consisted of: Ambanc Corp., Beverly Bancorporation Inc., BancFirst Ohio Corp., Brenton Banks Inc., Chemical Financial Corp., Citizens Bancshares, CoBancorp, Inc., First Oak Brook Bancshares, First Merchants Corporation, Grand Premier Financial, Heritage Financial Services, Independent Bank Corporation, Irwin Financial Corporation, Mid-America Bancorp, Merchants Bancorp Inc., Michigan Financial Corp., Mississippi Valley Bancshares, National City Bancshares Inc., National City Bancorp, Old Second Bancorp Inc., Peoples Bancorp Inc., Pinnacle Banc Group Inc., Pinnacle Financial Services, Park National Corp., Republic Bancorp Inc., Southside Bancshares Corp., Second Bancorp Inc., Shoreline Financial Corp., First Financial Corporation and UnionBancorp Inc. The data described below with respect to the F&M Comparable Companies consists of median data for such group and are compared to F&M Common price (both based on closing prices as of May 15, 1997) and F&M's financial and operating information as reported as of March 31, 1997.

     Baird noted that the ratio of the closing price of F&M Common to the last twelve months earnings per share was 14.85x as compared to 14.42x and stated book value was 203.0 for F&M and 176.4% for F&M Comparable Companies. The assets and equity reported for F&M were approximately $1.3 billion and $119 million compared to approximately $1.0 billion and $84 million for the F&M Comparable Companies. Baird also noted ratios of last twelve months earnings items to average assets for (i) net interest income of 4.31% for F&M and 4.94% for the F&M Comparable Companies (ii) provisions for loan losses of 0.17% for F&M and 0.18% for F&M Comparable Companies, (iii) non-interest income of 0.53% for F&M and 0.84% for F&M Comparable Companies, (iv) non-interest expense of 2.75% for F&M and 2.90% for F&M Comparable Companies, (v) net income (or return on average assets ("ROAA")) of 1.32% for F&M and 1.16% for F&M Comparable Companies, (vi) ratio of last twelve month earnings to average equity ("ROAE") of 14.50% for F&M and 12.66% for the F&M Comparable Companies. Baird also noted last twelve months growth in assets, loans and deposits of 23.70%, 30.33% and 19.98% for F&M and 7.81%, 14.05% and 6.66% for F&M Comparable Companies. Baird noted equity-to-assets and tangible equity-to-assets of 9.30% and 8.86%, respectively, for F&M and 9.13% and 8.42% for F&M Comparable Companies. Baird also noted certain asset quality ratios including non-performing assets to assets and reserves to non-performing loan ratios of 1.02% and 108.78%, respectively, for F&M and 0.36% and 266.20%, respectively, for the F&M Comparable Companies. The above pricing ratios were generally similar to the corresponding financial data for the F&M Comparable Companies.

     Pro Forma Merger Analysis. Baird prepared a pro forma analysis of the financial impact of the Merger. Using financial forecasts for CNB (prepared by CNB management) and F&M (prepared by F&M management), Baird compared F&M's earnings per share and book value on a stand alone basis to earnings per share and book value of the combined companies on a pro forma basis. In conducting this analysis, Baird assumed that certain effects of the Merger would be realized as estimated by CNB and F&M management, including cost savings and operating synergies. This analysis indicated that the Merger would be slightly dilutive to per share earnings for F&M in the first year, disregarding such cost savings and operating synergies, and slightly accretive to F&M in the first year, assuming such cost savings and operating synergies. Baird also noted slight book value accretion to F&M as a consequence of this transaction. Assumptions regarding trends in the financial services businesses, actual results may vary from Baird's analysis due to actual deviation from these assumptions. The annual indicated dividend of F&M is 0.80 per share. Based upon an exchange ratio of 82.35 shares of F&M for each share of CNB, the annual indicated dividend will be $65.88 compared with $71.00 per share for CNB in 1996, a decrease of $5.12 per CNB share.

     Stock Trading Analysis. Baird reviewed the historical trading prices and volume of F&M Common on a daily basis for the two-year period ending on May 15, 1997. Baird also compared the relative trading prices of F&M Common to the NASDAQ Bank Stock Index and the Dow Jones Industrial Index for the same period. In performing its analyses, Baird made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CNB. These analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Baird's analysis of the fairness to CNB Shareholders from a financial point of view and are provided to the CNB Board in connection with the delivery of the Opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the Opinion and presentation to the CNB Board is just one of the many factors taken into consideration by the CNB Board.

     The summary of the Opinion set forth above does not purport to be a complete description of the presentation of Baird to the CNB Board or the analyses performed by Baird. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description.
Baird believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses would create an incomplete view of the procedures underlying the Opinion. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Baird's view of the actual value of CNB. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given more weight than any other analysis.

     Baird, as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. CNB retained Baird because of its experience and expertise in the valuation of businesses and their securities in connection with mergers and acquisitions. In the ordinary course of business, Baird may from time to time trade equity securities of F&M for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to an agreement dated November 11, 1996 between CNB and Baird, CNB has paid Baird a non-refundable retainer fee of $15,000 and $20,000 as a fairness opinion fee. If the Merger is consummated, CNB will pay Baird a Transaction Fee of $50,000 against which the retainer and opinion fee are creditable. Baird also is to receive reimbursement for certain of its out of pocket expenses, related to this transaction. Additionally, CNB has agreed to indemnify Baird against certain liabilities, including liabilities under the federal securities laws, incurred in connection with the engagement of Baird by CNB.

Conditions to the Merger

     The obligations of F&M and CNB to consummate the Merger are conditioned upon obtaining the requisite approval of the FRB under the Bank Holding Company Act and expiration of the waiting period after such approval. An application seeking approval from the FRB under the Bank Holding Company Act was filed on April 3 and approved May 15, 1997.

     The obligations of both F&M and CNB to consummate the Merger are further conditioned upon the truth and correctness of the representations and warranties made by the parties to the Agreement on and as of the closing date; compliance by the other party with all obligations under the Agreement which are to be performed or complied with prior to or on the closing date; the absence of litigation or investigation in connection with the Merger; receipt of an opinion of counsel as to certain federal income tax consequences of the Merger; consummation of the Merger not later than August 31, 1997; and the occurrence of all proceedings to be taken in connection with the Merger transaction and the delivery of all documents incident thereto.

     The obligations of F&M are further conditioned upon approval of the Merger by not less than a majority of the outstanding shares of CNB, which is being sought at the Special Meeting; qualification of the Merger for pooling of interests accounting; exercise of dissenters' rights by holders of fewer than 10% of the outstanding shares of CNB Common; registration of the shares of F&M Common to be issued in the transaction pursuant to the Securities Act; CNB meeting specified earnings tests; and other conditions set forth in the Agreement. See "Management after the Merger" below.

Waiver, Amendment or Termination

     In addition to the right of F&M or CNB to waive certain of the conditions to their obligations to proceed with the Merger, the Agreement is subject to amendment, modification and supplementation by a written agreement signed by the duly authorized representatives of F&M and CNB.

     The Agreement may be terminated and the Merger abandoned without liability on the part of any party at any time prior to the Closing Date by mutual consent of F&M and CNB, or by either F&M or CNB if the conditions to their obligations to proceed under the Agreement have not been met or waived in writing.

     In the event of termination and abandonment, not as a result of a breach of the Agreement, each party would be responsible to pay its own expenses incident to the Merger.

Management after the Merger

     Upon consummation of the Merger, F&M expects to continue to operate Darlington Bank as a separate entity under the direction and general policies of F&M, and Darlington Bank's board of directors. F&M may convert Darlington Bank to a state charter. F&M initially intends to retain Darlington Bank's current employees, officers and board of directors, with the addition of Gail E. Janssen, Chairman of the Board and Chief Executive Officer of F&M, or another F&M designee, as a member of the Board of Directors of Darlington Bank. F&M performs certain functions and provides various services (such as internal audit, marketing and lending assistance, investment coordination, etc.) for its subsidiary banks, and expects to do the same for Darlington Bank. F&M will receive a management fee from Darlington Bank for these functions and services.

  The parties contemplate that Darlington Bank will enter into an employment agreement with Timothy P. McGettigan, currently President and Chief Executive Officer of Darlington Bank. The employment agreement will be for a two-year term, and provide that Mr. McGettigan will remain in his current position at his current salary and benefit level. The parties also contemplate that the current members of Darlington Bank's Board of Directors will continue as members of the Board of Directors of Darlington Bank after the Effective Time. Retirement from the Board of Directors will occur at age seventy (70) consistent with F&M's policies provided that any current director may remain director until the earlier of either two (2) years from the Effective Time or the 1999 annual Shareholders' meeting of Darlington Bank.

Federal Income Tax Consequences

  McCarty, Curry, Wydeven, Peeters & Haak, counsel to F&M, expects to issue a legal opinion as to the tax-free nature of the Merger to holders of CNB Common under federal law, and such an opinion is a condition to consummation of the transactions contemplated by the Agreement. However, the parties have not sought any rulings from the Internal Revenue Service that the Merger constitutes a non-taxable reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). The parties also have not sought any rulings or opinions with respect to the state or local tax consequences of the Merger. In the Agreement, F&M has made no representations or warranties as to tax consequences. CNB shareholders are therefore urged to consult their own tax advisors as to the tax effects of the Merger on their own particular situations.

  The McCarty, Curry, Wydeven, Peeters & Haak opinion as to the federal income tax effects of the proposed transaction, which will be delivered upon the closing of the Merger, is expected to include the following matters: (a) No gain or loss will be recognized by holders of CNB Common who receive solely shares of F&M Common in exchange for their shares of CNB Common; (b) The aggregate basis of the shares of F&M Common received by holders of CNB Common in the transaction will be the same as the basis of their shares of CNB Common surrendered in exchange therefor; and (c) The holding period of the shares of F&M Common received by holders of CNB Common in the exchange will include the holding period for their shares of CNB Common exchanged therefor, provided their shares of CNB Common were held as capital assets on the date of the exchange.

  A CNB shareholder who receives cash in lieu of a fractional share interest in F&M Common will be treated as having received the cash in redemption of the fractional share interest. The receipt of cash in lieu of a fractional share interest should generally result in capital gain or loss to the holder equal to the difference between the amount of cash received and the portion of the holder's federal income tax basis in CNB Common allocable to the fractional share interest. Such capital gain or loss will be long term capital gain or loss if the holder's holding period for the F&M Common received, determined as set forth above, is longer than one year.

Resale of F&M Common

  The shares of F&M Common to be issued to CNB shareholders in the Merger have been registered under the Securities Act and may be freely traded by CNB shareholders who, at the Effective Time, are not "affiliates" of CNB and who are not "affiliates" of F&M at the time of the proposed resale.

  Shares of F&M Common received by "affiliates" of CNB may be resold by them only (i) in conformity with the resale provisions of Rule 145 under the Securities Act, (ii) pursuant to a further registration under the Securities Act, or (iii) in accordance with another available exemption from the registration requirements of the Securities Act. F&M's obligation to consummate the Merger is conditioned upon the receipt of an executed Affiliate's Undertaking to comply with such resale restrictions from each person who may be deemed an "affiliate" of CNB within the meaning of the Securities Act and Rule 145.

  An "affiliate" is defined under the rules promulgated pursuant to the Securities Act as a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, an entity. For this purpose, CNB will treat each executive officer, director and greater-than-5% shareholder of CNB, and each other person identified by counsel for CNB as a person who may be deemed to be an affiliate, as an affiliate. Shares of F&M Common issued to such persons in the Merger will be transferable only in compliance with the Affiliate's Undertaking. F&M is not obligated to register F&M Common owned by affiliates of CNB under the Securities Act for resale.

  Each of the persons executing an Affiliate's Undertaking also will represent that he or she will not dispose of or otherwise reduce his or her risk relative to any beneficially owned shares of F&M Common prior to the publication by F&M of an earnings statement covering at least 30 days of operations subsequent to the Effective Time of the Merger, and has not sold or otherwise reduced his or her risk relative to any shares of F&M Common or shares of CNB Common beneficially owned by such person within a 30 day period preceding the Effective Time. The purpose of these requirements is to demonstrate the continuity of risk-sharing necessary for pooling of interests accounting treatment.

Accounting Treatment

  F&M intends to account for the acquisition of CNB using the pooling of interests method of accounting. F&M's ability to use pooling of interests accounting is a condition to the Merger.

                    RIGHTS OF DISSENTING SHAREHOLDERS OF CNB

  Pursuant to Section 180.1302 of the WBCL, any shareholder of CNB, or beneficial shareholder of CNB who is the beneficial owner of shares held by a nominee as the shareholder of record, has the right to object to the Merger and demand payment of the "fair value" of his shares in cash. Any CNB shareholder or beneficial shareholder electing to do so must file with CNB, before the Merger vote is taken, a written notice of objection that complies with Section
180.0141 of the WBCL. Furthermore, the CNB shareholder or beneficial shareholder may not vote his or her shares in favor of the proposed Merger.

  If the Merger is approved by the requisite vote, CNB shall send within 10 days after such approval to any dissenting shareholder who has preserved his or her dissenters' rights by filing such objection and refraining from voting his shares in favor of the Merger, a dissenters' notice including or having attached a form for demanding payment that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before the first announcement to the news media or to shareholders of the terms of the proposed Merger, a statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for the CNB shares must be deposited, a date by which CNB must receive the payment demand and a copy of the dissenters' rights statutes under the WBCL. Persons receiving a dissenters' notice must demand payment in writing within the requisite time and certify whether they acquired beneficial ownership of the shares before the date specified in the dissenters' notice. The dissenter's CNB share certificates must also be deposited in accordance with the terms of the notice.

  A CNB shareholder may assert dissenters' rights as to fewer than all shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies CNB in writing of the name and address of each person on whose behalf he asserts dissenters' rights. In order to assert dissenters' rights, a beneficial shareholder must submit to CNB the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights, which consent should be with respect to all shares of which he or she is the beneficial shareholder.

  As soon as the Merger is effectuated or upon receipt of a payment demand, whichever is later, CNB shall pay each shareholder who has perfected his dissenters' rights the amount that CNB estimates to be the fair value of his shares plus accrued interest. The payment shall be accompanied by CNB's latest available audited financial statements, a statement of CNB's estimate of the fair value of the shares, an explanation of the calculation of interest, a statement of the dissenter's right to demand payment if the dissenter is dissatisfied with CNB's payment, and a copy of the dissenters' rights statutes.

  CNB may elect to withhold payment from a dissenter who was not the beneficial owner of shares before the date specified in the dissenters' notice. To the extent CNB elects to withhold such payment after effectuating the Merger, CNB shall estimate the fair value of the shares plus accrued interest and shall pay that amount to each dissenter who agrees to accept it in full satisfaction of his demand. CNB shall send with its offer of payment a statement of its estimate of the fair value of the shares, an explanation of how interest was calculated, and a statement of the dissenter's right to demand payment if he is dissatisfied with the offer.

  A dissenter, within 30 days after CNB has made or offered payment for his shares, shall notify CNB in writing in accordance with Section 180.0141 of the WBCL if he is dissatisfied with the payment or offer. The notice shall state the dissenter's estimate of the fair value of his shares and the amount of interest due and demand payment of that estimate less the payment already received from CNB, or for dissenters whose payments have been withheld, reject the offer of payment and demand payment of the fair value of his shares and interest due if certain conditions are satisfied.

  If a dissenter's demand for payment remains unsettled, CNB may bring a special proceeding within 60 days after receiving the payment demand and petition a court to determine the fair value of CNB shares and accrued interest. If this special proceeding is not brought within the 60- day period, CNB must pay each dissenter whose demand remains unsettled the amount demanded.

  For purposes of Subchapter XIII of the WBCL, the "fair value" of CNB's shares is determined immediately before the effectuation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless such exclusion would be inequitable.

  The full text of Subchapter XIII of the WBCL is set forth as Exhibit B to this Proxy Statement. Since the foregoing description is not a complete summary of its provisions, any shareholder who may be considering exercising his rights as a dissenter is urged to refer to such text. The provisions of Subchapter XIII require strict compliance, and any CNB shareholder who wishes to object to the Merger and demand payment for his or her shares should consult his own attorney or advisor.

  If a CNB shareholder fails to perfect his or her dissenters' rights by failing strictly to comply with the applicable statutory requirements, he or she will be bound by the terms of the Agreement. An executed proxy on which no voting direction is made will be voted FOR approval of the Merger, so a dissenting shareholder who wishes to have his or her shares represented by a proxy at the CNB Special Meeting but preserve his dissenters' rights must mark his or her proxy card either to vote against the Merger or to abstain from voting thereon, in addition to complying with the other requirements as described herein.

  A condition of the obligations of both F&M and Subsidiary to consummate the Merger is that the holders of less than 10% of the issued and outstanding CNB Common will have elected to exercise their dissenters' rights. See "The Merger -- Conditions to the Merger."

                        MARKET INFORMATION AND DIVIDENDS

F&M

See page 7 of the Prospectus for F&M Market Information and Dividends.

CNB

  The number of holders of record of CNB Common at March 31, 1997, was approximately 78.

  Trading in shares of CNB Common is infrequent, and there is no independent market with respect to such shares. To CNB's management's knowledge, in 1995 there were four arms-length transactions in CNB Common, involving a total of 400 shares, at a price of $250.00 per share. CNB's management is unaware of any arms-length transactions of shares of CNB Common in 1996 or 1997.

  The following table presents the total annual payment of dividends per share of CNB Common:

            Calendar Year           Dividends Paid

               1994                    $57.00
               1995                    $71.00
               1996                    $71.00

         The Agreement provides that CNB shall not pay any dividends in 1997 except that dividends may be paid by CNB prior to the Effective Time provided that the total of all dividends declared in 1996 does not exceed $325,000 and that the total of all dividends declared in 1997 does not exceed $175,000 without the prior written consent of F&M. No dividends have been paid to date in 1997.

                          CNB SELECTED FINANCIAL DATA

         The selected financial data presented below for CNB for each of the years in the five year period ended December 31, 1996, are derived from the financial statements of CNB and should be read in conjunction with other financial information presented elsewhere in this Supplemental Statement. The financial statements of CNB for the year ended December 31, 1996, have been audited by Wipfli Ullrich Bertelson, LLP to the extent indicated in their report thereon. The selected financial data for the years ended December 31, 1995, 1994, 1993 and 1992, and the three month periods ended March 31, 1997 and 1996 are unaudited, but in the opinion of CNB management reflect all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation. The information presented below should be read in conjunction with the separate financial statements and notes thereto of CNB, and CNB's Management's Discussion and Analysis of Results of Operations and Financial Condition, all included elsewhere in this Supplemental Statement.


                          Three Months Ended
                              March 31,                             Years ended December 31,
                          -------------------      -----------------------------------------------------------------
                            1997      1996         1996          1995          1994         1993         1992
                          -------------------      -----------------------------------------------------------------

                                                         (dollars in thousands, except per share data)
SUMMARY OF OPERATIONS:
  Interest income            $1,453    $1,359        $5,579        $5,275       $4,835       $4,593     $  4,969

  Interest expense              728       693         2,831         2,583        2,143        2,196        2,556
                             ------    ------        ------        ------       ------       ------     --------
Net interest income             725       666         2,748         2,692        2,692        2,397        2,413

Provision for loan               -         -            690           -            -            -            -
                             ------    ------        ------        ------       ------       ------      -------

losses

Net interest income after
 provision for loan
 losses                         725       666         2,058         2,692        2,692        2,397        2,413


Non-interest income              95       110           327           296          309          212          191
Non-interest expense            527       501         2,156         2,017        1,923        1,719        1,521
                             ------    ------        ------        ------       ------       ------      -------


Income before provision
  for income taxes              293       275           229           971        1,078          884        1,083


Provision (credit) for
  income taxes                   77        60          (59)           205          222          165          364
                             ------    ------        ------        ------       ------       ------      -------
         Net income            $216      $215          $288          $766         $856         $719       $  719
                             ======    ======        ======        ======       ======       ======      =======

                          Three Months Ended
                              March 31,                             Years ended December 31,
                          -----------------        -------------------------------------------------------------
                            1997      1996         1996          1995          1994         1993         1992
                          ------------------       -------------------------------------------------------------
                                                          (dollars in thousands, except per share data)
PERIOD END BALANCE
SHEET DATA:

  Total assets              $74,523   $69,744       $75,096       $71,087      $66,387      $64,164      $59,727
  Net loans                 $47,189   $42,962       $48,174       $41,963      $38,130      $33,172      $30,602
  Securities                $19,005   $20,231       $19,189       $18,185      $22,235      $24,476      $22,106
  Total deposits            $64,421   $59,640       $65,133       $61,162      $57,342      $55,156      $50,899
  Total stockholders'        $9,350    $9,515        $9,175        $9,408       $8,719       $8,656       $8,178
  equity


PER COMMON SHARE
DATA:
  Net income                 $30.80    $30.66        $41.07       $109.23      $122.06      $102.32       $98.01
  Period end book value   $1,333.24 $1,356.77     $1,308.28     $1,341.51    $1,243.26    $1,234.28    $1,169.62
           Dividends           -         -           $71.00        $71.00       $57.00       $42.00       $31.50

                    CNB MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

GENERAL

         The following discussion and analysis provides information regarding the historical results of operations and financial condition of CNB for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994. This discussion and analysis should be read in conjunction with the related financial statements and notes thereto and the other financial information included herein.

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1996

RESULTS OF OPERATIONS

         For the three months ended March 31, 1997, the Company's net income remained nearly constant at $216,000, as compared with the same period in 1996 of $215,000.

         NET INTEREST REVENUE

         Net interest revenue increased by $59,000 or 8.86% to $725,000 primarily due to an increase in the average yield on earning assets and decrease in average rates paid on deposits.

         PROVISION FOR CREDIT LOSSES

         The amount charged to provision for credit losses is based on management's evaluation of the loan portfolio. Management determines the adequacy of the allowance for credit losses based on past loss experience, current economic conditions, composition of the loan portfolio and the potential for future loss. Management had determined there was no need for an additional provision in the first three months of 1997 and 1996, respectively.

         OTHER OPERATING REVENUE AND EXPENSES

         Other operating revenue decreased $15,000 to $95,000 at March 31, 1997 as compared to $110,000 the same period a year earlier.

         Other operating expense increased $26,000 to $527,000 at March 31, 1997 as compared to $501,000 at March 31, 1996. Included in the increase is additional staff and costs associated with the opening of the branch office in Hazel Green.

         INCOME TAXES

         Income taxes increased $17,000 from $60,000 in 1996 due to the increase in pre-tax income.

FINANCIAL CONDITION

         Total assets of $74.5 million at March 31, 1997 represent an increase of $4.8 million or 6.85% from the same period a year earlier. Total deposits of $64.4 million at March 31, 1997 represent an increase of $4.8 million or 8.02% from the same period a year earlier. Net loans increased $4.2 million or 9.8% to $47.2 million at March 31, 1997 as compared to $43.0 million March 31, 1996.

         LOAN PORTFOLIO

         The following table sets forth the major categories of loans outstanding and the percentage of total loans for each category at March 31, 1997.


                                                   Amount           Percent
                                                   ------           -------
                                                    (dollars in thousands)

          Commercial                               $  6,921         14.40%
          Agricultural Production                    17,822         37.08%
          Real Estate:

             Construction                               10           0.02%
             Commercial                                461           0.96%
             Agricultural                           12,303          25.60%

          Residential                                2,878           5.99%
          Installment                                7,667          15.95%
                                                   -------          -----

              Total Loans                          $48,062         100.00%
                                                   =======         ======

         NON-PERFORMING ASSETS

         Non-Performing Assets are a broad measure of problem loans. The following table sets forth the amount of the Company's non-performing loans, other real estate owned and non-performing assets, and each of their percentages to total loans at March 31, 1997.

                                                     Amount         Percent
                                                     ------         -------
                                                      (dollars in thousands)

             Non-accrual loans                       $ 1,489         3.10%
             Loans past due 90 days or more              457         0.95%
                                                     -------         ----
             Total non-performing loans                1,946         4.05%

             Other real estate owned                    -            0.00%
                                                   ---------         ----
             Total non-performing assets             $ 1,946         4.05%
                                                    =======         =====

         Non-performing assets as a percentage of total loans outstanding decreased in the first three months of 1997 to 4.05% which compares with 4.12% at December 31, 1996. Total non-performing loans increased $540,000 at March 31, 1997 from $1,406,000 a year earlier.

         SUMMARY OF CREDIT LOSS EXPERIENCE

         The following table summarizes loan balances at March 31, 1997; changes in the allowance for credit losses arising from loans charged off and recoveries on loans previously charged off, by loan category, and provisions for credit losses that have been charged to expense.

                                                  QUARTER ENDED MARCH 31,
                                                            1997
                                                       --------------

                                                   (dollars in thousands)

       Average balance of loans for quarter              $ 48,313
                                                         ========

       Allowance for loan losses at beginning of quarter     $872

       Loan charge-offs:

         Commercial, municipal and agricultural              $ 12

         Real estate - mortgage                               -

       Installment*
                                                              -
                                                        ---------

       Total loan charge-offs:                               $ 12

       Total recoveries

                                                             $ 13
                                                        ---------

       Net loan charge-offs (recoveries)                     $ (1)
                                                        ---------

       Provision for loan losses

                                                               -
                                                        ---------

       Allowance for loan losses at end of quarter      $     873
                                                        =========

       Ratio of net charge-offs during quarter to
         average loans outstanding                         -0.002%

       Allowance for loan losses to total loans              1.82%
       ----------------------------

       *Includes credit cards and related plans

CAPITAL

         Total stockholders' equity increased $175,000 to $9,350,000 at March 31, 1997 as compared to December 31, 1996. The increase in equity was the result of income of $216,000 and a negative impact of $41,000 due to the adjustment of fair value of investment securities available for sale.

FISCAL 1996 COMPARED TO 1995 AND 1994

RESULTS OF OPERATIONS

         For the year ended December 31, 1996, net income was $288,000, a decrease of $478,000, or 62.4% from 1995. The decrease was primarily due to a provision of loan loss reserve of $690,000 and $70,000 legal and consulting fees incurred in anticipation of the Merger. For the year ended December 31, 1995, net income was $766,000, a decrease of $90,000, or 10.51% from 1994 net income of $856,000. The decrease was primarily due to an increase in salaries and employee benefits of $112,000.

         NET INTEREST REVENUE

         Net interest revenue remained constant at $2.7 million in 1996 and 1995. Total interest income increased 5.8% to $5.6 million in 1996. Average earning assets increased $3.5 million to $66.6 million in 1996 over 1995. Average yields on loans decreased from 9.40% in 1995 to 9.25% in 1996. Yield on investments decreased from 6.05% in 1995 to 5.84% in 1996. Interest expense increased from 4.71% at December 31, 1995 to 4.90% at December 31, 1996. Average interest bearing liabilities increased 5.4% or $3.0 million from 1995 to 1996.

         Net interest revenue remained constant in 1995 and 1994. Total interest income increased $440,000 in 1995 from $4.8 million in 1994.

         PROVISION FOR CREDIT LOSSES

         The amount charged to provision for credit losses is based on management's evaluation of the loan portfolio. Management determines the adequacy of the allowance for credit losses based on past loss experience, current economic conditions, composition of the loan portfolio and the potential for future loss. The provision for credit losses was $690,000 in 1996, due to the increase of non-performing assets. Management had determined there was no need for an additional provision in 1995 and 1994 to maintain an adequate allowance.

         OTHER OPERATING REVENUE AND EXPENSES

         Other operating revenue increased $31,000 to $327,000 in 1996. Increased income from the alternative investment department contributed to a substantial portion of the increase. Other operating revenue decreased $13,000 in 1995 from $309,000 in 1994.

         Other operating expenses increased $139,000 to $2,156,000 in 1996. Additional staff, costs associated with opening of the branch office in Hazel Green, and legal and consulting fees attributed to a portion of the increase. These were partially offset by a decrease in FDIC premiums and reduced data processing costs. Other operating expenses for 1995 increased $94,000 over 1994, primarily due to an increase in salary and employee benefits.

         INCOME TAXES

         Income taxes have a $59,000 credit for 1996, due to reduced net income and a tax exempt interest benefit of $112,000. Income taxes were $205,000 for 1995 and $222,000 in 1994. CNB's Nevada investment subsidiary, formed in 1991, has contributed substantially to state income tax savings.


FINANCIAL CONDITION

         At December 31, 1996, total assets of $75.1 million represent an increase of 5.64% or $4.0 million from a year earlier. Total deposits increased by $4.0 million to $65,133,000 in 1996. Net loans increased $6.2 million or 14.8% to $48.2 million. The increase in loans was primarily funded by the increase in deposits and maturing investments in the portfolio of $1.0 million. The loan to deposit ratio was increased to 75.63% in 1996, as compared to 69.5% in 1995.

         LOAN PORTFOLIO

         The following table sets forth the major categories of loans outstanding and the percentage of total loans for each category at the dates indicated.

                                                               December 31,
                              --------------------------------------------------------------------------------
                                       1996                       1995                           1994
                              -----------------------    -----------------------      ------------------------
                              Amount        Percent        Amount       Percent        Amount       Percent
                              ------        -------        ------       -------        ------       -------
                                                         (dollars in thousands)
Commercial                     $6,118         12.47%        $4,899        11.54%        $3,596         9.29%
Agricultural production       $29,905         60.97%       $26,168        61.63%       $23,283        60.18%

Real estate:                     $650          1.33%          $246         0.58%            $3         0.01%
    Commercial                   $476          0.97%          $818         1.93%        $1,558         4.03%
    Agricultural               $1,694          3.45%        $2,200         5.18%        $2,735         7.07%
    Residential                $2,908          5.93%        $2,577         6.07%        $2,415         6.24%
Other                          $7,295         14.88%        $5,552        13.07%        $5,099        13.18%
                             --------        ------        -------      --------       -------       ------
        Total loans           $49,046        100.00%       $42,460       100.00%       $38,689       100.00%
                             ========        ======        =======       ======        =======       ======

         NON-PERFORMING ASSETS

         Non-performing assets are a broad measure of problem loans. The following table sets forth the amount of CNB's non-performing loans, other real estate owned and non-performing assets and each of their percentages to total loans as of the dates indicated.

         Non-performing assets increased $825,000 in 1996 over 1995 to $2.0 million. This compares with a $594,000 increase in 1995 over 1994. Several large credits in work-out situations represent a majority of non-performing assets in all three years.

                                                                 December 31,
                                         ----------------------------------------------------------------
                                              1996                   1995                    1994
                                         ----------------       -----------------      ------------------
                                         Amount   Percent       Amount    Percent      Amount     Percent
                                         ------   -------       ------    -------      ------     -------
                                                             (dollars in thousands)
Non-accrual loans                       $1,619       3.30%        $914      2.16%        $298       0.77%
Accruing loans past due 90 days           $403       0.82%        $273      0.64%        $248       0.64%
  or more
                                        ------      ------      ------      -----        ----       -----

   Total non-performing loans           $2,022       4.12%      $1,187      2.80%        $546       1.41%
Other real estate owned                    $ -       0.00%         $10      0.02%         $57       0.15%
                                        ------      ------      ------      -----        ----       -----

   Total non-performing assets          $2,022       4.12%      $1,197      2.82%        $603       1.56%
                                        ======      ======      ======      ======       =====      =====


             SUMMARY OF CREDIT LOSS EXPERIENCE

             The following table summarizes loan balances at the end of each year; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off, by loan category; and provisions for loan losses that have been charged to expense.

                                                                        Years Ended December 31,
                                                          ---------------------------------------------------
                                                                1996              1995              1994
                                                                ----              ----              ----
                                                                         (dollars in thousands)
Average balance of loans for year                                 $46,730           $41,280           $36,540
                                                                  =======           =======           ========

Allowance for loan losses at beginning of year                       $497              $559              $601


Loan charge-offs:
  Commercial, municipal and agricultural                             $342              $129               $71
  Real Estate Mortgages                                                 -                 -                 7

  Installment*                                                          -                18                39
                                                                  -------          --------           -------
Total charge-offs                                                    $342              $147              $117


Total recoveries                                                      $27               $85               $75
                                                                  -------          --------           -------

Net loan charge-offs (recoveries)                                    $315               $62               $42


Provision for loan losses                                            $690               $ -               $ -
                                                                  -------          --------           -------

Allowance for loan losses at end of year                             $872              $497              $559
                                                                  =======           =======           ========


Ratio of net charge-offs during year to
  average loans outstanding                                         0.67%             0.15%             0.11%


Allowance for loan losses to total loans                            1.78%             1.17%             1.44%

    *   Includes credit cards and related plans.

CAPITAL

          Total stockholders' equity decreased $233,000 from $9.4 million to 9.2 million from 1995 to 1996, as compared to an increase of $689,000 from 1994 to 1995. The decrease in equity in 1996 was the result of a negative impact of $23,000 due to the adjustment to fair value of investment securities available for sale and the $498,000 dividend payment which represents a dividend payout of $210,000 in excess of the net income in 1996. In 1995, the adjustment to fair value of investment securities available for sale had a positive impact of $421,000 on equity.

LIQUIDITY

         The management of assets and liabilities provides for the availability of funds to meet loan commitments, deposit withdrawals and other maturing liabilities. Liquidity to service these requirements is generated from maturing short- and long-term assets, internally generated earnings and from new deposits. CNB's management has tended to rely on the maturity structure of loans, investments available for sale and transactions in federal funds to meet liquidity needs. As of December 31, 1996 CNB had $1.2 million in brokered deposits, but does not rely on brokered deposits as a major source of liquidity. CNB's liquidity management is not only as a point in time, but also involves the future estimated needs of the market area served by CNB and changes in market pricing. CNB primarily monitors the liquidity ratio of rate-sensitive assets to rate-sensitive liabilities in the one-year time range.

         The following table shows the approximate rate-sensitivity gap position at December 31, 1996:

                                                0 - 90          91 - 365         1 - 5        Over 5
                                                  Days            Days           Years         Years           Total
                                             -------------   -------------    -----------   -----------   -------------
                                                                      (dollars in thousands)
Loans                                              $11,872          $18,197       $16,488        $2,489         $49,046
Investment securities                                 $922           $1,775        $9,987        $6,597         $19,281
Other earning assets                                $2,140               --            --            --          $2,140
                                                   -------          -------       -------        ------         -------
     Total rate-sensitive assets (RSA)             $14,934          $19,972       $26,475        $9,086         $70,467
                                                   =======          =======       =======        ======         =======
Rate Sensitive Liabilities
     Savings deposits                              $    --          $ 4,601       $    --       $12,495         $17,096
     Time deposits                                   5,797           17,680        19,627            25          43,129
     Short-term borrowings                             215               --            --            --             215
                                                   -------          -------       -------        ------         -------

     Total rate-sensitive liabilities (RSL)         $6,012          $22,281       $19,627       $12,520         $60,440
                                                   =======          =======       =======        ======         =======

Interest sensitivity gap                            $8,922         $(2,309)        $6,848      $(3,434)         $10,027
                                                   =======          =======       =======        ======         =======


Cumulative interest sensitivity gap                 $8,922           $6,613       $13,461       $10,027
                                                   =======          =======       =======        ======

Ratio of cumulative rate-sensitivity
  gap to RSA                                         59.7%            18.9%         21.9%         14.2%
                                                   =======          =======       =======        ======

Cumulative ratio of rate-sensitive assets
  to rate-sensitive liabilities                    248.40%          123.37%       128.09%       116.59%
                                                   =======          =======       =======       =======


     Management's overall strategy is to coordinate the volume of rate-sensitive assets and liabilities to minimize the impact of interest rate movements on the net interest margin. The above table reflects a positive cumulative gap position at all the intervals shown. Management assumes 100% of savings and "NOW" accounts are not rate sensitive and are included in the 5+ years category. Management also assumes that money market accounts are less rate sensitive and are included in the 1 year category. A negative position is favorable in a falling interest rate environment; a positive position is favorable in a rising interest rate environment. The gap is within the acceptable range established by management at each level of maturity, most significantly management's target range at the one-year level. Management anticipates interest rates to slightly increase during 1997.

RECENT ACCOUNTING DEVELOPMENTS

         SFAS No. 114 (Accounting by Creditors for Impairment of a Loan) asa amended by SFAS No. 118 (Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures) was adopted by the Company as of January 1, 1995 in accordance with the new standard, the allowance for credit losses includes specific allowances related to loans which have been judged to be impaired and which fall within the scope of SFAS No. 114 (primarily commercial loans). A loan is impaired when based on current information, it is probable that the Company will not collect all amounts due in accordance with the contractual terms of the loan agreement. These specific allowances are based on discounted cash flows of expected future payments using the loan's initial effective interest rate or the fair value of the collateral if the loan is collateral dependent. Since the Company evaluates the overall adequacy of the allowance for credit losses on an ongoing basis, the adoption of SFAS No. 114 did not affect the amount of the allowance for credit losses or the existing income recognition and charge-off policies for nonperforming loans.

         The Financial Accounting Standards Board (FASB) issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," in June 1996. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. The statement provides guidelines for classification of a transfer as a sale. The statement also requires liabilities incurred or obtained by transferors as part of a transfer of financial assets be initially recorded at fair value. Subsequent to acquisition, the servicing assets and liabilities are to be amortized over the estimated net servicing period. This statement is required to be adopted for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996.

         In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." This statement defers implementation of certain provisions of SFAS No. 125 for one year. Adoption of SFAS No. 125 is not anticipated to have a significant impact on the Company's financial condition or results of operations once implemented.

                        CITIZENS NATIONAL BANCORP, INC.


Business

         CNB, through Darlington Bank, offers a wide range of traditional bank services through its full-service office located in Darlington and its branch office located in Hazel Green. These include commercial, consumer, agricultural and real estate lending (including WHEDA loans to first-time home buyers), depository account services, and other services to individuals and businesses. Darlington Bank does not offer trust services. Darlington Bank's business is a general mix of business, agricultural and consumer banking. Darlington Bank has three automatic teller machines, one located at the main office in Darlington, one at the Darlington Mini Mart Convenience Store, and one located at the Southwest Mart Convenience Store at the Hazel Green branch office. In addition, Darlington Bank has a wholly-owned subsidiary, CNB Investment Corp., a Nevada corporation, whose primary business is the management of Darlington Bank's investment portfolio.

         Darlington Bank's primary service area extends in an approximately fifteen mile radius from Darlington, in Lafayette County, Wisconsin.
Darlington Bank's main office is located at 207 Wells Street, P.O. Box 90, Darlington, Wisconsin. Darlington Bank also has a branch office located at the Southwest Mart Convenience Store, 3525 Percival Street, Highway 80 South, Hazel Green, Wisconsin.

         Darlington Bank is a national bank, subject to regulation by the OCC and the FDIC. Darlington Bank's deposits are insured by the FDIC, up to statutory limits.

         See "Index to Financial Statements" for historical financial statements of CNB.

Management

         The directors of CNB are elected by its shareholders and serve for one-year terms. The following persons currently serve as directors of CNB:

                       Name and Age                  Principal Occupation              Director Since
                       ------------                  --------------------              --------------
      Diego Camacho, Jr., 43                Owner and Director of a Funeral Home              1996
      John B. Clark, 55                     Retired Investment Broker                         1992
      Harriet A. Halloran, 79               Retired Secretary                                 1988
      Ervin W. Johnson, 80                  Chairman of CNB and Darlington Bank;
                                            Partner in the law firm of Johnson, Kranz
                                            & McDaniel                                        1959
      Robert D. Martin, 70                  Executive Vice President of CNB and
                                            Darlington Bank                                   1989
      Timothy P. McGettigan, 54             President and Chief Executive Officer of
                                            CNB and Darlington Bank                           1989
      Howard A. Olson, 77                   Retired Educator                                  1988
      Ralph F. Whalen, 71                   Retired Farmer                                    1991


         The table below shows the executive officers of CNB, each of whom was elected by the Board of Directors to a one-year term.

                                      Name                             Office with CNB                     Since
                                      ----                             ---------------                     -----

                         Ervin W. Johnson                Chairman                                          1988
                         Timothy P. McGettigan           President and Chief Executive Officer             1990
                         Robert D. Martin                Executive Vice President                          1990
                         Deborah K. Allendorf            Vice President and Cashier                        1994
                         Michael P. Lee                  Vice President                                    1994
                         James S. Torstenson             Vice President                                    1994
                         Mary T. Polkinghorn             Vice President                                    1994
                         Ruth Thompson                   Vice President                                    1994

     At March 31, 1997, Darlington Bank employed 36 persons on a full-time equivalent basis.

Share Ownership

         The table below sets forth information regarding the beneficial ownership of shares of CNB Common (both the number of shares owned and the percent of the class) by CNB's directors, and by CNB's directors and executive officers as a group, and by persons who are known to CNB to beneficially own more than 5% of CNB Common as of March 31, 1997.




               Name                                       Number of Shares           Percent
  ------------------------------                          ----------------           -------
Diego Camacho, Jr.                                              27                          *
John B. Clark(2)                                               550                        7.8%
Harriet A. Halloran                                            267                        3.8%
Ervin W. Johnson(3)                                            375                        5.3%
Robert D. Martin(1)                                            330                        4.7%
Timothy P. McGettigan(1)                                       342.5                      4.9%
Howard A. Olson(1)                                             320                        4.6%
Ralph F. Whalen                                                 30                          *

All directors and
executive officers as a group                                2,275.5                      32.4%

Jill W. and Robert C. May, Jr. (4)                             445                        6.3%
George L. West (5)                                             365                        5.2%
Janet M. West (6)                                              365                        5.2%
Walter S. West, Jr. (7)                                        365                        5.2%
-----------

 *       Less than 1%

(1) Includes any shares held by, or jointly with, spouse and dependent children. The shares are reported in such cases on the presumption that the individual may share voting and/or investment power because of the family relationship.
(2) Includes 440 shares as to which Mr. Clark has power of attorney. Mr. Clark's address is 1840 Sherwood Drive, Beloit, Wisconsin 53511.
(3) As trustee of The Ervin W. & Phyllis C. Johnson Trust. The address of Mr. Johnson and the trust is 1101 East Street, Darlington, Wisconsin 53530.

(4)      Mr. and Mrs. May's address is 20 Hedges Road, Abilene, Texas 79605.
(5) Mr. George L. West's address is 505 East Louisa Street, Darlington, Wisconsin 53530.
(6) Ms. Janet M. West's address is 519 East Louisa Street, Darlington, Wisconsin 53530.
(7) Mr. Walter S. West, Jr.'s address is 601 East Louisa Street, Darlington, Wisconsin 53530.

         To CNB's knowledge, directors and executive officers of CNB as a group own 20 shares of F&M Common. CNB and F&M are unaware of any ownership of CNB Common by directors or executive officers of F&M.

                          INFORMATION AS TO SECURITIES

F&M Common

         See pages 12 and 13 of the Prospectus for information as to F&M
Common.

CNB Common

         The Articles of Incorporation of CNB provide that CNB has authority to issue 15,000 shares of common stock, no par value of which 7,013 shares are issued outstanding. CNB's Articles of Incorporation further provide that, in certain situations, CNB has a right of first refusal to purchase outstanding shares of CNB Common at the price and on the terms and conditions offered to any CNB shareholder by a prospective purchaser of such shares.

         Holders of CNB Common are entitled to receive dividends thereon if and when declared and payable by the Board of Directors. Upon any voluntary or involuntary liquidation, dissolution or winding up of CNB, the holders of CNB Common would be entitled to receive any remaining assets available for distribution to CNB shareholders.

         The holders of CNB Common are entitled to one vote for each share held and are not entitled to cumulative voting rights. Most actions involving CNB, including the election of directors, are subject to approval of the holders of a majority of the outstanding CNB Common.

         Holders of CNB Common are not entitled to any preemptive rights, except in certain circumstances required by Wisconsin law. CNB Common is fully paid and not liable to any calls or assessments by CNB, except for potential calls for additional capital under Section 180.0622(2)(b) of the WBCL. See the discussion of Section 180.0622(2)(b) above under "Information as to F&M Common" on page 12 of Prospectus.

Comparison of F&M Common with CNB Common

         F&M's and CNB's respective common stocks, and the rights of their shareholders, are similar. However certain differences exist, including the following, which include all of those which are deemed by F&M and CNB to be potentially material.

         1. Shares of F&M Common are traded on The NASDAQ Stock Market, and several regional brokerage firms foster a trading market in F&M Common. F&M Common is a class of securities registered with the SEC, and F&M therefore is subject to periodic public reporting with respect thereto. F&M is unaware of any active market for shares of CNB Common, and CNB is not subject to SEC reporting requirements.

         2. F&M is subject to the statutory anti-takeover provisions of Sections 180.1130 through 180.1150 of the WBCL because it currently meets the definitions of "issuing public corporation" and "resident domestic corporation" thereunder. (See the discussion thereof under "F&M Common--Certain Statutory Provisions" above.) Those statutory provisions do not apply to CNB.

         3. The Articles and Bylaws of F&M provide for the classification of the Board of Directors into three classes, whereby directors serve three-year terms and one of the three classes of directors is subject to election at each annual meeting. The articles and bylaws of CNB do not provide for such classification, and each of CNB's directors is elected annually for a one-year term.

         4. The Articles of F&M do not provide for a right of first refusal to purchase F&M Common at the price and on the terms and conditions offered to any F&M shareholder by a prospective purchaser of F&M Common, as is provided in CNB's articles with respect to CNB Common.

                                 LEGAL OPINIONS

         Quarles & Brady, Milwaukee, Wisconsin, special counsel for F&M, and McCarty, Curry, Wydeven, Peeters & Haak, Kaukauna, Wisconsin, general counsel for F&M, will render opinions on the legality of the shares being offered hereby and as to certain other matters in connection with the Merger. Two Quarles & Brady attorneys providing services with respect to the Merger own an aggregate of 8,618 shares of F&M Common. Certain legal matters in connection with the Merger will be passed upon for CNB by Boardman, Suhr, Curry & Field, Madison, Wisconsin. McCarty, Curry, Wydeven, Peeters & Haak is also expected to render an opinion to CNB shareholders as to certain federal income tax matters of the Merger.

                                    EXPERTS

         The consolidated financial statements of F&M included and incorporated by reference in this Supplemental Statement, and the other consolidated financial statements from which the five-year selected financial data included herein have been derived, have been audited by Wipfli Ullrich Bertelson, LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The financial statements of CNB as of, and for the year ended, December 31, 1996, included in this Supplemental Statement have been audited by Wipfli Ullrich Bertelson, LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE NO.
CITIZENS NATIONAL BANCORP, INC.                                                                                 HEREIN

   Annual Financial Information*

       Independent Auditor's Report*  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             F-1
       Consolidated Balance Sheets at December 31, 1996 and 1995  . . . . . . . . . . . . . . . . .             F-2
       Consolidated Statements of Income for the years ended
          December 31, 1996, 1995 and 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . .             F-4
       Consolidated Statements of Stockholders' Equity for the years
          ended December 31, 1996, 1995 and 1994  . . . . . . . . . . . . . . . . . . . . . . . . .             F-6
       Consolidated Statements of Cash Flows for the years ended
          December 31, 1996, 1995 and 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . .             F-7
       Notes to Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             F-9

   Interim Financial Information (unaudited)
       Consolidated Balance Sheet at March 31, 1997 and 1996  . . . . . . . . . . . . . . . . . . .             F-26
       Consolidated Statements of Income for the three months ended
          March 31, 1997 and 1996   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             F-28
       Consolidated Statements of Cash Flows for the three months ended
          March 31, 1997 and 1996   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             F-29
       Notes to Interim Period Financial Status . . . . . . . . . . . . . . . . . . . . . . . . . .             F-30
------------------

* CNB's financial statements at, and for the year ended, December 31, 1996, are audited; other CNB financial statements are unaudited.

                     [WIPFLI ULLRICH BERTELSON LLP LOGO]



                          INDEPENDENT AUDITOR'S REPORT



Board of Directors
Citizens National Bancorp, Inc.
Darlington, Wisconsin


We have audited the accompanying consolidated balance sheet of Citizens National Bancorp, Inc. and Subsidiary as of December 31, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens National Bancorp, Inc. and Subsidiary at December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                    /s/ Wipfli Ullrich Bertelson LLP
                                   --------------------------------------
                                        Wipfli Ullrich Bertelson LLP

April 4, 1997
Appleton, Wisconsin

                 CITIZENS NATIONAL BANCORP, INC. AND SUBSIDIARY
                 ----------------------------------------------

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1996 and 1995
                             (Dollars in Thousands)
--------------------------------------------------------------------------------


                                     ASSETS

                                                                             Audited              Unaudited
                                                                               1996                  1995
                                                                         ---------------       ----------------
Cash and due from banks                                                  $         2,512       $         2,285
Federal funds sold                                                                 2,140                 6,248
                                                                         ---------------       ---------------

   Cash and cash equivalents                                                       4,652                 8,533

Interest-bearing deposits in other financial institutions                             99                   101
Investment securities available for sale - Stated at fair value                   19,189                18,185

Total loans                                                                       49,046                42,460
   Allowance for credit losses                                                       872                   497
                                                                         ---------------       ---------------

Net loans                                                                         48,174                41,963

Premises and equipment                                                             1,027                   970
Other assets                                                                       1,955                 1,335
                                                                         ---------------       ---------------





TOTAL ASSETS                                                             $        75,096       $        71,087
                                                                         ===============       ===============

--------------------------------------------------------------------------------


                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                             Audited              Unaudited
                                                                               1996                  1995
                                                                         ---------------       ----------------
Liabilities:
   Non-interest-bearing deposits                                         $         4,908       $         4,677
   Interest-bearing deposits                                                      60,225                56,485
                                                                         ---------------       ---------------

   Total deposits                                                                 65,133                61,162

   Short-term borrowings                                                             215                   116
   Other liabilities                                                                 573                   401
                                                                         ---------------       ---------------

      Total liabilities                                                           65,921                61,679
                                                                         ---------------       ---------------

Commitments and contingent liabilities (Note 13)

Stockholders' equity:
   Common stock - $1 stated value:
      Authorized - 15,000 shares
      Issued - 7,500 shares                                                            8                     8
   Capital surplus                                                                 1,492                 1,492
   Retained earnings                                                               8,225                 8,435
   Less - Common stock held in treasury, at cost, 487 shares                        (555)                 (555)
   Unrealized gain on securities available for sale -
    Net of tax                                                                         5                    28
                                                                         ---------------       ---------------

      Total stockholders' equity                                                   9,175                 9,408
                                                                         ---------------       ---------------


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $        75,096       $        71,087
                                                                         ===============       ===============


          See accompanying notes to consolidated financial statements.

                 CITIZENS NATIONAL BANCORP, INC. AND SUBSIDIARY
                 ----------------------------------------------

                       CONSOLIDATED STATEMENTS OF INCOME
                 Years Ended December 31, 1996, 1995, and 1994
               (Dollars in Thousands, Except Earnings Per Share)
--------------------------------------------------------------------------------


                                                       Audited              Unaudited             Unaudited
                                                         1996                  1995                  1994
                                                   ---------------       ---------------       ----------------
Interest income:
   Interest and fees on loans                      $         4,320       $         3,891       $         3,373
   Interest on investment securities:
      Taxable                                                  779                   799                   922
      Tax-exempt                                               373                   444                   492
   Other interest income                                       107                   141                    48
                                                   ---------------       ---------------       ---------------

      Total interest income                                  5,579                 5,275                 4,835
                                                   ---------------       ---------------       ---------------

Interest expense:
   Deposits                                                  2,809                 2,575                 2,099
   Short-term borrowings                                        22                     8                    44
                                                   ---------------       ---------------       ---------------

      Total interest expense                                 2,831                 2,583                 2,143
                                                   ---------------       ---------------       ---------------

Net interest income                                          2,748                 2,692                 2,692
Provision for credit losses                                    690                   -0-                   -0-
                                                   ---------------       ---------------       ---------------

Net interest income after provision
 for credit losses                                           2,058                 2,692                 2,692
                                                   ---------------       ---------------       ---------------

Other income:
   Service fees                                                185                   202                   226
   Net security losses                                         -0-                    (3)                  -0-
   Write down of securities                                    (50)                  -0-                   -0-
   Other operating income                                      192                    97                    83
                                                   ---------------       ---------------       ---------------

      Total other income                                       327                   296                   309
                                                   ---------------       ---------------       ---------------

Other expenses:
   Salaries and employee benefits                            1,159                 1,085                   973
   Net occupancy expense                                       129                   123                   112
   FDIC assessment                                              28                    69                   123
   Data processing                                             105                   129                   146
   Other operating expenses                                    735                   611                   569
                                                   ---------------       ---------------       ---------------

      Total other expenses                                   2,156                 2,017                 1,923
                                                   ---------------       ---------------       ---------------

                 CITIZENS NATIONAL BANCORP, INC. AND SUBSIDIARY
                 ----------------------------------------------

                 CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)
                 Years Ended December 31, 1996, 1995, and 1994
               (Dollars in Thousands, Except Earnings Per Share)
--------------------------------------------------------------------------------


                                                       Audited              Unaudited             Unaudited
                                                         1996                  1995                  1994
                                                   ---------------       ---------------       ----------------
Income before provision (credit) for
 income taxes                                      $           229       $           971       $         1,078
Provision (credit) for income taxes                            (59)                  205                   222
                                                   ---------------       ---------------       ---------------

Net income                                         $           288       $           766       $           856
                                                   ===============       ===============       ===============

Earnings per share                                 $         41.07       $        109.23       $        122.06
                                                   ===============       ===============       ===============

Weighted average shares outstanding                          7,013                 7,013                 7,013
                                                   ===============       ===============       ===============


          See accompanying notes to consolidated financial statements.

                 CITIZENS NATIONAL BANCORP, INC. AND SUBSIDIARY
                 ----------------------------------------------

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 Years Ended December 31, 1996, 1995, and 1994
                             (Dollars in Thousands)
--------------------------------------------------------------------------------





                                                             Common             Capital            Retained
                                                             Stock              Surplus            Earnings
                                                        ---------------     ---------------    ---------------
   UNAUDITED
   ---------
Balance, January 1, 1994                                $             8     $         1,492    $         7,711
Net income                                                                                                 856
Change in accounting for investments -
 Adoption of SFAS No. 115
Dividends paid                                                                                            (400)
Change in unrealized gain (loss) on securities
 available for sale - Net of tax
                                                        ---------------     ---------------    ---------------

Balance, December 31, 1994                                            8               1,492              8,167
Net income                                                                                                 766
Dividends paid                                                                                            (498)
Change in unrealized gain (loss) on securities
 available for sale - Net of tax
                                                        ---------------     ---------------    ---------------

Balance, December 31, 1995                                            8               1,492              8,435

   AUDITED
   -------

Net income                                                                                                 288
Dividends paid                                                                                            (498)
Change in unrealized gain (loss) on securities
 available for sale - Net of tax
                                                        ---------------     ---------------    ---------------

Balance, December 31, 1996                              $             8     $         1,492    $         8,225
                                                        ===============     ===============    ===============

--------------------------------------------------------------------------------

                         Unrealized
                            Gain
                         (Loss) on
                         Securities
                         Available
      Treasury           for Sale -
        Stock            Net of Tax            Total
   ---------------    ---------------     ---------------


   $          (555)   $           -0-     $         8,656
                                                      856


                                   47                  47
                                                     (400)

                                 (440)               (440)
   ---------------    ---------------     ---------------

              (555)              (393)              8,719
                                                      766
                                                     (498)

                                  421                 421
   ---------------    ---------------     ---------------

              (555)                28               9,408




                                                      288
                                                     (498)

                                  (23)                (23)
   ---------------    ---------------     ---------------

   $          (555)   $             5     $         9,175
   ===============    ===============     ===============


          See accompanying notes to consolidated financial statements.

                 CITIZENS NATIONAL BANCORP, INC. AND SUBSIDIARY
                 ----------------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years Ended December 31, 1996, 1995, and 1994
                             (Dollars in Thousands)
--------------------------------------------------------------------------------

                                                       Audited               Unaudited             Unaudited
                                                         1996                  1995                  1994
                                                   ---------------       ---------------       ---------------
Increase (decrease) in cash and cash
 equivalents:
  Cash flows from operating activities:

     Net income                                    $           288       $           766       $           856
                                                   ---------------       ---------------       ---------------

     Adjustments to reconcile net income to
      net cash provided by operating activities:
       Provision for depreciation and net
        amortization                                           137                   147                   169
       Provision for credit losses                             690                   -0-                   -0-
       Credit for deferred income taxes                       (313)                   26                    19
       Net security losses                                     -0-                     3                   -0-
       Write down of securities                                 50                   -0-                   -0-
       Change in other assets                                 (300)                  (35)                  (92)
       Change in other liabilities                             172                   165                   (39)
                                                   ---------------       ---------------       ---------------

         Total adjustments                                     436                   306                    57
                                                   ---------------       ---------------       ---------------

  Net cash provided by operating activities                    724                 1,072                   913
                                                   ---------------       ---------------       ---------------

  Cash flows from investing activities:
     Net decrease in interest-bearing deposits
      in other financial institutions                            2                   198                   172
     Proceeds from sale of securities
      available for sale                                       -0-                 2,886                   -0-
     Proceeds from maturities of securities:
       Available for sale                                    4,503                 1,629                 1,426
       Held to maturity                                        -0-                 3,158                 3,790
     Payment for purchases of securities:
       Available for sale                                   (5,613)               (1,580)               (1,479)
       Held to maturity                                        -0-                (1,480)               (2,085)
     Net increase in loans                                  (6,901)               (3,833)               (4,958)
     Capital expenditures                                     (168)                  (35)                 (146)
                                                   ---------------       ---------------       ---------------

  Net cash provided by (used in)
   investing activities                                     (8,177)                  943                (3,280)
                                                   ---------------       ---------------       ---------------

                 CITIZENS NATIONAL BANCORP, INC. AND SUBSIDIARY
                 ----------------------------------------------

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                 Years Ended December 31, 1996, 1995, and 1994
                             (Dollars in Thousands)
--------------------------------------------------------------------------------

                                                       Audited               Unaudited             Unaudited
                                                        1996                   1995                  1994
                                                   ---------------       ---------------       ----------------
  Cash flows from financing activities:
     Net increase in deposits                      $         3,971       $         3,837       $          2,184
     Net increase (decrease) in short-term
      borrowings                                                99                  (145)                    46
     Dividends paid                                           (498)                 (498)                  (400)
                                                   ---------------       ---------------       ----------------

  Net cash provided by financing activities                  3,572                 3,194                  1,830
                                                   ---------------       ---------------       ----------------

Net increase (decrease) in cash and cash
 equivalents                                                (3,881)                5,209                   (537)
Cash and cash equivalents at beginning                       8,533                 3,324                  3,861
                                                   ---------------       ---------------       ----------------

Cash and cash equivalents at end                   $         4,652       $         8,533       $          3,324
                                                   ===============       ===============       ================


Supplemental cash flow information:

Cash paid during the year for:
  Interest                                         $         2,836       $         2,504       $          2,096
  Income taxes                                                 177                   239                    174


          See accompanying notes to consolidated financial statements.

                 CITIZENS NATIONAL BANCORP, INC. AND SUBSIDIARY
                 ----------------------------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Citizens National Bancorp, Inc. (the "Company") and its subsidiary conform to generally accepted accounting principles and general practices within the banking industry. Significant accounting policies are summarized below.

Nature of Operations

Citizens National Bancorp, Inc. provides banking services to individual and corporate customers through its wholly owned subsidiary, The Citizens National Bank of Darlington (the "Bank").

The Bank operates as a full-service financial institution with a primary market area including, but not limited to, Lafayette County. The Bank offers a full range of commercial and retail banking services to customers within the Bank's market area. The Bank provides commercial, real estate, agricultural, and consumer loans, as well as a variety of traditional deposit products.

CNB Investment Corporation, a Nevada corporation, is a wholly owned subsidiary of the Bank. CNB Investment Corporation owns and manages a portfolio of investment securities, all of which are permissible investments of the Bank itself.

Principles of Consolidation

The consolidated financial statements include the accounts of Citizens National Bancorp, Inc. and its subsidiary. All significant intercompany balances and transactions have been eliminated.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from these estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, non-interest-bearing deposits in correspondent banks, and federal funds sold. Generally, federal funds are sold for one-day periods.

                 CITIZENS NATIONAL BANCORP, INC. AND SUBSIDIARY
                 ----------------------------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Investment Securities

The Company's investment securities are classified and accounted for as securities available for sale. Securities available for sale consist of debt and mortgage-related securities not classified as securities held to maturity. Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of stockholders' equity until realized. Gains and losses on the sale of securities are determined using the specific-identification method.

Interest and Fees on Loans

Interest on loans is credited to income as earned. Interest income is not accrued on loans where management has determined collection of such interest is doubtful. When a loan is placed on nonaccrual status, previously accrued but unpaid interest deemed uncollectible is reversed and charged against current income. Loan-origination fees are credited to income when received, as capitalization of the fees and related costs would not have a material effect on the financial statements.

Allowance for Credit Losses

The allowance for credit losses includes specific allowances related to commercial loans which have been judged to be impaired. A loan is impaired when, based on current information, it is probable that the Bank will not collect all amounts due in accordance with the contractual terms of the loan agreement. These specific allowances are based on discounted cash flows of expected future payments using the loan's initial effective interest rate or the fair value of the collateral if the loan is collateral dependent.

The Bank continues to maintain a general allowance for credit losses for loans not considered impaired. The allowance for credit losses is maintained at a level which management believes is adequate to provide for possible credit losses. Management periodically evaluates the adequacy of the allowance using the Bank's past credit loss experience, known and inherent risks in the portfolio, composition of the portfolio, current economic conditions, and other factors. This evaluation is inherently subjective since it requires material estimates that may be susceptible to significant change.

                 CITIZENS NATIONAL BANCORP, INC. AND SUBSIDIARY
                 ----------------------------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Premises and Equipment

Premises and equipment are stated at cost. Maintenance and repair costs are charged to expense as incurred. Gains or losses on disposition of premises and equipment are reflected in income. Depreciation is computed on accelerated and straight line methods and is based on the estimated useful lives of the assets.

Income Taxes

Deferred income taxes have been provided under the liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the current enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense (benefit) is the result of changes in the deferred tax asset and liability.

Off-Balance-Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Advertising Costs

Advertising costs are expensed as incurred.

Future Accounting Changes

The Financial Accounting Standards Board (FASB) issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," in June 1996. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. The statement provides guidelines for classification of a transfer as a sale. The statement also requires liabilities incurred or obtained by transferors as part of a transfer of financial assets be initially recorded at fair value. Subsequent to acquisition, the servicing assets and liabilities are to be amortized over the estimated net servicing period. This statement is required to be adopted for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996.

In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." This statement defers implementation of certain provisions of SFAS No. 125 for one year. Adoption of SFAS No. 125 is not anticipated to have a significant impact on the Company's financial condition or results of operations once implemented.

                 CITIZENS NATIONAL BANCORP, INC. AND SUBSIDIARY
                 ----------------------------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 2 - INVESTMENT SECURITIES

The estimated fair value and amortized cost of investment securities available for sale at December 31 are as follows:


                                                                   Audited - 1996
                                       ------------------------------------------------------------------------
                                                               Gross              Gross
                                          Estimated         Unrealized         Unrealized         Amortized
                                          Fair Value           Gains             Losses              Cost
                                       ---------------    ---------------    ---------------   ----------------
                                                                (Dollars in Thousands)
U.S. Treasury securities
 and obligations of U.S.
 government corporations
 and agencies                          $         5,573    $            14    $            49   $         5,608
Obligations of states and
 political subdivisions                          7,865                 41                  6             7,830
Mortgage-related securities                      3,429                 29                 27             3,427
Other securities                                 2,322                 10                  5             2,317
                                       ---------------    ---------------    ---------------   ---------------

   Total                               $        19,189    $            94    $            87   $        19,182
                                       ===============    ===============    ===============   ===============

                                                                    Unaudited - 1995
                                       ------------------------------------------------------------------------
                                                               Gross              Gross
                                          Estimated         Unrealized         Unrealized         Amortized
                                          Fair Value           Gains             Losses              Cost
                                       ---------------    ---------------    ---------------   ----------------
                                                                (Dollars in Thousands)
U.S. Treasury securities
 and obligations of U.S.
 government corporations
 and agencies                          $         5,156    $            23    $            30   $         5,163
Obligations of states and
 political subdivisions                          6,982                 57                 60             6,985
Mortgage-related securities                      3,221                 48                 28             3,201
Other securities                                 2,826                 37                 11             2,800
                                       ---------------    ---------------    ---------------   ---------------

   Total                               $        18,185    $           165    $           129   $        18,149
                                       ===============    ===============    ===============   ===============

                 CITIZENS NATIONAL BANCORP, INC. AND SUBSIDIARY
                 ----------------------------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

Fair values of securities are estimates based on financial methods or prices paid for similar securities. It is possible interest rates could change considerably resulting in a material change in the estimated fair value.

The estimated fair value and amortized cost of investment securities available for sale at December 31, 1996, by contractual maturity, are shown below. Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                            Estimated             Amortized
                                                                            Fair Value               Cost
                                                                          --------------       ----------------
                                                                                 (Dollars in Thousands)
   Due in three months or less                                            $          943       $           941
   Due after three months through one year                                         1,637                 1,633
   Due after one year through five years                                           9,850                 9,857
   Due after five years through ten years                                          2,493                 2,494
   Due after ten years                                                               837                   830
                                                                          --------------       ---------------

                                                                                  15,760                15,755

   Mortgage-related securities                                                     3,429                 3,427
                                                                          --------------       ---------------

   Total                                                                  $       19,189       $        19,182
                                                                          ==============       ===============

Following is a summary of the proceeds from sales of investment securities available for sale as well as gross gains and losses for the years ended December 31:

                                                        Audited             Unaudited             Unaudited
                                                         1996                  1995                  1994
                                                    ---------------       --------------       ----------------
                                                                      (Dollars in Thousands)
   Proceeds from sales of investment
    securities available for sale                   $           -0-       $        2,886       $           -0-
   Gross gains on sales                                         -0-                   59                   -0-
   Gross losses on sales                                        -0-                   62                   -0-

The Company recognized a loss in 1996 of $50,000 due to other than temporary price declines on investment securities.

                 CITIZENS NATIONAL BANCORP, INC. AND SUBSIDIARY
                 ----------------------------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

Investment securities pledged to secure public deposits, short-term borrowings, and for other purposes required by law had an estimated fair value of $1,381,000, and amortized cost of $1,390,000, as of December 31, 1996.

A significant portion of the securities issued by states and political subdivisions are rated by Moody's with ratings ranging from A to AAA. For those securities not rated, market values are obtained from brokerage services utilized by the Company. At December 31, 1996, the total carrying value of nonrated obligations of states and political subdivisions was $4,281,000.


NOTE 3 - LOANS

The composition of loans at December 31 follows:

                                                                             Audited              Unaudited
                                                                               1996                  1995
                                                                          --------------       ----------------
                                                                                 (Dollars in Thousands)
   Commercial, industrial, and financial                                  $        6,118       $         4,899
   Agricultural                                                                   29,905                26,168
   Real estate mortgage                                                            5,728                 5,841
   Installment                                                                     7,295                 5,552
                                                                          --------------       ---------------

   Total loans                                                            $       49,046       $        42,460
                                                                          ==============       ===============

The aggregate amount of nonperforming loans was $2,022,000 and $1,187,000 at December 31, 1996 and 1995, respectively. Nonperforming loans are those which are contractually past due 90 days or more as to interest or principal payments, those loans on a nonaccrual status, or loans the terms of which have been renegotiated to provide a reduction or deferral of interest or principal. If nonaccrual and renegotiated loans had been current, or not troubled, $75,000, $44,000, and $21,000 of interest income would have been recorded for the years ended December 31, 1996, 1995, and 1994, respectively. Interest income actually recorded on these loans was $15,000, $13,000, and $10,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

                 CITIZENS NATIONAL BANCORP, INC. AND SUBSIDIARY
                 ----------------------------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 3 - LOANS (CONTINUED)

The recorded investment in loans considered to be impaired was $1,087,000 and $683,000 of which $516,000 and $96,000 was on a nonaccrual basis at December 31, 1996 and 1995, respectively. The related allowance for loan losses on impaired loans was $132,000 and $31,000 as of December 31, 1996 and 1995, respectively. The average recorded investment in impaired loans was $885,000 and $312,000 during 1996 and 1995, respectively. The Company recognized interest income on those impaired loans of $75,000 and $35,000 which included $73,000 and $34,000 of interest income recognized using the cash basis method of income recognition for the years ended December 31, 1996 and 1995, respectively.

The Bank, in the ordinary course of banking business, grants loans to its executive officers and directors including their families and firms in which they are principal owners.

Substantially all loans to executive officers and directors were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. Activity in such loans during 1996 is summarized below:

                                                                      (Dollars in Thousands)
   Loans outstanding, December 31, 1995                                   $          148
   New loans                                                                         161
   Repayment                                                                         (62)
                                                                          --------------

   Loans outstanding, December 31, 1996                                   $          247
                                                                          ==============

An analysis of the allowance for credit losses for the years ended December 31 follows:

                                                       Audited              Unaudited             Unaudited
                                                         1996                  1995                  1994
                                                   ---------------       ---------------       ----------------
                                                                      (Dollars in Thousands)
   Balance, January 1                              $           497       $           559       $           601
   Provision for credit losses                                 690                   -0-                   -0-
   Recoveries on loans                                          27                    85                    75
   Loans charged off                                          (342)                 (147)                 (117)
                                                   ---------------       ---------------       ---------------

   Balance, December 31                            $           872       $           497       $           559
                                                   ===============       ===============       ===============

                 CITIZENS NATIONAL BANCORP, INC. AND SUBSIDIARY
                 ----------------------------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 4 - PREMISES AND EQUIPMENT

An analysis of premises and equipment at December 31 follows:

                                                                             Audited              Unaudited
                                                                               1996                  1995
                                                                         ---------------       ----------------
                                                                                 (Dollars in Thousands)
   Land                                                                  $            75       $            75
   Buildings and improvements                                                      1,135                 1,110
   Furniture and equipment                                                           695                   588
                                                                         ---------------       ---------------

   Totals                                                                          1,905                 1,773
   Less - Accumulated depreciation and amortization                                 (878)                 (803)
                                                                         ---------------       ---------------

   Net book value                                                        $         1,027       $           970
                                                                         ===============       ===============

Depreciation and amortization of premises and equipment charged to operating expenses amounted to $111,000 in 1996, $117,000 in 1995, and $139,000 in 1994.


NOTE 5 - OTHER REAL ESTATE

Included in other assets is other real estate totaling $10,000 at December 31, 1995. There is no other real estate at December 31, 1996. Operating expenses for 1996, 1995, and 1994, include charges of $-0-, $4,000, and $6,000, respectively, for costs related to operation and sale of other real estate.


NOTE 6 - DEPOSITS

The distribution of deposits at December 31 is as follows:

                                                                             Audited              Unaudited
                                                                               1996                  1995
                                                                         ---------------       ----------------
                                                                                 (Dollars in Thousands)
   Non-interest-bearing demand deposits                                  $         4,908       $         4,677
   Interest-bearing demand deposits                                                7,477                 7,641
   Savings deposits                                                                5,018                 5,160
   Money market deposits                                                           4,601                 2,621
   Time deposits                                                                  43,129                41,063
                                                                         ---------------       ---------------

   Total deposits                                                        $        65,133       $        61,162
                                                                         ===============       ===============

                 CITIZENS NATIONAL BANCORP, INC. AND SUBSIDIARY
                 ----------------------------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 6 - DEPOSITS (CONTINUED)

Time deposits of $100,000 or more were $5,572,000 and $5,626,000 at December 31, 1996 and 1995, respectively. Interest expense on time deposits of $100,000 or more was $311,000, $196,000, and $116,000 for the years ended December 31, 1996, 1995, and 1994, respectively.


NOTE 7 - SHORT-TERM BORROWINGS

Short-term borrowings consist of treasury tax and loan deposits and federal funds purchased and generally mature within one day from the transaction date. Details of short-term borrowings at December 31 follows:

                                                                             Audited              Unaudited
                                                                               1996                  1995
                                                                         ---------------       ----------------
                                                                                 (Dollars in Thousands)
   Treasury tax and loan deposits                                        $           189       $           116
   Federal funds purchased                                                            26                   -0-
                                                                         ---------------       ---------------

   Total short-term borrowings                                           $           215       $           116
                                                                         ===============       ===============


NOTE 8 - INCOME TAXES

The components of the provision (credit) for income taxes are as follows for the years ended December 31:

                                                       Audited              Unaudited             Unaudited
                                                         1996                  1995                  1994
                                                   ---------------       ---------------       ----------------
                                                                      (Dollars in Thousands)
   Current tax expense:
      Federal                                      $           198       $           134       $           146
      State                                                     56                    45                    57
                                                   ---------------       ---------------       ---------------

   Total current                                               254                   179                   203
   Deferred tax expense (credit)                              (313)                   26                    19
                                                   ---------------       ---------------       ---------------

   Total provision (credit) for income taxes       $           (59)      $           205       $           222
                                                   ===============       ===============       ===============

                 CITIZENS NATIONAL BANCORP, INC. AND SUBSIDIARY
                 ----------------------------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 8 - INCOME TAXES (CONTINUED)

As of December 31, 1996 and 1995, deferred income taxes are provided for the temporary differences between the financial reporting and tax bases of the Company's assets and liabilities. The major components of deferred tax assets and deferred tax liabilities are as follows:

                                                                             Audited              Unaudited
                                                                               1996                  1995
                                                                         ---------------       ----------------
                                                                                 (Dollars in Thousands)
   Deferred tax assets:
      Allowance for credit losses                                        $           276       $             36
      Nonperforming assets                                                            76                     31
      Other                                                                           73                     39
                                                                         ---------------       ----------------

         Total deferred tax assets                                                   425                    106
                                                                         ---------------       ----------------

   Deferred tax liabilities:
      Depreciation                                                                   (13)                    (7)
      Unrealized gain on securities available for sale                                (2)                    (8)
                                                                         ---------------       ----------------

         Total deferred tax liabilities                                              (15)                   (15)
                                                                         ---------------       ----------------

   Net deferred tax assets                                               $           410       $             91
                                                                         ===============       ================

A summary of the source of differences between income taxes at the federal statutory rate and the provision (credit) for income taxes for the years ended December 31 follows:

                                Audited - 1996               Unaudited - 1995               Unaudited - 1994
                          ---------------------------   ---------------------------    ---------------------------
                                              % of                          % of                           % of
                                             Pretax                        Pretax                         Pretax
                             Amount          Income         Amount         Income         Amount          Income
                          -------------    ----------   --------------   ----------    -------------    ----------
                                                          (Dollars in Thousands)
Tax expense at
 statutory rate           $          78        34.0     $          330        34.0     $         367        34.0
Increase (decrease)
 in taxes resulting
 from:
   Tax-exempt interest             (112)      (48.9)              (137)      (14.1)             (159)      (14.7)
   State income tax                  (4)       (1.7)                33         3.4                40         3.7
   Other                            (21)       (9.2)               (21)       (2.2)              (26)       (2.4)
                          -------------       -----     --------------       -----     -------------       -----

Provision (credit) for
 income taxes             $         (59)      (25.8)    $          205        21.1     $         222        20.6
                          =============       =====     ==============       =====     =============       =====

                 CITIZENS NATIONAL BANCORP, INC. AND SUBSIDIARY
                 ----------------------------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 9 - LEASES

The Company leases a building for a branch office. The lease is for a period of five years and expires in 2001. The Company has the option to extend the lease for an additional five years.

Future minimum payments, by year and in the aggregate, are as follows:

                                                   (Dollars In Thousands)
   1997                                            $         24
   1998                                                      24
   1999                                                      24
   2000                                                      24
   2001                                                      16
                                                   ------------

   Total                                           $        112
                                                   ============

Rental expense totaled $8,000 for 1996. There was no rental expense for 1995 or 1994.


NOTE 10 - RETIREMENT PLAN

The Bank sponsors a defined contribution 401(k) profit sharing plan covering substantially all employees age 21 and older and who have completed one year of service. Participants are allowed to make voluntary contributions to the plan through salary reductions. Employer contributions include a discretionary matching contribution equal to a percentage of the amount of salary reduction. In applying this matching percentage, only salary reductions up to 4% of the participants' compensation are considered. The Bank may also make a special discretionary profit-sharing contribution.

Retirement plan expense charged to operations under the plan totaled $46,000, $42,000, and $37,000 for 1996, 1995, and 1994, respectively.

                 CITIZENS NATIONAL BANCORP, INC. AND SUBSIDIARY
                 ----------------------------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 11 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios as of December 31, 1996, are presented in the following table.

                                                                                              To Be Well
                                                                                          Capitalized Under
                                                              For Capital                 Prompt Corrective
                                   Actual                  Adequacy Purposes              Action Provisions
                          ------------------------  ----------------------------   ---------------------------
                              Amount      Ratio         Amount          Ratio          Amount          Ratio
                          ------------  ----------  ----------------  ----------   ---------------   ---------
                                                          (Dollars in Thousands)
Total capital (to risk
 weighted assets)         $      9,766     18.7%       >= $ 4,178       >= 8.0%       >= $ 5,222      >= 10.0%

Tier I capital (to risk
 weighted assets)         $      9,114     17.5%       >= $ 2,083       >= 4.0%       >= $ 3,124      >=  6.0%

Tier I capital (to
 average assets)          $      9,114     12.4%       >= $ 2,940       >= 4.0%       >= $ 3,675      >=  5.0%

The Bank is subject to restrictions on the amount of dividends it may declare without regulatory approval. At December 31, 1996, $1,493,000 of retained earnings was available for dividend declaration without prior regulatory approval.

                 CITIZENS NATIONAL BANCORP, INC. AND SUBSIDIARY
                 ----------------------------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 12 - ADVERTISING COSTS

Advertising costs are expensed as incurred (or the first time advertising takes place). Advertising expense for 1996, 1995, and 1994 was $40,000, $52,000, and $47,000, respectively.


NOTE 13 - COMMITMENTS AND CONTINGENCIES

Financial Instruments With Off-Balance-Sheet Risk

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Bank's exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Bank's commitments and contingent liabilities at December 31, 1996, is as follows:

                                                                             Notional
                                                                              Amount
                                                                         ---------------
                                                                      (Dollars in Thousands)
   Commitments to extend credit                                          $         4,669
   Standby letters of credit                                                          78
   Credit card commitments                                                         1,201

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.
Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies but may include accounts receivable; inventory; property, plant, and equipment; and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The commitments are structured to allow for 100% collateralization on all standby letters of credit.

                 CITIZENS NATIONAL BANCORP, INC. AND SUBSIDIARY
                 ----------------------------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 13 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

Credit card commitments are commitments on credit cards issued by the Bank and serviced by other companies. These commitments are unsecured.

Contingencies

In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the financial statements.


NOTE 14 - CONCENTRATION OF CREDIT RISK

The Bank grants residential, commercial, agricultural, and consumer loans within its market area. At December 31, 1996, approximately 61% of the Bank's loan portfolio consists of agricultural loans. The ability of debtors to honor their contracts is tied to the economy within the Bank's market area.


NOTE 15 - SUBSEQUENT EVENT

On February 26, 1997, the Company signed a Plan and Agreement of Merger to sell 100% of its outstanding shares to F&M Bancorporpation, Inc. in exchange for F&M Bancorporation, Inc. stock. This transaction is subject to regulatory and stockholder approval. The transaction is expected to be completed in the third quarter of 1997.

                 CITIZENS NATIONAL BANCORP, INC. AND SUBSIDIARY
                 ----------------------------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 16 - PARENT COMPANY ONLY FINANCIAL STATEMENTS

                                 BALANCE SHEETS
                           December 31, 1996 and 1995
                             (Dollars in Thousands)

                                                   ASSETS
                                                   ------

                                                                             Audited              Unaudited
                                                                               1996                  1995
                                                                         ---------------       ----------------
Cash                                                                     $            23       $            20
Investment in subsidiary                                                           9,151                 9,382
Other assets                                                                           1                     6
                                                                         ---------------       ---------------


TOTAL ASSETS                                                             $         9,175       $         9,408
                                                                         ===============       ===============


                                           STOCKHOLDERS' EQUITY
                                           --------------------


TOTAL STOCKHOLDERS' EQUITY                                               $         9,175       $         9,408
                                                                         ===============       ===============

                 CITIZENS NATIONAL BANCORP, INC. AND SUBSIDIARY
                 ----------------------------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 16 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

                              STATEMENTS OF INCOME
                 Years Ended December 31, 1996, 1995, and 1994
                             (Dollars in Thousands)

                                                       Audited              Unaudited             Unaudited
                                                         1996                  1995                  1994
                                                   ---------------       ---------------       ----------------
Income - Dividends received from
 subsidiary                                        $           498       $           498       $           400
                                                   ---------------       ---------------       ---------------

Expenses - Other                                                 3                     9                     9
                                                   ---------------       ---------------       ---------------

Income before credit for income
 taxes and equity in undistributed net
 income (loss) of subsidiary                                   495                   489                   391
Credit for income taxes                                          1                     3                     3
                                                   ---------------       ---------------       ---------------

Income before equity in undistributed
 net income (loss) of subsidiary                               496                   492                   394
Equity in undistributed net income (loss)
 of subsidiary                                                (208)                  274                   462
                                                   ---------------       ---------------       ---------------

Net income                                         $           288       $           766       $           856
                                                   ===============       ===============       ===============

                 CITIZENS NATIONAL BANCORP, INC. AND SUBSIDIARY
                 ----------------------------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 16 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

                            STATEMENTS OF CASH FLOWS
                 Years Ended December 31, 1996, 1995, and 1994
                             (Dollars in Thousands)

                                                       Audited              Unaudited             Unaudited
                                                         1996                  1995                  1994
                                                   ---------------       ---------------       ----------------
Increase (decrease) in cash:

   Cash flows from operating activities:

      Net income                                   $           288       $           766       $           856
                                                   ---------------       ---------------       ---------------
      Adjustments to reconcile net income
       to net cash provided by operating
       activities:
         Equity in undistributed net (income)
          loss of subsidiary                                   208                  (274)                 (462)
         Change in other assets                                  5                     8                     9
                                                   ---------------       ---------------       ---------------

           Total adjustments                                   213                  (266)                 (453)
                                                   ---------------       ---------------       ---------------

   Net cash provided by operating
    activities                                                 501                   500                   403
                                                   ---------------       ---------------       ---------------

   Net cash used in financing
    activities - Dividends paid                               (498)                 (498)                 (400)
                                                   ---------------       ---------------       ---------------

Net increase in cash                                             3                     2                     3
Cash at beginning                                               20                    18                    15
                                                   ---------------       ---------------       ---------------

Cash at end                                        $            23       $            20       $            18
                                                   ===============       ===============       ===============

                 CITIZENS NATIONAL BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                    CONSOLIDATED BALANCE SHEETS -- UNAUDITED
                            MARCH 31, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------


                                     ASSETS

                                                                                    1997         1996
                                                                                    ----         ----
Cash and due from banks                                                          $  2,066       $  1,427
Federal funds sold                                                                  3,315          2,429
                                                                                 --------       --------

       Cash and cash equivalents                                                    5,381          3,856

Interest-bearing deposits in other financial institutions                              99             99
Investment securities available for sale -- Stated at fair value                   19,005         20,231
Total loans                                                                        48,062         43,461
       Allowance for credit losses                                                    873            499
                                                                                 --------       --------

Net loans                                                                          47,189         42,962
Premises and equipment                                                              1,048            964
Other assets                                                                        1,801          1,632
                                                                                 --------       --------


TOTAL ASSETS                                                                      $74,523        $69,744
                                                                                  =======        =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                                                                      1997          1996
                                                                                      ----          ----
 Liabilities:
   Non-interest-bearing deposits                                                  $     3,856     $    3,222
   Interest-bearing deposits                                                           60,565         56,418
                                                                                       ------         ------

   Total deposits                                                                      64,421         59,640

   Short-term borrowings                                                                  186            101
   Other liabilities                                                                      566            488
                                                                                       ------         ------


     Total liabilities                                                                 65,173         60,229
                                                                                       ------         ------

 Stockholders' equity:
   Common stock - $1 stated value:
     Authorized - 15,000 shares
     Issued - 7,500 shares                                                                  8              8
   Capital surplus                                                                      1,492          1,492
   Retained earnings                                                                    8,441          8,650
   Less - Common stock held in treasury, at cost, 487 shares                             (555)          (555)
   Unrealized loss on securities available for sale - Net of tax                          (36)           (80)
                                                                                       ------         ------

     Total stockholders' equity                                                         9,350          9,515


 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                       $    74,523     $   69,744
                                                                                      =======         ======

     See accompanying notes to unaudited consolidated financial statements.

                 CITIZENS NATIONAL BANCORP, INC. AND SUBSIDIARY
                 ----------------------------------------------

                 CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
               For the Three Months Ended March 31, 1997 and 1996
               (Dollars in Thousands, Except Earnings Per Share)


                                                                                      1997          1996
                                                                                      ----          ----
 Interest income:
   Interest and fees on loans                                                         $  1,152       $  1,007
   Interest on investment securities:
     Taxable                                                                               188            196
     Tax-exempt                                                                             89             91
   Other interest income                                                                    24             65
                                                                                      --------       --------

     Total interest income                                                               1,453          1,359
                                                                                      --------       --------

 Interest expense:
   Deposits                                                                                727            692
   Short-term borrowings                                                                     1              1
                                                                                      --------       --------

     Total interest expense                                                                728            693
                                                                                      --------       --------

 Net interest income                                                                       725            666
 Provision for credit losses                                                               -0-            -0-
                                                                                      --------       --------

                                                                                           725            666
   Net interest income after provision for credit losses                              --------       --------

 Other income:
   Service fees                                                                             45             38
   Other operating income                                                                   50             72
                                                                                      --------       --------

     Total other income                                                                     95            110
                                                                                      --------       --------
 Other expenses:
   Salaries and employee benefits                                                          318            287
   Net occupancy expense                                                                    40             34
   Other operating expenses                                                                169            180
                                                                                      --------       --------

     Total other expenses                                                                  527            501
                                                                                      --------       --------

 Income before provision for income taxes                                                  293            275
 Provision for income taxes                                                                 77             60
                                                                                      --------       --------

 Net income                                                                           $    216       $    215
                                                                                      ========       ========

 Earnings per share                                                                   $  30.80       $  30.66
                                                                                      ========       ========

     See accompanying notes to unaudited consolidated financial statements.

                 CITIZENS NATIONAL BANCORP, INC. AND SUBSIDIARY
                 ----------------------------------------------

                 CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
               For the Three Months Ended March 31, 1997 and 1996
                             (Dollars in Thousands)


                                                                                      1997          1996
                                                                                      ----          ----
 Increase (decrease) in cash and cash equivalents:
   Cash flows from operating activities:

     Net income                                                                      $    216       $    215
                                                                                     --------       --------

     Adjustments to reconcile net income to net cash provided by operating activities:
       Provision for depreciation and net amortization                                     32             35
       Change in other assets                                                             175           (238)
       Change in other liabilities                                                         (7)            87
                                                                                     --------       --------

         Total adjustments                                                                200           (116)
                                                                                     --------       --------

   Net cash provided by operating activities                                              416             99
                                                                                     --------       --------

   Cash flows from investing activities:
     Net decrease in interest-bearing deposits                                            -0-              2
     Proceeds from maturities of available for sale securities                          1,217            420
     Payment for purchases of available for sale securities                            (1,100)        (2,639)
     Net decrease (increase) in loans                                                     985           (999)
     Capital expenditures                                                                 (48)           (23)
                                                                                     --------       --------

   Net cash provided by (used in) investing activities                                  1,054         (3,239)
                                                                                     --------       --------

   Cash flows from financing activities:
     Net decrease in deposits                                                            (712)        (1,522)
     Net decrease in short-term borrowings                                                (29)           (15)
                                                                                     --------       --------

   Net cash used in financing activities                                                 (741)        (1,537)
                                                                                     --------       --------

 Net increase (decrease) in cash and cash equivalents                                     729         (4,677)
 Cash and cash equivalents at beginning                                                 4,652          8,533
                                                                                     --------       --------

 Cash and cash equivalents at end                                                    $  5,381       $  3,856
                                                                                     ========       ========

     See accompanying notes to unaudited consolidated financial statements.

                 CITIZENS NATIONAL BANCORP, INC. AND SUBSIDIARY
                 ----------------------------------------------

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - BASIS OF PRESENTATION
------------------------------

The accompanying unaudited consolidated financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included.


NOTE 2 - INVESTMENT SECURITIES AVAILABLE FOR SALE
-------------------------------------------------

Carrying amounts and market values of investment securities available for sale at March 31, 1997, are as follows:

                                                                                   Amortized
                                                                                     Cost         Fair Value
                                                                                ------------     ----------
                                                                                   (Dollars in thousands)
             U.S Treasury securities and obligations of U.S.
                government corporations and agencies                                 $  5,076        $  5,012
             Obligations of states and political subdivisions                           8,382           8,407
             Mortgage-related securities                                                3,387           3,373
             Other securities                                                           2,214           2,213
                                                                                     --------        --------

             Total investment securities available for sale                          $ 19,059        $ 19,005
                                                                                     ========        ========


NOTE 3 - LOANS
--------------

At March 31, 1997, loans are as follows:

                                                                   (Dollars in thousands)
             Commercial, industrial, and financial                        $   6,921
             Agricultural                                                    17,822
             Real estate mortgage                                            15,652
             Installment                                                      7,667
                                                                          ---------
                                                                             48,062

             Less - Allowance for credit losses                                 873
                                                                          ---------

             Net loans                                                    $  47,189
                                                                          =========

                                                                       EXHIBIT A



                               February 26, 1997



Board of Directors
Citizen's National Bancorporation, Inc.
207 Wells Street
Darlington, Wisconsin  53530

Dear Members of the Board:

Citizen's National Bancorporation, Inc. ("CNB") is about to enter into a Plan and Agreement of Merger and Reorganization (the "Agreement") with F&M Bancorporation, Inc. ("F&M") and F&M Merger Corporation, a wholly owned subsidiary of F&M ("Subsidiary"). Pursuant to the Agreement, at the Effective Time (as defined in the Agreement), CNB will be merged into Subsidiary and each outstanding share of common stock, no par value ("CNB Common Stock") of CNB (other than shares held in CNB's treasury or owned by CNB, F&M, any respective subsidiaries, or holders perfecting dissenters' rights) will be converted into the number of shares of common stock, par value $1.00 per share of F&M ("F&M Common") equal to the Exchange Ratio (as hereinafter defined).

The Exchange Ratio will be 74.861, which is calculated by dividing the 7,013 shares of CNB Common Stock issued and outstanding into 525,000 shares of F&M Common, the F&M Stock Offer. This Exchange Ratio is subject to certain possible adjustments as defined in the Agreement, based upon CNB's performance in 1997 to the end of the month prior to the Closing Date. The Exchange Ratio will not change provided the F&M Selling Price, which is determined by the average closing price of F&M Common, as quoted on the NASDAQ National Market System, for the 15 trading days on which F&M Common is actually traded, immediately preceding five calendar days prior to the Closing Date of the transaction, provided, however, that the F&M Per Share Price shall not be less than $27.50 or exceed $33.50.

You have requested our opinion, as investment bankers, as to the fairness of the proposed terms of the Exchange Ratio to the CNB shareholders from a financial point of view.

Robert W. Baird & Co. Incorporated ("Baird"), as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities,private placements, and valuations for estate, corporate and other purposes.

Board of Directors
February 26, 1997
Page 2




In conducting our investigation and analysis and in arriving at our opinion herein, we have reviewed such information and taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, concerning the business and operations of CNB furnished to us by or on behalf of CNB for purposes of the analysis as well as publicly available information including but not limited to CNB's consolidated financial statements for recent years and interim periods;
(ii) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of F&M furnished to us for purposes of our analysis, as well as publicly available information including but not limited to F&M's consolidated financial statements for recent years and interim periods and other filings with the Securities and Exchange Commission (the "SEC"); (iii) reviewed the Agreement; (iv) compared the historical market prices and trading activity of CNB Common and respective financial positions and operating results of CNB and F&M with those of the publicly traded companies we deemed relevant; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations we deemed relevant; and (vii) reviewed the potential pro forma effects of the Merger. We have held discussions with certain members of CNB's and F&M's senior management concerning CNB's and F&M's respective historical and current financial conditions and operating results, as well as the future prospects of CNB and F&M respectively. We have also considered such other information, financial studies, analysis and investigations and financial, economics and market criteria which we deemed relevant for the preparation of this opinion.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided us by or on behalf of CNB and F&M, or publicly available, and have not attempted independently to verify any such information. We have also assumed, with your consent, that (i) the Merger will be accounted for a s a pooling of interest and (ii) all material assets and liabilities (contingent or otherwise, known or unknown) of CNB and F&M are as set forth in the consolidated financial statements of CNB and F&M, respectively. We have assumed that the projections examined by us have been reasonably prepared and represent the best available estimates and good faith judgements of the senior managements of CNB and F&M, respectively, as to futureperformance of their respective companies. In conducting out review, we have not made nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of CNB or F&M nor have we made a physical inspection of the properties or facilities of CNB or F&M. Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and does not predict or take into account any changes which may occur, or information which may become available, after the date hereof.

Our opinion has been prepared at the request and for the information of CNB's Board of Directors, and shall not be reproduced, summarized, described or referred to without the prior written consent of Baird; provided, however, that this letter may be reproduced in full in the

Board of Directors
February 26, 1997
Page 3


 Proxy Statement/Prospectus relating to the Merger. This opinion does not address the relative merits of the Merger and any other potential transactions or business strategies considered by CNB's Board of Directors, and does not constitute a recommendation to any shareholder of CNB as to how any such shareholder should vote with respect to the Merger. Baird will receive a fee for rendering this opinion. We have also acted as financial advisor to F&M in the past and may provide financial advisory or other investment banking services to F&M or its affiliates in the future.

In the ordinary course of our business, we may from time to time trade the securities of F&M for our own account or the accounts of our customers and accordingly, may at any time hold long or short positions in such securities.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of CNB Common .

                                                               Very truly yours,

                                              ROBERT W. BAIRD & CO. Incorporated

                                              /s/ Benard E. Adee

                                              Bernard E. Adee
                                              First Vice President

                                                                       Exhibit B
                                SUBCHAPTER XIII

                               DISSENTERS' RIGHTS

                 SECTIONS 180.1301 TO 180.1331 OF THE WISCONSIN
                            BUSINESS CORPORATION LAW


  180.1301  DEFINITIONS.  In ss. 180.1301 to 180.1331:

  (1) "Beneficial shareholder" means a person who is a beneficial owner of shares held by a nominee as the shareholder.

  (1M)   "Business combination" has the meaning given in s. 180.1130(3).

  (2) "Corporation" means the issuer corporation or, if the corporate action giving rise to dissenters' rights under s. 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.

  (3) "Dissenter" means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under s. 180.1302 and who exercises that right when and in the manner required by ss. 180.1320 to 180.1328.

  (4) "Fair value", with respect to a dissenter's shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. "Fair value", with respect to a dissenter's share in a business combination, means market value, as defined in s. 180.1130(9)(a) 1 to 4.

  (5) "Interest" means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.

  (6) "Issuer corporation" means, a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.


  180.1302 RIGHT TO DISSENT. (1) Except as provided in sub. (4) and s. 180.1008(3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

  (a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

  1. Shareholder approval is required for the merger by s. 180.1103 or by the articles of incorporation.

  2. The issuer corporation is a subsidiary that is merged with its parent under s. 180.1104.

  (b) Consummation of a plan of share exchange if the issuer corporation's shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

  (c) Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:

  1.  A sale pursuant to court order.

  2. A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

  (d) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

  (2) Except as provided in sub. (4) and s. 180.1008(3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter's shares because it does any of the following:

  (a)  Alters or abolishes a preferential right of the shares.

  (b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

  (c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

  (d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

  (e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 180.0604.

  (3) Notwithstanding sub. (1)(a) to (c), if the issuer corporation is a statutory close corporation under ss. 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1)(d) or (2) or s. 180.1803, 180.1813(1)(d) or (2)(b), 180.1815(3) or
180.1829(1)(c).

  (4) Except in a business combination or unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the national association of securities dealers, inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

  (5) Except as provided in s. 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss. 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.


  180.1303 DISSENT BY SHAREHOLDERS AND BENEFICIAL SHAREHOLDERS. (1) A shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a shareholder who under this subsection asserts dissenters' rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

  (2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

  (a) Submits to the corporation the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights.

  (b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.


  180.1320 NOTICE OF DISSENTERS' RIGHTS. (1) If proposed corporate action creating dissenters' rights under s. 180.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters' rights under ss. 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.

  (2) If corporate action creating dissenters' rights under s. 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with s. 180.0141, all shareholders entitled to assert dissenters' rights that the action was authorized and send them the dissenters' notice described in s. 180.1322.

  180.1321 NOTICE OF INTENT TO DEMAND PAYMENT. (1) If proposed corporate action creating dissenters' rights under s. 180.1302 is submitted to a vote at a shareholders' meeting, a shareholder or beneficial shareholder who wishes to assert dissenters' rights shall do all of the following:

  (a) Deliver to the issuer corporation before the vote is taken written notice that complies with s. 180.0141 of the shareholder's or beneficial shareholder's intent to demand payment for his or her shares if the proposed action is effectuated.

  (b) Not vote his or her shares in favor of the proposed action.

  (2) A shareholder or beneficial shareholder who fails to satisfy sub. (1) is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.


  180.1322 DISSENTERS' NOTICE. (1) If proposed corporate action creating dissenters' rights under s. 180.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders and beneficial shareholders who satisfied s. 180.1321.

  (2) The dissenters' notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders' meeting or without a vote of shareholders, whichever is applicable. The dissenters' notice shall comply with s. 180.0141 [which is set forth below] and shall include or have attached all of the following:

  (a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

  (b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

  (c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before that date.

  (d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered.

  (e) A copy of ss. 180.1301 to 180.1331.


  180.1323 DUTY TO DEMAND PAYMENT. (1) A shareholder or beneficial shareholder who is sent a dissenters' notice described in s. 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters' notice described in s. 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice under s. 180.1322(2)(c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

  (2) A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1), retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

  (3) A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters' notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters' notice, is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.


  180.1324 RESTRICTIONS ON UNCERTIFICATED SHARES. (1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under s. 180.1326.

  (2) The shareholder or beneficial shareholder who asserts dissenters' rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1) until these rights are canceled or modified by the effectuation of the corporate action.


  180.1325 PAYMENT. (1) Except as provided in s. 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with s. 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

  (2) The payment shall be accompanied by all of the following:

  (a) The corporation's latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

  (b) A statement of the corporation's estimate of the fair value of the shares.

  (c) An explanation of how the interest was calculated.

  (d) A statement of the dissenter's right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the payment.

  (e) A copy of ss. 180.1301 to 180.1331.


  180.1326 FAILURE TO TAKE ACTION. (1) If an issuer corporation does not effectuate the corporate action within 60 days after the date set under s.
180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  (2) If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters' notice under s. 180.1322 and repeat the payment demand procedure.


  180.1327 AFTER-ACQUIRED SHARES. (1) A corporation may elect to withhold payment required by s. 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters' notice under s. 180.1322(2)(c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

  (2) To the extent that the corporation elects to withhold payment under sub.
(1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the offer.


  180.1328 PROCEDURE IF DISSENTER DISSATISFIED WITH PAYMENT OR OFFER. (1) A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter's estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under s. 180.1325, or reject the offer under s. 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

  (a) The dissenter believes that the amount paid under s. 180.1325 or offered under s. 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

  (b) The corporation fails to make payment under s. 180.1325 within 60 days after the date set under s. 180.1322 for demanding payment.

  (c) The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s.
180.1322 for demanding payment.

  (2) A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub.
(1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with s. 180.0141.


  180.1330 COURT ACTION. (1) If a demand for payment under s. 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under s. 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  (2) The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

  (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.

  (4) The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

  (5) Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

  (a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.

  (b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter's notice under s. 180.1322(2)(c), for which the corporation elected to withhold payment under s. 180.1327.


  180.1331 COURT COSTS AND COUNSEL FEES. (1)(a) Notwithstanding ss. 814.01 to 814.04, the court in a special proceeding brought under s. 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).

  (b) Notwithstanding ss. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under s. 180.1328.

  (2) The parties shall bear their own expenses of the proceeding, except that, notwithstanding ss. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

  (a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with ss. 180.1320 to 180.1328.

  (b) Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

  (3) Notwithstanding ss. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                 *          *           *          *          *


  180.0141 NOTICE. (1) This section applies to notice that is required under this chapter and that is made subject to this section by express reference to this section.

  (2)(a)    A person shall give notice in writing, except as provided in par.
(b).

  (b) A person may give oral notice if oral notice is permitted by the articles of incorporation or bylaws and not otherwise prohibited by this chapter.

  (3) Except as provided in s. 180.0721(4) or unless otherwise provided in the articles of incorporation or bylaws, notice may be communicated in person, by telephone, telegraph, teletype, facsimile or other form of wire or wireless communication, or by mail or private carrier, and, if these forms of personal notice are impracticable, notice may be communicated by a newspaper of general circulation in the area where published, or by radio, television or other form of public broadcast communication.

  (4) Written notice to a domestic corporation or a foreign corporation authorized to transact business in this state may be addressed to its registered agent at its registered office or to the domestic corporation or foreign corporation at its principal office. With respect to a foreign corporation that has not yet filed an annual report under s. 180.1622, the address of the foreign corporation's principal office may be determined from its application for a certificate of authority.

  (5)(a)    Except as provided in par. (b) and ss. 180.0807(2) and 180.0843(1), written notice is effective at the earliest of the following:

  1.  When received.

  2. Five days after its deposit in the U.S. mail, if mailed postpaid and correctly addressed.

  3. On the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by or on behalf of the addressee.

  4. On the effective date specified in the articles of incorporation or bylaws.

  (b) Written notice by a domestic corporation or foreign corporation to its shareholder is effective when mailed and may be addressed to the shareholder's address shown in the domestic corporation's or foreign corporation's current record of shareholders.

  (c) Oral notice is effective when communicated.

                                                                       EXHIBIT C

                PLAN AND AGREEMENT OF MERGER AND REORGANIZATION
                   AS AMENDED MAY 29, 1997 AND JUNE 23, 1997

  Plan and Agreement of Merger and Reorganization (hereinafter referred to as "Agreement"), made as of the 27th day of February, 1997, as amended on May 29, 1997 and June 23, 1997 by and between F & M Bancorporation, Inc., a Wisconsin corporation, F & M Merger Corporation, a Wisconsin corporation, and Citizens National Bancorp, Inc., a Wisconsin corporation.

1.  Definitions.

  The following definitions shall apply in this Plan and Agreement of Merger and Reorganization:

  1.1 "Agreement" shall mean this Plan and Agreement of Merger and Reorganization.

  1.2 "BANK" shall mean The Citizens National Bank of Darlington, 207 Wells Street, P.O. Box 90, Darlington, Wisconsin 53530.

  1.3 "BANK Stock" shall mean BANK's voting capital stock $100.00 par value.

  1.4 "CNB Shareholders" shall mean the shareholders of CNB identified in the Schedule of Shareholders attached hereto as Exhibit 1.4.

  1.5 "CNB Counsel" shall mean Boardman, Suhr, Curry & Field, 410 Firstar Plaza, One South Pinckney Street, P.O. Box 927, Madison, Wisconsin 53701-0927,
Attn:  John Knight, Esq.

  1.6 "CNB" shall mean Citizens National Bancorp, Inc., 207 Wells Street, Darlington, Wisconsin 53530.

  1.7 "CNB Common" shall mean CNB's voting common stock, no par value.

  1.8 "Closing Date" shall mean the date set by mutual agreement of CNB and F & M and will not occur prior to the satisfaction or the waiver of all of the conditions to the transaction.

  1.9 "Effective Time" shall mean the date the Articles of Merger are filed with the State of Wisconsin Department of Financial Institutions, Division of Corporate and Consumer Services (the "Division"). The Articles of Merger shall be filed as soon as possible after the conditions precedent to this merger have been met or waived by F & M and CNB, but shall not be effective prior to the Closing Date.

  1.10 "F & M" shall mean F & M Bancorporation, Inc., One Bank Avenue, Kaukauna, Wisconsin 54130.

  1.11 "F & M Common" shall mean F & M's voting common stock, $1.00 par value.

  1.12 "F & M Selling Price" shall mean the average closing price for F & M Common, as quoted on the NASDAQ National Market System ("NASDAQ"), for the fifteen (15) trading days on which F & M Common is actually traded, immediately preceding the five (5) calendar days prior to the Closing Date of the transaction.

  1.13 "F & M Counsel" shall mean McCarty, Curry, Wydeven, Peeters & Haak, 120 East Fourth Street, P.O. Box 860, Kaukauna, Wisconsin 54130-0860, Attn:
Randall A. Haak, Esq.

  1.14 "Securities Counsel" shall mean Quarles & Brady, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-4497, Attn: Kenneth V. Hallett, Esq.

  1.15 "Subsidiary" shall mean F & M Merger Corporation, One Bank Avenue, Kaukauna, Wisconsin 54130, a wholly-owned subsidiary of F & M.

  1.16 "Registration Statement" shall mean the Registration Statement of F & M as amended pursuant to which the shares of F & M Common to be issued in the merger will be registered with the Securities and Exchange Commission ("SEC"), and which shall include the prospectus of F & M relating to the F & M Common issuable in the transaction and the proxy statement of CNB to its shareholders relating to approval of the merger (the "Prospectus/Proxy Statement").

2.  Preamble.

  F & M and Subsidiary are multi-bank holding companies with subsidiary banks located in Wisconsin. BANK is a national banking corporation located in Darlington, Wisconsin and is a wholly-owned subsidiary of CNB. F & M and CNB, by their respective employees and agents have had the opportunity to make such review and investigation of the other as they deem appropriate and to negotiate the terms and conditions of this Agreement. F & M, Subsidiary and CNB each believe that this transaction is in their best interests and in the best interests of their shareholders and communities and desire to set forth their agreement and understanding in this Agreement.

  The parties have considered the proposed merger and believe that a merger between CNB and Subsidiary resulting in BANK becoming a subsidiary of F & M will be in the best interest of their respective corporations, shareholders, and communities. The merger of CNB into Subsidiary is intended to constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended.

  In consideration of the foregoing and the terms, conditions and covenants of this Agreement and in reliance on the warranties and representations contained herein, the parties adopt this Plan and Agreement of Merger and Reorganization and agree as follows:

3.  Merger of CNB into Subsidiary.

  3.1 Surviving Corporation. At the Effective Time of the merger, CNB shall be merged into Subsidiary in accordance with the laws of the State of Wisconsin. Subsidiary shall be the surviving corporation and the separate corporate existence, identity, and the organization of CNB, except as specifically provided by law and this Agreement, shall cease. As the surviving corporation, Subsidiary shall succeed to and possess all the assets, properties, powers, privileges, rights and immunities of CNB and shall be subject to all liabilities, obligations, limitations and duties of Subsidiary as described in this Agreement.

  3.2 Subsidiary Stock Subscription. Subject to the fulfilling of the conditions precedent to the closing of this transaction set forth below, F & M will transfer to Subsidiary such shares of F & M Common as may be necessary to effect the merger, as described under paragraph 3.3 below.

  3.3 Exchange of CNB Common. At the Effective Time, the shares of the CNB Common shall be converted into shares of F & M Common as follows:

    (a) All CNB Shareholders will receive shares of F & M Common based upon the Exchange Ratio. The Exchange Ratio shall be calculated by dividing the F & M Stock Offer by the number of outstanding shares of CNB Common at the Effective Time, rounded to three decimal places. The Exchange Ratio shall be multiplied by the number of shares of CNB Common held by each CNB Shareholder to determine the number of shares of F & M Common to be issued to that CNB Shareholder.

    (b) Subject to satisfying the requirements of paragraph 3.4, the F & M Stock Offer is Five Hundred Twenty-five Thousand (525,000) shares of F & M Common, adjusted as proportionately necessary to reflect any stock dividend declared between the date of this Agreement and the Closing Date.

    (c) No fractional shares of F & M Common shall be issued; all fractional shares will be converted to cash in an amount equal to the fractional share determined in accordance with the formula set forth above multiplied by F & M Selling Price.

    (d) In the event F&M declares a stock dividend or stock split in form of a stock dividend with respect to F & M Common, the record date for which is prior to the Closing Date, the F & M Stock Offer will be adjusted proportionately to reflect such stock dividend. For example, if F & M declared a ten percent (10%) stock dividend, the F & M Stock Offer shall be increased by ten percent (10%) from 525,000 to 577,500 shares.

  3.4 Adjustment to F & M Stock Offer . The F & M Stock Offer is subject to adjustment as of the Closing Date by an amount equal to 1.65 times the sum of all amounts determined under subparagraphs (a) through (g) below divided by the F & M Selling Price, rounded to the nearest whole share. If the sum is a negative number, the quotient thus determined shall be subtracted from the F & M Stock Offer. If the sum is a positive number, the quotient thus determined shall be added to the F & M Stock Offer. The adjustment factors are as follows:

    (a) The amount of all uncollected loans or leases which are considered as, or have the probability of becoming, losses (i) as determined by F & M's due diligence review of BANK, if any, as set forth in writing to CNB (which shall be upon agreement of the parties regarding the loans and leases to be included therein be designated as Exhibit 3.4 (a) to this Agreement) within forty-five
(45) days following execution of this Agreement, provided, however, that CNB may terminate this Agreement without any liability or responsibility to F & M whatsoever if CNB determines in its sole discretion within fifteen (15) days following the notice of the proposed adjustment to CNB that CNB is not satisfied with the proposed adjustment under this section of such review, or
(ii) based upon circumstances which first arise and become known to   F & M
after the execution of this Agreement, subject, however, to the mutual agreement of the parties, and if the parties are unable in good faith to reach such a mutual agreement, either party may withdraw from the transaction;

    (b) The amount by which the expenses of this transaction [as set forth in paragraph 4.4(d)] exceed the limit set forth in paragraph 4.4(d);

    (c) As a result of any change in accounting practices or procedures adopted by CNB or BANK, other than at the request of F & M, after the date of this Agreement and prior to the Closing Date which have an adverse affect on BANK's equity;

    (d) If the total actual 1997 earnings of BANK, determined in accordance with generally accepted principles applied on a consistent basis ("GAAP"), net of tax effect (the "Actual Earnings") for the period from January 1, 1997, to the end of the month prior to the Closing Date are less than Sixty-nine Thousand Dollars ($69,000) per month (the "Minimum Earnings"), the amount of this difference shall be a negative adjustment to the F & M Stock Offer. If the total 1997 Actual Earnings for the period from January 1, 1997, to the end of the month prior to the Closing Date exceed Ninety Thousand Dollars ($90,000) per month (the "Maximum Earnings") the amount of this excess shall be a positive adjustment to the F & M Stock Offer. The actual expenses of this transaction as set forth in Exhibit 4.4(d), any audit expenses arising from an
audit requested by    F & M and any amount necessary to increase BANK's reserve
for loan and lease losses requested by F & M shall not be considered in determining BANK's Maximum Earnings or Minimum Earnings, or BANK's equity under paragraph 4.4(f);

    (e) The amount equal to the difference between the fair market value, if lesser than book value, of any OREO of BANK;

    (f) The amount of any obligation to any employee, officer, director or shareholder which may become payable after the Closing Date at the option of the employee, officer, director or shareholder as a result of the change in control of BANK contemplated by this agreement; and

    (g) As a result of any unfunded or underfunded liability in any benefit plan maintained by BANK assuming the complete termination of such plan, any costs of bringing such plan into compliance with law and any costs of terminating such plan.

  3.5 Right to Terminate. F & M shall have the right to terminate this Agreement without liability to CNB or its shareholders by giving CNB notice of its election to do so within fifteen (15) days after F & M completes its due diligence review of CNB and BANK. F & M shall complete its due diligence review of BANK within forty-five (45) days of execution of this Agreement.

  3.6 Articles of Incorporation. The Articles of Incorporation of Subsidiary in effect immediately prior to the Effective Time of the merger shall continue in full force and effect as the Articles of Incorporation of the surviving corporation.

  3.7 Bylaws. The Bylaws of Subsidiary in effect immediately prior to the Effective Time of the merger, shall continue in full force and effect as the bylaws of the surviving corporation.

  3.8 Officers, Directors and Employees. The officers and directors of Subsidiary at the Effective Time of the merger shall remain as the officers and directors of the surviving corporation. F & M shall also enter into an Employment Agreement in the form attached as Exhibit 3.8 with Timothy P. McGettigan for the term described in such Employment Agreement.

4. Representations and Warranties of CNB. CNB, by its duly authorized officers, directors or other agents makes the following representations and warranties to F & M, each of which is true and correct as of the date hereof, and shall remain true and correct to and including the Closing Date, and shall be unaffected by any investigation heretofore or hereafter made by, or any notice to F & M:

  4.1 Ownership and Authority. The current CNB Shareholders are identified in the Schedules attached hereto as Exhibit 1.4.

  4.2 CNB Organization and Authority.

    (a) CNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement upon receiving the necessary shareholder and regulatory approval. CNB is duly registered and authorized to operate as a bank holding company. CNB is only qualified to do business in the State of Wisconsin.

    (b) CNB has good and marketable title to Seventy-five Hundred (7,500)shares of BANK Stock, free and clear of any and all claims, mortgages, liens, security interests, pledges or other encumbrances of any kind whatsoever.

    (c) CNB is presently authorized to issue Fifteen Thousand (15,000) shares of CNB Common. CNB presently has Seven Thousand Thirteen (7,013) shares of CNB Common validly and legally issued and outstanding, all of which are fully paid and nonassessable, except as provided by Wis. Stats. Section 180.0622(2)(b). Treasury shares will not participate in this exchange. CNB has not issued, and does not have outstanding, any option, warrant or convertible securities or other right to purchase or convert any obligation into such corporation's securities and has not agreed to issue or sell any additional securities of any type.

    (d) The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated under it have been duly authorized by appropriate corporate approval exclusive of the shareholder vote required under applicable law which will be taken before the Closing Date, and will not violate any provision of CNB's articles of incorporation or bylaws or any provisions of, or result in the acceleration of any obligation under the mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which CNB is a party, or by which CNB is bound and will not require the consent, authorization or approval of any other public or private person or entity other than the approval by CNB's shareholders and the appropriate federal and state securities and banking regulatory agencies and will not violate any other restriction of any kind or character to which CNB is subject.

  4.3 BANK Organization and Authority.

    (a) BANK is duly organized, validly existing and in good standing under the laws of the United States and has all requisite banking and corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. BANK has its main office in Darlington, Wisconsin and has a branch office in Hazel Green, Wisconsin. All necessary corporate approval and authorization and regulatory approval for BANK's present operations has been given and remains in full force and effect and in good standing.

    (b) BANK is authorized to issue Seventy-five Hundred (7,500) shares of BANK Stock, BANK's only class of stock. BANK has Seventy-five Hundred (7,500) shares of BANK Stock issued and outstanding, all of which are legally and validly issued, fully paid and nonassessable except as provided by the laws of the United States.

    (c) BANK has not issued and does not have outstanding any option, warrant or convertible securities or other right to purchase or convert any obligation into BANK's securities and has not agreed to issue or sell any additional securities of any type.

    (d) The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated under it have been duly authorized by appropriate corporate approval, exclusive of the shareholder vote required under applicable law which will be taken before the Closing Date, and will not violate any provision of BANK's articles of association or bylaws or any provisions of, or result in the acceleration of any obligation under the mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which BANK is a party, or by which BANK is bound and will not require the consent, authorization or approval of any other public or private person or entity other than the approval by BANK's shareholders and the appropriate federal and state securities and banking regulatory agencies and will not violate any other restriction of any kind or character to which BANK is subject.

  4.4 Financial Matters.

    (a) True copies of CNB's financial statements, consisting of balance sheets, consolidated statements of operations, consolidated statements of cash flow, and consolidated statements of stockholders' equity as of the close of business on December 31, 1995, 1994, and 1993, have been delivered by CNB to F & M ("CNB's Financial Statements"). All of CNB's Financial Statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of CNB as of their respective dates, and the earnings for the periods covered, all determined in accordance with generally accepted accounting standards applied on a consistent basis.

    (b) To the best knowledge of CNB and BANK, BANK does not have any loans presently outstanding which may result in material adverse effect on the financial condition of BANK because such loan is not in compliance with the requirements of federal or state banking laws or regulations, which present any greater than normal risk of collection or which were not made in the normal course of business. BANK's last examination by the Office of the Comptroller of the Currency ("OCC") was as of September 30, 1995 for which a report has been prepared and as of September 30, 1996 for which a report has not yet been delivered to BANK. CNB was last examined by the Federal Reserve Bank of Chicago ("FRB") as of December 31, 1993. To the best knowledge of CNB and BANK as of the date hereof BANK does not have any loans which are reasonably expected to result in a loss to BANK before the Closing Date, except as set forth in the attached Exhibit 4.4(b). Neither CNB nor BANK has notice of any adverse regulatory action or proceeding against BANK, or CNB or their respective officers, directors, or employees, nor to their best knowledge has any such action been threatened against BANK, or CNB or their respective officers, directors or employees.

    (c) CNB and BANK have good marketable title to all of their assets, business and properties including, without limitation, all such properties reflected in the CNB Financial Statements as of December 31, 1995, except (i) to the extent such assets and properties have been disposed of for fair value in the ordinary course of business since the date of the Financial Statements referred to in paragraph 4.4(a), as set forth in Exhibit 4.4(c), free and clear of any mortgage, lien, pledge, security interest, assessment, levy, charge, claim or other encumbrance, except for real estate and personal property taxes for 1996 which are not yet due; (ii) as noted in the Financial Statements or the notes thereto; (iii) statutory liens not yet delinquent; (iv) security interests granted incident to borrowings by BANK from the Federal Reserve Banks, the Federal Home Loan Banks or secured deposits of funds by federal, state, municipal or other governmental agencies; (v) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and (vi) liens in connection with repurchase agreements. Neither CNB nor BANK has any notice of any special assessment which will be levied or assessed against any real property owned or leased by either of them. To the best of CNB's and BANK's knowledge, all real property owned, operated and leased by CNB and/or BANK is in full compliance in all material respects with all applicable federal, state and local statutes and regulations as currently applicable to CNB or BANK as the case may be including, but not limited to, any building codes, safety codes, OSHA regulations, environmental laws and regulations, the Americans with Disabilities Act, zoning ordinances and other similar codes, ordinances and regulations. Neither CNB nor BANK has received any citations, notices, charges or other complaints claiming a violation of the foregoing nor is either CNB or BANK aware of any investigation of any alleged violation.

    (d) For the period from January 1, 1997 to December 31, 1997, BANK has projected in good faith that its ordinary earnings determined in accordance with generally accepted accounting principles, applied on a consistent basis, net of tax effect shall be Eight Hundred Ninety-two Thousand Nine Hundred Fifty and 00/100 Dollars ($883,468.00). The expenses of this transaction are those incurred by CNB and BANK for legal, accounting and/or auditing or investment banking and/or brokerage fees or expenses associated with the acquisition of CNB by F & M (exclusive of the audit performed at the request of F & M) and will be reasonable and customary and will not in any event exceed One Hundred Twenty Thousand and 00/100 Dollars ($120,000.00).


    (e) All property and assets owned or currently in use by CNB and BANK, or in which they have an interest (excluding interests which arise in collateral given to secure loans made by BANK or because of a security interest granted to
BANK) or which are in either CNB's or BANK's possession, are in good operating condition and repair subject only to normal wear and tear and are set forth on the attached Exhibit 4.4(e) [for personal property only items with an original cost basis of Five Hundred and 00/100 Dollars ($500.00) or more]. If CNB or BANK lease any real or personal property, a separate schedule clearly identifying such leased property will be included in Exhibit 4.4(e). As of the Closing Date, all such property and assets will be in the condition represented above.

    (f) As of December 31, 1996, BANK's equity, determined in accordance with GAAP, but excluding (i) any adjustment (positive or negative) to such equity pursuant to FASB 115, and (ii) the year end adjustment to increase its reserve for loan and lease losses to 1.50 percent of loans and leases was Nine Million Six Hundred Twenty-eight Thousand and 00/100 Dollars ($9,628,000.00).

    (g) For the fiscal year ended December 31, 1996, after excluding amounts paid for new positions, temporary employees and student apprentices created in 1996, BANK did not increase the amount of the salaries, wages, bonuses or other cash compensation by an aggregate amount which exceeds six and 88/100 percent (6.88%) of the aggregate amount of such salaries, wages, bonuses or other cash compensation for the fiscal year ended December 31, 1995.

  4.5 Changes Since December 31, 1996. Since December 31, 1996, with respect to CNB and BANK there has not been:

    (a) Any loss, damage, destruction or failure to maintain the tangible assets of CNB or BANK (whether or not covered by insurance), or affecting its business or properties, which will materially adversely affect the financial condition or operations of CNB or BANK.

    (b) Any lapse, revocation, failure to maintain in full force and effect or other event which, through the passage of time or the giving of notice, or both could render any insurance coverage previously maintained by CNB or BANK ineffective in whole or in part.

    (c) Any acquisition by CNB or BANK of a capital asset at a cost in excess of Five Thousand Dollars ($5,000.00).

    (d)  Any amendment to their Articles of Incorporation or Bylaws.

    (e) Any change in accounting procedures, practices or methods from those used by CNB or BANK in prior years provided, however, that prior to December 31, 1996, (i) BANK increased its reserve for loan and lease losses to one and 50/100 percent (1.50%) of loans and leases, provided, however, such increase in excess of 0.95% of BANK's reserve for loans and leases shall not reduce the purchase price payable by F & M under this Agreement, and such purchase price shall be calculated as if such increase in reserves for loan and lease losses did not occur, unless the increase results from losses charged to the reserve, and (ii) BANK and CNB paid certain expenses associated with this transaction with the prior consent of F & M.

    (f) Any increase in or agreement to increase salaries, wages, fringe benefits, benefits under any plan subject to ERISA, or other compensation of any officers, directors, employees or agents of BANK, except that for 1997, BANK may (i) grant wage and/or salary increases consistent with past practices which do not exceed, in the aggregate, four and 36/100ths percent (4.36%) of the wages and salaries being paid as of December 31, 1996, and (ii) pay bonuses for the 1996 fiscal year which do not exceed those paid for the fiscal year ended December 31, 1995 without the prior consent of F & M.

    (g) Any issuance, or agreement to issue, on or before the Closing Date or thereafter, directly or indirectly, any additional shares of CNB Common or BANK Stock, any other class of stock, or other securities of CNB or BANK.

    (h) Any declaration, setting aside or payment of any dividend or any distribution in respect to CNB Common or BANK Stock or any redemption, purchase or other acquisition by CNB or BANK of any stock or any other repayments to the shareholders of CNB or BANK except for dividends declared for the 1996 fiscal year will not exceed Three Hundred Twenty-five Thousand and 00/100 Dollars ($325,000.00) and for the 1997 fiscal year will not exceed One Hundred Seventy-five Thousand and 00/100 Dollars ($175,000.00).

    (i) Any sale, transfer, or other disposition, prior to maturity, of any security or other earning asset (exclusive of loans and leases).

    (j) Any borrowings or other indebtedness (excluding deposit liabilities) in excess of the amounts disclosed by CNB's and BANK's December 31, 1996 Financial Statements, provided, however, that (i) under no circumstances shall the total outstanding balances of such borrowings or other indebtedness (except for borrowings under subpart (ii) below exceed the total amount historically borrowed by BANK for similar purposes, and (ii) in the case of borrowings from the Federal Home Loan Bank (the "FHLB"), the total outstanding borrowings shall not at any time exceed Two Million and 00/100 Dollars ($2,000,000.00).

    (k) Any mortgage, lien, pledge, security interest, assessment, levy, charge, claim or other encumbrance made with respect to any of the properties or assets of CNB or BANK in addition to those disclosed by CNB's December 31, 1996 Financial Statements, except to provide security for deposits with BANK in the ordinary course of its business as set forth in Exhibit 4.4(k), and to the Federal Home Loan Bank in connection with borrowings from that Bank as and to the extent permitted under this Agreement.

    (l) Any sale, transfer or other disposition of assets of CNB or BANK except in the normal course of business and consistent with past practices, and except for transfers made to its investment subsidiary for investment purposes and not for resale BANK has not sold, transferred or disposed of any securities prior to maturity.

    (m) Any material change in the manner in which business was being conducted by CNB or BANK prior to December 31, 1996, or other material failure by CNB or BANK to use their best efforts to maintain its present business organization (subject to the terms of this Agreement), employees and customers.

    (n) Any loan or commitment to make a loan by BANK with an interest rate, repayment term, collateral or security requirement or other condition which are materially different from those upon which BANK made loans prior to December 31, 1996, except to the extent such difference is in response to competitive conditions encountered by BANK.

    (o) Any change in the arrangements currently utilized by BANK for performing its data processing without the prior written consent of F & M.

    (p) Any other materially adverse change in CNB's or BANK's prospects, financial condition, assets, liabilities, properties or business.

  4.6 Liabilities.

    (a) Neither CNB nor BANK has any liabilities, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction or occurrence involving CNB or BANK or their respective officers, directors, employees, agents or servants prior to the date of this Agreement which are not disclosed by the CNB's Financial Statements described above or in Exhibit 4.6(a). To the best of their knowledge, as of the date hereof, no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, exist which may hereafter give rise to any such liabilities of CNB or BANK.

    (b) To the best of their knowledge and except as disclosed on Exhibits 3.4(a) and 8.19, all parties with whom CNB and BANK have contractual arrangements are in compliance therewith. Neither CNB nor BANK has declared, nor is either of them prepared to declare, any such parties in default under any such contractual arrangements. Neither CNB nor BANK is in default in any material respect under any contracts to which either of them is a party, nor has any event occurred, which through the passage of time or the giving of notice or both, would constitute a default under any such contract or obligation or cause the acceleration of any obligation of CNB or BANK or result in the creation of any lien, charge, assessment, encumbrance or other claim whatsoever upon any asset of CNB or BANK. None of the contracts to which CNB or BANK is a party will be adversely affected by the transaction contemplated by this Agreement.

    (c) To the best of their knowledge, CNB and BANK are in compliance in all material respects with all applicable federal, state, county and local statutes, ordinances, regulations, decrees, orders, or other laws, the violation of which would have a material adverse effect on the financial condition of CNB or BANK. Neither CNB nor BANK has received notice of any alleged violation of any such statutes, ordinances, regulations, decrees, orders or other laws.

    (d) No legal, administrative or other proceedings, investigations or inquiries or other claims, judgments, consent decrees, stipulations, injunctions or restrictions are either pending or outstanding, or to the best of its knowledge, threatened against, or involving CNB or BANK or affecting their assets, properties or business. Neither CNB nor BANK knows or have any grounds to know, of any basis for any such proceedings, investigations or inquiries or other claims, judgments, consent decrees, stipulations, injunctions or restrictions.

    (e) A schedule of all insurance policies in effect as to CNB and BANK is set forth in Exhibit 4.6(e). All policies of insurance carried by BANK are in full force and all premiums thereon have been paid in a timely manner and are paid to date and all bonds have been acquired and maintained on all employees, agents, officers and directors of CNB or BANK required to be bonded. Said insurance and bonds, including but not limited to, general comprehensive (commercial) public liability insurance covering personal injuries, death and property damage, fidelity bonds and worker's compensation insurance have been acquired and maintained for at least the past five (5) years.

  4.7 Taxes. CNB and BANK have filed all federal, state and local tax returns and reports covering income, sales, use, real or personal property or other taxes of any type required to be filed and has paid all taxes including any interest, penalties and assessments which are due and required to be paid. The taxes provided for in CNB's Financial Statements and which will be provided for prior to the Closing Date will be adequate for the payment of any unpaid taxes as of such dates. CNB's federal income tax return has never been audited. Neither CNB nor BANK has waived any restrictions on the assessment or collection of any taxes or consented to the extension of any statute of limitations relating to any tax liability. Neither CNB nor BANK has determined or been advised that either CNB or BANK may be liable for a material deficiency or other liability in respect to any state or federal income tax returns or other tax returns previously filed by CNB or BANK.

  4.8 Contracts and Commitments. Except as disclosed in Exhibit 4.8, neither CNB nor BANK has any contracts or commitments, either oral or written, with any officer, director, shareholder, employee, customer, depositor, supplier of goods or services or any other entity or person which contain any terms or conditions which are not usual and customary under the circumstances and which may have a material adverse effect on the operations, profitability or net worth of CNB or BANK.

  4.9 Reporting and Withholding on Payment of Interest. To the best of CNB's and BANK's knowledge, BANK has fully complied with the Internal Revenue Code (the "Code"), and all rules and regulations of the Internal Revenue Service ("IRS") issued thereunder, with respect to the reporting of payments of interest and other payments by it, and has complied with all provisions requiring the withholding for income taxes on such amounts when required. BANK has instituted adequate procedures to assure compliance with such provisions. To the best of CNB's and BANK's knowledge, all reporting to the IRS required of BANK has been done in a timely manner via proper medium. BANK has not been advised of any violation or potential violation with respect to such reporting requirements.

  4.10   Employees and Employee Benefits.

    (a) CNB does not have any employees. Neither CNB nor BANK is a party to or is bound by any written or oral (i) employment or employment-related consulting contract which is not terminable at will by either CNB or BANK as the case may be without penalty, (ii) plan or agreement providing for any employee bonus, deferred compensation, pension, profit sharing, retirement benefits, stock purchase, stock option, employee pension benefit plan or employee welfare benefit plan except as set forth in paragraphs 4.10(b) and 4.10(c) to this Agreement.

    (b) CNB does not have any pension, profit sharing or other types of employee pension benefits plan. All pension, profit sharing, or other employee pension benefit plans of BANK ("the Plans") are described in Exhibit 4.10(b) and are now, and will continue until the Closing Date to be, qualified Plans under Section 401(a) of the Code, in full compliance with the Employee Retirement Income Security Act of 1974 as amended ("ERISA"). To CNB's and BANK's best knowledge, all premiums, notices, reports and other filings required to be delivered or filed under applicable law with respect to such Plans have been duly and timely delivered or filed. Neither CNB nor BANK has any knowledge of any fact or circumstance which would materially and adversely affect such Plans' qualified status or compliance as above described, or of any "reportable event" (as such term is defined in Section 4043(c) of ERISA) or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) which has occurred since the date on which said sections first became applicable to the Plans. The Plans satisfy the minimum funding standards set forth in the Code and ERISA. As of the Closing Date there will be no unfunded vested liability of the Plans, except for the obligation of BANK for contributions for the current year which are not yet due and payable but for which adequate amounts are being accrued on a monthly basis.

    (c) CNB does not have any employee welfare benefit plans. All employee welfare benefit plans of BANK (the "Welfare Plans") are described in Exhibit 4.10(c) and are now, and will continue until the Closing Date to be, in full compliance with the Code and the Employee Retirement Income Security Act of 1974 as amended ("ERISA"). To CNB's and BANK's best knowledge, all notices, reports and other filings required to be delivered or filed under applicable law with respect to such Welfare Plans have been duly and timely delivered or filed. Neither CNB nor BANK has any knowledge of any fact or circumstance which would adversely affect such Welfare Plans' compliance as above described or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) which has occurred since the date on which said sections first became applicable to the Welfare Plans.

    (d) No person or governmental agency has made any claim against CNB or BANK or their respective directors, officers, employees or agents arising out of any statute, ordinance or regulation alleging (i) discrimination against applicants for employment, employees or the public, (ii) any employment practices, policies or procedures are discriminatory or have been breached,
(iii) a failure to comply with federal and state wage and hour laws, rules or regulations, (iv) a violation of occupational safety and health statutes, regulations or standards or (v) that CNB or BANK has committed an unfair labor practice(s).

  4.11   Environmental Matters.

    (a) To the best knowledge of CNB and BANK, there has been no release of any hazardous substance, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") nor any release of oil or hazardous substance as provided under Wis. Stats. Section 144.76, on, upon or into the real property owned or leased to CNB or BANK or, to the best of CNB's and BANK's knowledge upon any real estate or property which secures any loan made by BANK or which BANK has a right to acquire upon foreclosure or otherwise.

    (b) Based upon such information which has come to BANK in the ordinary course of business, but without making any independent investigation or verification, neither CNB nor BANK is specifically aware of any such releases on, upon or into any real property adjoining or in the vicinity of the property described in paragraph 4.11(a) above, which through air, soil or groundwater migration could have come to be located upon any property owned or leased by CNB or BANK, or which secures a loan made by BANK or which may be acquired by BANK in foreclosure.

  4.12 Accuracy of All Statements. No representation or warranty by CNB or BANK in this Agreement or otherwise, in any of CNB's Financial Statements, or in any other statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of CNB or BANK pursuant to this Agreement, nor any document or certificate delivered to F & M pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

  4.13 Prospectus/Proxy Statement. The parts of the Prospectus/Proxy Statement which are provided or reviewed by CNB with respect to CNB or BANK will not, at the date it is first mailed or delivered to the CNB's Shareholders, and will not, at the date or dates of the meeting of CNB's Shareholders called to approve the Merger, as then amended or supplemented, contain any statements that are, at the time at which, and in light of the circumstances under which they are made, false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, CNB makes no representation or warranty regarding and shall have no responsibility for the accuracy of any information with respect to F & M or Subsidiary or any of their affiliates or subsidiaries contained in the Prospectus/Proxy Statement.

  4.14 Financial Adviser. Except for the services of Robert W. Baird & Co. Incorporated ("Baird"), CNB has not engaged, consented to engage, or authorized any financial adviser, broker, investment banker, or similar third party to act on its behalf, directly or indirectly, in connection with the transaction contemplated by this Agreement. Any fees or expenses payable to Baird shall be paid by CNB, which fees and expenses are included in the estimate of expenses set forth in paragraph 4.4(d).

5.  Representations and Warranties of F & M.

  F & M, by its duly authorized officers, employees or other agents makes the following representations to CNB, each of which is true and correct as of the date hereof and shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by or any notice to BANK except as set forth herein.

  5.1 Organization and Authority.

    (a) F & M is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement, upon receiving the necessary approval from the federal and state regulatory authorities. F & M is only qualified to do business in the State of Wisconsin and has received approval from the Federal Reserve Bank of Chicago to engage in business as a bank holding company.

    (b) Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement, upon receiving the approval of its shareholders and the federal and state regulatory authorities. Subsidiary is only qualified to do business in the State of Wisconsin.

    (c) F & M is authorized to issue Twenty Million (20,000,000) shares of F & M Common and has Seven Million Four Hundred Twenty-one Thousand Nine Hundred Thirty-three (7,421,933) shares issued and outstanding. F & M will issue additional shares of F & M Common prior to the Closing Date. These outstanding shares are legally and validly issued and fully paid and nonassessable except as provided by Wis. Stats. Section 180.0622(2)(b).

  5.2 Performance of this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated under it have been duly authorized by appropriate corporate action and will not violate any provision of F & M's or Subsidiary's articles of incorporation or bylaws or any provisions of, or result in the acceleration of any obligation under any mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which F & M or Subsidiary is a party, or by which F & M or Subsidiary is bound and will not require the consent, authorization or approval of any other public or private person or entity other than the approval by F & M as the sole shareholder of Subsidiary and the appropriate federal and state securities and banking regulatory agencies and will not violate any other restriction of any kind or character to which F & M or Subsidiary is subject except as set forth in this Agreement.

  5.3 Legality of Shares to be Issued. The shares of F & M Common to be delivered pursuant to this Agreement, when so delivered, will have been duly and validly authorized and issued by F & M and will be fully paid and nonassessable, except as provided by Wis. Stats. Section 180.0622(2)(b). Such shares of F & M Common shall have been registered by F & M under the Securities Act of 1993, and shall be freely transferrable thereunder (except for restrictions on transfer applying to affiliates of F & M and BANK).

  5.4 Financial Statements. True copies of the audited consolidated financial statements of F & M consisting of consolidated balance sheets, consolidated statements of income, consolidated statements of stockholder's equity and consolidated statements of cash flows as of the close of business on December 31, 1995 and 1994, have been delivered by F & M to BANK (F & M's Financial Statements). All of F & M's Financial Statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of F & M as of their respective dates and of the earnings for the periods covered, in accordance with generally accepted accounting principles applied on a consistent basis, except that such financial statements have not been restated to reflect F & M's acquisition of F & M Bank-Algoma (f/k/a Community State Bank), which is being accounted for as a pooling of interests.

  5.5 Litigation. There are no legal, administrative or other proceedings, investigations or inquiries or other claims, judgments, consent decrees, stipulations, injunctions or restrictions, either threatened, pending or outstanding against or which may have a material adverse effect on F & M or Subsidiary or their properties or business, nor does F & M or Subsidiary know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, or other claims, judgments, consent decrees, stipulations, injunctions or restrictions.

  5.6 Severance Plans. The Restated Employee Severance Benefits Plan and the Restated Executive Severance Benefits Plan, as adopted and amended by F & M, shall apply to all employees of BANK following the closing of the transaction contemplated by this Agreement, provided, however, Timothy P. McGettigan or Robert D. Martin are terminated by F & M or BANK without cause or due to reduction in workforce within twelve (12) months of the Closing Date Robert D. Martin shall receive the greater of the benefits payable under such plan or fifty-two (52) weeks of benefits under such plan and Timothy P. McGettigan shall only be entitled to the severance benefits under his employment agreement. Continuous years of service for all employees with BANK prior to the Closing Date shall be considered years of service with F & M under these plans.

  5.7 Accuracy of All Statements. No representation or warranty by F & M or Subsidiary in this Agreement or otherwise, nor any financial statements, statement, certificate, schedule or exhibit hereto furnished or to be
furnished by or on behalf of   F & M or Subsidiary pursuant to this Agreement,
nor any document or certificate delivered to CNB pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

  5.8 Prospectus/Proxy Statement. The Prospectus/Proxy Statement will not, at the date it is first mailed or delivered to the CNB Shareholders, and will not, at the date or dates of the meeting of the CNB Shareholders called to approve the Merger, as then amended or supplemented, contain any statements that are at the time at which, and in light of the circumstances under which they are made, false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, F & M makes no representation or warranty and shall have no responsibility for the accuracy of any information contained in or omitted from the Prospectus/Proxy Statement in so far as it relates to CNB or BANK.

  5.9 No Broker. All negotiations relative to this Agreement and the transaction contemplated hereby have been carried on directly by F & M with CNB without the intervention of any broker or third party on behalf of F & M. F & M has not engaged, consented to engage, or authorized any broker, investment banker, or third party to act on its behalf, directly or indirectly, in any capacity in connection with the transaction contemplated by this Agreement.

  5.10 BANK's Status. F & M has no present plans to alter BANK's status as an independent bank operating under its own charter, although F & M may convert BANK to a state member bank following the Closing Date. F & M may, at some future time, determine that merger, consolidation, reorganization or sale of substantially all of the assets of BANK with or to other subsidiary banks of F & M, Subsidiary or others may occur and nothing herein shall be construed to limit or diminish the rights of F & M or Subsidiary or their successors or assigns from taking any such action.

6.  Covenants of CNB.

  CNB hereby covenants and agrees as follows:

  6.1 Access to Information. F & M and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts and documents of CNB and BANK and CNB or BANK as the case may be shall furnish or cause to be furnished to F & M or its authorized representative all information with respect to the affairs and business of CNB or BANK as F & M may reasonably request.

  6.2 Actions Prior to Closing. From and after the date of this Agreement and until the Closing Date, CNB and BANK:

    (a) Shall carry on their business diligently and substantially in the same manner as heretofore and shall not engage in or institute any unusual or novel methods of doing business or changes in accounting procedures or practices without the prior written consent of F & M, provided, however, that BANK will increase its reserve for loan and lease losses to one and 50/100 percent (1.50%) of loans and leases prior to December 31, 1996 and shall use their best efforts to inform F & M in advance before either introducing any new products or services or modifying any existing products or services.

    (b) Shall not (i) grant any increase in the rates of pay, salary or compensation provided to its officers, directors or employees, which in combination with all increases which became effective on or after January 1, 1997 for the 1997 calendar year (regardless if approved before or after January 1, 1997) exceed in the aggregate four and 36/100 percent (4.36%) of the total compensation paid to the officers, directors or employees of BANK as of December 31, 1996, (ii) for the fiscal year ended December 31, 1996, increase the amount of any bonus paid by BANK in excess of the amount paid by BANK for the year ended December 31, 1995, (iii) pay any bonuses for the 1997 fiscal year, or(iv) increase or decrease the benefits provided under, the contribution to, or the cost sharing allocation of any employee fringe benefit or any of the benefit plans described in Exhibits 4.10(b) and 4.10(c), except for normal adjustments imposed by third party providers.

    (c) Except with the prior written consent of F & M shall not enter into any contract or commitment or engage in any transaction which is not in the normal course of business and which is not consistent with CNB's or BANK's past business practices.

    (d) Shall not create any indebtedness other than (i) short term indebtedness incurred in the normal course of business, (ii) indebtedness incurred pursuant to an existing contract previously disclosed to F & M, (iii) indebtedness to the FHLB subject to the dollar limit set forth in paragraph 4.5(j), or (iv) indebtedness other than as necessary to do the acts and things contemplated by this Agreement.

    (e) Shall not declare or pay any cash dividend, stock dividend or make any other distribution in respect of its stock, or directly or indirectly redeem, purchase or otherwise acquire any of its own stock, or grant any stock warrant, options or issue directly or indirectly any shares of common or preferred stock or any other security of any type whatsoever or in any way dispose of any shares of its own stock or any other security, except that dividends may be paid by CNB prior to the Closing Date provided that the total of all dividends declared in the fiscal year ended December 31, 1996 do not exceed Three Hundred Twenty-five Thousand and 00/100 Dollars ($325,000.00), and that the total of all dividends declared in the 1997 fiscal year do not exceed One Hundred Seventy-five Thousand and 00/100 Dollars ($175,000.00) without the prior written consent of F & M.

    (f) Shall not amend their Articles of Incorporation or Bylaws or make any changes in authorized or issued stock.

    (g) Shall maintain current insurance in effect and acquire such additional insurance as may be reasonably required by increased business and risks, and operate, maintain and repair all property in a normal business manner.

    (h) Shall make adequate provision for any income tax which will be due with respect to any 1996 or 1997 earnings accrued prior to the Closing Date and shall file all tax reports or returns and pay all income, franchise, sales, use, excise or other taxes on or before the date on which such reports, returns, or payments are due.

    (i) Shall pay all liabilities in a timely manner on or before their due dates and shall make adequate provision or accruals for all liabilities of CNB and BANK.

    (j) Shall use their best efforts (without making any commitments on behalf of F & M) to preserve their business organization intact, to keep available to F & M the present key officers and employees of CNB and BANK and to preserve for F & M the present relationships of CNB and BANK with their suppliers, customers and others having business relations with them.

    (k) Shall not sell or dispose of any property or assets except in the normal course of business, including but not limited to, selling or disposing of any securities held by BANK or its investment subsidiary prior to their normal maturity dates without the prior written consent of F & M.

    (l) Shall promptly notify F & M of any lawsuits, claims, proceedings, regulatory actions or investigations that may be threatened, brought, asserted or commenced against it or its officers, directors, employees or agents involving in any way the business, properties or assets of CNB or BANK.

    (m) Shall not make loans or grant credit to any customer on terms materially more favorable than those which are available from competitive sources. F & M understands that BANK, in order to meet market conditions may need to offer terms more favorable than those currently offered but that BANK will not be a market leader in this regard.

    (n) Shall not allow BANK's primary capital to asset ratio (12 C.F.R. Part 325 method), determined in accordance with accepted accounting standards applicable to preparation of Reports of Condition required to be filed with the Federal Deposit Insurance Corporation, applied on a consistent basis, to drop below eight percent (8%).
    (o) Shall remain in compliance with all agreements, commitments, understandings, undertakings or other obligations to the OCC, the FRB or any other regulatory agency having jurisdiction over CNB and BANK.

    (p) Shall cooperate fully and completely with F & M in the preparation and filing of the Registration Statement, and shall provide to F & M such information as may be required for use therein pertaining to CNB and BANK, or their businesses or operations.

    (q) Shall not take any action which would be reasonably likely to make unavailable either the pooling of interests accounting treatment of the merger or to cause the merger not to qualify as a tax-free reorganization.

  6.3 Audited Financial Statements. BANK shall, at F & M's expense, deliver audited financial statements to F & M for the period ended December 31, 1996 on or before April 15, 1997. The audit will be performed by Wipfli Ullrich & Bertelson, L.L.P.

  6.4 Stock Records. Prior to the special shareholders meeting to approve the Merger, the Board of Directors of CNB, in accordance with its bylaws, shall take such steps as are necessary to close its stock transfer books and establish a record date for such meeting after the close of the transfer books, furnish F & M with a current shareholder list as of such record date and validly call a special shareholders meeting.

  6.5 1997 Budget. Prior to formal adoption by BANK, CNB will submit BANK's 1997 budget to F & M.

  6.6 Reserves for Loan and Lease Losses. Prior to December 31, 1996, BANK increased its reserve for loan and lease losses to one and 50/100 percent (1.50%) of loans and leases and shall take such action as may be necessary to maintain this reserve at this level until the Closing Date, provided however that the amount of such increase from Ninety-five one hundredths percent (0.95%) of loans and leases to one and 50/100 percent (1.50%) of loans and leases shall not be considered in determining BANK's Minimum Earnings under paragraph 3.4(d), or equity under paragraph 4.4(f) unless the amount results from a loss or expense charged to such reserve.

7.  Covenants of F & M.  F & M hereby covenants and agrees as follows:

    (a) As promptly as practicable after the execution of this Agreement, F & M, with the cooperation of CNB and BANK, shall prepare and file with the SEC the Registration Statement. As promptly as practicable after comments, if any, are received from the SEC on such preliminary Registration Statement, F & M, with the cooperation of CNB and BANK, shall file with the SEC an amendment to the Registration Statement responding to such comments, and shall seek to have such Registration Statement declared effective. F & M shall also use its best efforts to qualify, under the blue sky laws of the various states in which CNB Shareholders are located, the shares of F & M Common Stock to be issued pursuant to this transaction and shall file the NASD Listing Application in a timely manner. F & M shall pay the expenses of preparing and delivering the joint Prospectus/Proxy Statement for CNB's Shareholders.

    (b) As promptly as practicable after the execution of this Agreement, F & M shall take such action as may be necessary to cause Subsidiary to perform its obligations in connection with this transaction under this Agreement.

    (c) As promptly as practicable after the execution of this Agreement, F & M shall take action to obtain regulatory approval of this transaction.

    (d) Shall not take any action which would be reasonably likely to make unavailable either the pooling of interest accounting treatment of the merger or to cause the merger not to qualify as a tax-free reorganization.

  7.2 Officers, Directors and Employees. The present members of BANK's Board of Directors will be retained by F & M as directors of the BANK provided that continued membership on the board is consistent with safe and sound banking practices and is in the best interest of F & M and BANK. Retirement from the Board of Directors will occur at age seventy (70), as provided by F & M policy, provided that any current director may remain a director until the earlier of either two (2) years from the Effective Date or the 1999 annual shareholders' meeting of the BANK. F & M contemplates that BANK's current employees will continue to be responsible for the BANK's operations in general, subject to
review and supervision by F & M, as determined by     F & M to be consistent
with safe and sound banking practices and the best interest of F & M and BANK. The salaries and benefits to be offered will be consistent with those currently received by the employees of F & M or its subsidiary banks holding similar positions. Years of service with BANK shall, to the extent permitted by applicable law, be counted as years of service with F & M and the surviving corporation. In the unlikely event positions with the BANK are eliminated as a result of the transaction contemplated by this Agreement, the employees affected by such action will be covered by F & M's severance plan, applicable to their position at the time the positions are eliminated, based upon their years of service with BANK.

  7.3 Directors' and Officers' Liability Insurance. F & M will provide the officers and directors of BANK and CNB with directors' and officers' liability insurance (without any exclusion of prior acts) with the same limits of liability, deductibility and terms and conditions as is provided by F & M to its other subsidiaries. This representation is intended to create a contractual right for the benefit of BANK's and CNB's officers and directors and may be separately enforced by them subsequent to consummation of the transaction contemplated by this Agreement in the event F & M fails to comply with this covenant, provided, however, that nothing herein shall obligate F & M to provide such coverage if it determines in its sole discretion not to provide such coverage to all of its subsidiary banks or to offer such coverage to its subsidiary banks, including BANK, with different limits of liability, deductibilities or other terms and conditions than those under the coverage currently in force, without any exclusion for prior acts, however.

8. Conditions Precedent to F & M's Obligation. Each and every obligation of F & M and Subsidiary to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

    8.1 Truth of Representations and Warranties. The representations and warranties made in this Agreement or given on behalf of CNB and BANK hereunder, shall have been continuously true and correct from the date of execution of this Agreement to the Closing Date, except as publicly announced by CNB or BANK and/or as reflected in public filings made by CNB or BANK with the OCC or the FRB, and shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and CNB and BANK shall have complied with all other terms, conditions and covenants of this Agreement.

    8.2 Compliance with Covenants. CNB and BANK shall have performed all of their obligations, and complied with all of the covenants under this Agreement which are to be performed or complied with by them from the date of this Agreement through and as of the Closing Date, including the delivery of the closing documents specified in paragraph 10.3.

    8.3 Absence of Suit. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced, against F & M, Subsidiary, CNB or BANK, or any of the affiliates, associates, officers, directors or employees of any of them, seeking to restrain, prevent or change the transaction contemplated hereby, or questioning the validity or legality of any such transaction, or seeking damages in connection with any of such transaction.

    8.4 BANK's Director and Shareholder Authorization. The merger contemplated by this Agreement shall have been duly and validly authorized by CNB's and BANK's directors and shareholders in accordance with the laws of the State of Wisconsin.

    8.5 Receipt of Approvals. All approvals, consents and/or waivers, including any approvals required by any federal or state governmental regulatory agency, that are necessary to effect the transactions contemplated hereby shall have been received and all waiting periods thereunder shall have expired, provided the failure to obtain the same was not the result of an act or omission by F & M.

    8.6 Accuracy of Financial Statements. In the event interim financial statements are provided to F & M by CNB or BANK, F & M and its representatives shall be reasonably satisfied as to the accuracy of all interim balance sheets, statements of income and other financial statements of CNB or BANK furnished to F & M and Subsidiary for periods ended after December 31, 1995.

    8.7 Legal Opinion. F & M shall have received the opinion of CNB Counsel referred to in subparagraph 10.3(d).

    8.8 Time Limit on Closing.  Closing shall have taken place by August 31,
1997.

    8.9 Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement shall have occurred and all appropriate documents incident thereto as F & M may reasonably request shall have been delivered to F & M. CNB and BANK shall have delivered certificates in such detail as F & M may reasonably request as to compliance with the conditions set forth in this Article 8.

    8.10 Securities Matters. The Registration Statement shall have been declared effective under the Securities Act of 1933 by the SEC. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, to the knowledge of F & M, on or prior to the Effective Time, have been initiated or threatened by the SEC. F & M shall have received all other federal or state securities permits, exemptions, registrations or other authorizations necessary to issue the F & M Common in exchange for the CNB Common to consummate the merger.

    8.11 Prospectus/Proxy Statement. The Prospectus/Proxy Statement will not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

    8.12 Exchange of Stock Certificates. As a condition of delivery of the consideration required by this Agreement, the CNB Shareholders shall have executed and delivered documents assigning their shares of CNB Common to F & M and/or Subsidiary containing appropriate representations regarding tax matters, ownership, authority to act, residency and such other matters as F & M shall request.

    8.13 Affiliates of BANK. Each person who shall be deemed to be an "affiliate" of CNB within the meaning of the Securities Act of 1933 and Rule 145 promulgated by the SEC thereunder shall have executed and delivered to F & M an Affiliate's Undertaking, in the form attached hereto as Exhibit 8.13, dated as of the Effective Time.

    8.14 Pooling Accounting. The merger contemplated herein shall be treated as and qualify for accounting using the pooling of interests method.

    8.15 No Change Prior to Closing Date. No material adverse change in the business or financial condition of BANK shall occur after the execution of this Agreement but prior to the Closing Date.

    8.16 Tax Status. No information has been discovered or made known to F & M to indicate that the IRS has challenged or intends to challenge the status of this transaction as a tax-free reorganization.

    8.17 Dissenters' Rights. That no more than ten percent (10%) of the total consideration paid by F & M in this transaction, determined in accordance with the accounting rules applicable to the pooling of interests, shall be paid in cash, including amounts paid for fractional shares and amounts paid to CNB Shareholders who exercise their dissenters rights under Wis. Stats. Section
180.

    8.18 Employment Agreements. BANK and Timothy P. McGettigan shall have executed the employment agreement in the form attached hereto as Exhibit 3.8.

    8.19 Accounting Adjustments. Prior to the Valuation Date, the loans identified on Exhibit 3.4(a) shall either be collected in full or the uncollected portion thereof written off and charged against the reserve for loan and lease losses. In addition, BANK shall, prior to the Valuation Date, make the adjustments for the items shown on Exhibit 8.19.

    8.20 BANK Earnings. The Actual Earnings of BANK from January 1, 1997 through the month end prior to the month in which closing occurs, determined in accordance with generally accepted accounting principles, applied on a consistent basis shall not be less than the Minimum Earnings from January 1, 1997, through the month end prior to the month in which closing occurs.

9.  Conditions Precedent to CNB's Obligations.

    Each and every obligation of CNB to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

    9.1 Truth of Representations and Warranties. The representations and warranties made by F & M and Subsidiary in this Agreement or given on their behalf hereunder, shall have been continuously true and correct from the date of execution of this Agreement to the Closing Date, except as publicly announced by F & M or Subsidiary and/or reflected in public filings made by F & M or Subsidiary with the SEC or the FRB as this may affect the statements in paragraph 5.1(c), and shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date and F & M and Subsidiary shall have complied with all other terms, conditions and covenants of this Agreement.

    9.2 F & M's Compliance. F & M and Subsidiary shall have performed and complied with all of their obligations under this Agreement which are to be performed or complied with by them prior to or as of the Closing Date, including delivery of the closing documents.

    9.3 Absence of Suit. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or be threatened and, no investigation by any governmental or regulatory authority shall have been commenced, against F & M, Subsidiary, CNB or BANK, or any of the affiliates, associates, officers, directors or employees of any of them, seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with any of such transactions.

    9.4 Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken by F & M or Subsidiary in connection with the transaction contemplated by this Agreement shall have occurred and all appropriate documents incident thereto as CNB may reasonably request shall have been delivered to CNB. F & M shall have delivered certificates in such detail as CNB may reasonably request as to compliance with the conditions set forth in this Article 9.

    9.5 Receipt of Approvals. All approvals, consents and or waivers, including any approvals required by any federal or state governmental regulatory agency that are necessary to effect the transactions contemplated hereby shall have been received, and all waiting periods shall have expired provided the failure to obtain the same was not the result of an act or omission by CNB or BANK.

    9.6 Time Limit on Closing.  Closing shall have taken place by August 31,
1997.

    9.7 Legal Opinion. CNB shall have received the opinion of F & M Counsel referred to in subparagraph 10.4(d).

    9.8 Prospectus/Proxy Statement. The Prospectus/Proxy Statement will not contain any untrue statement of material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

    9.9 Tax Status. No information has been discovered or made known to CNB to indicate that the IRS has challenged or intends to challenge the status of this transaction as a tax-free reorganization.

    9.10 Tax Opinion. CNB Shareholders shall have received an opinion from F & M Counsel satisfactory to CNB and for the benefit of CNB shareholders to the effect that the transaction contemplated by this Agreement shall be tax-free to those CNB Shareholders who receive F & M Common in exchange for their CNB Common (excluding fractional or dissenting shares).

  9.11 Shareholder Vote. CNB Shareholders and directors shall have approved the transaction as required by applicable law.

  9.12 Securities Matters. The Registration Statement shall have been declared effective under the Securities Act of 1933 by the SEC. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, to the knowledge of F & M or Subsidiary, on or prior to the Effective Time, have been initiated or threatened by the SEC. F & M shall have received all other federal or state securities permits, exemptions, registrations or other authorizations necessary to issue the F & M Common in exchange for the CNB Stock to consummate the merger.

10. Closing.

  10.1 Time and Place. The closing of this transaction ("Closing") shall take place at the offices of F & M (or such other place as the parties may agree) on the Closing Date.

  10.2 Rights of CNB Shareholders After the Effective Time. After the Effective Time and until the surrender of a stock certificate representing shares of CNB Common, each such outstanding certificate, which prior to the Effective Time represented shares of CNB Common, shall be deemed for all purposes, subject to the further provisions of this Agreement, to evidence the ownership of the number of full shares of F & M Common into which such shares have been converted; provided, however, that unless and until any such certificates representing CNB Common shall be so surrendered, the stock certificate representing the shares, any dividends or other distributions of any kind payable in respect of shares of F & M Common into which such CNB Common has been converted, shall be withheld by F & M. Upon the subsequent surrender and exchange of such CNB Common certificates, such holder of record of the certificates formerly representing shares of CNB Common (or such holder's assignee) shall be paid the amount of any such cash dividends or other distributions, without interest, which became payable under this Agreement to holders of record of shares of F & M Common on or after the Effective Time and prior to the surrender and exchange of the certificates. Delivery of certificates representing shares of F & M Common to former CNB Shareholders who have tendered their certificates for their shares of CNB Common at or before the Effective Time shall be made as soon as reasonably possible after the Effective Time.

  10.3 Documents to be Delivered by CNB. At the time of or prior to the closing, CNB shall deliver the following documents:

    (a) A certificate by the chairman, vice-chairman or president of CNB and BANK that to the best of such officers' knowledge (i) that the representations and warranties made by CNB and/or BANK as the case may be in this Agreement are true and correct on as of the Closing Date with the same effect as though such representations and warranties had been made on or given on and as of the Closing Date, (ii) that CNB and BANK have performed and complied with all of their obligations under this Agreement which are to be performed or complied with by or prior to or on the Closing Date, and (iii) that all Schedules and Exhibits delivered by CNB and/or BANK to F & M prior or as of the Closing Date are true, correct and complete as of the Closing Date.

    (b) An Incumbency Certificate for the officers executing the documents in connection with the transaction contemplated hereby.

    (c) Copies of the Articles of Incorporation and Bylaws of CNB and BANK, duly certified by their respective custodians as true, correct and complete copies thereof, including any amendments as of the Closing Date.

    (d) A written opinion from CNB counsel dated as of the Closing Date addressed to F & M and F & M Counsel, in form and substance substantially in the form attached hereto as Exhibit 10.3(d).

    (e) Certified copies of resolutions adopted by CNB's board of directors to the effect that the execution, delivery and performance of this Agreement and the transactions contemplated by it have been duly and validly authorized in accordance with the laws of the State of Wisconsin and of the action taken by the CNB's Shareholders to approve the merger as provided by the laws of the State of Wisconsin.

    (f) Such other documents of transfer, certificates or authority and other documents as F & M may reasonably request.

  10.4 Documents to be Delivered by F & M and Subsidiary. At the closing F & M and Subsidiary shall deliver the following documents:

    (a) Certificates for shares of F & M Common as determined under Article 3 of this Agreement which condition shall be met by authorization by F & M to its exchange agent to release such shares to the CNB Shareholders when all conditions to this transaction have been met or waived. Such certificates will be in the name of CNB Shareholders entitled to the same in accordance with their interest in CNB as of the Effective Time provided, however, that any certificates need not be delivered until such time as the provisions of paragraph 10.2 have been complied with by the CNB Shareholders.

    (b) An Incumbency Certificate relating to all parties executing documents relating to any of the transactions contemplated hereby on behalf of F & M and Subsidiary.|

    (c) A certificate by an officer of F & M that, to the best of such officer's knowledge, (i) the representations and warranties made by F & M and Subsidiary in this Agreement are true and correct as of the Closing Date, (ii) that F & M and Subsidiary have performed and complied with all of their obligations which are to be performed or complied with by or prior to or as of the Closing Date and (iii) that all Schedules and Exhibits delivered by F & M to CNB are true, correct and complete as of the Closing Date.

    (d) A written opinion from counsel for F & M and Subsidiary dated as of the Closing Date addressed to CNB and CNB Counsel in form and substance substantially in the form attached hereto as Exhibit 10.4(d).

    (e) A written opinion from Securities Counsel dated as of the Effective Time addressed to F & M and CNB, reasonably satisfactory in form and substance to F & M Counsel, to the effect that the shares of F & M Common issuable in the transaction are the subject of an effective Registration Statement with the SEC, and that no stop order relating to such Registration Statement has been issued by the SEC and that, to the knowledge of such counsel, no proceedings for that purpose shall have been initiated or threatened by the SEC.

    (f) Certified copies of the resolutions adopted by F & M's and Subsidiary's boards of directors to the effect that the execution, delivery and performance of this Agreement and the transactions contemplated by it have been duly and validly authorized in accordance with the laws of the State of Wisconsin.

11. Law Governing.

  This Agreement shall be construed and interpreted according to the laws of the State of Wisconsin.

12. Assignment.

  This Agreement may not be assigned in whole or in part without the written consent of all parties, provided, however, that Subsidiary's participation in this transaction shall not require any further consent or authorization.

13. Amendment and Modification.

  This Agreement may only be amended or modified by a written agreement signed by the duly authorized representatives of F & M and CNB.

14. Abandonment.

  This Agreement may be terminated and the transaction provided for by this Agreement may be abandoned at any time before the Closing Date:

    (a) If the parties are unable to reach agreement pursuant to paragraph 3.4(a), or by mutual consent of F & M and CNB;

    (b) By F & M if any of the conditions provided for in Article 8 of this Agreement have not been met and have not been waived in writing by F & M; or

    (c) By CNB if (i) exercises its rights to terminate under paragraph 3.4(a), (ii) any of the conditions provided for in Article 9 of this Agreement have not been met and have not been waived in writing by BANK, or (iii) a public
announcement by   F & M that an agreement has been reached for F & M to be
acquired by a third party if CNB gives written notice to F & M of its election to do so within twenty (20) days of the date of such announcement.

    (d) In the event of a breach of this Agreement, by notice from the other party to the breaching party as set forth below.

  In the event of termination and abandonment by any party as provided in this Article, written notice shall forthwith be given to the other party setting forth the breach of this Agreement or the default in performance which has occurred, or the condition which has not been met. The party to whom the notice is directed shall, if such party is able to effect a satisfaction or cure, have ten (10) days after such notice is given to satisfy such condition or cure such breach or default, provided that if such ten (10) day period is not sufficient and the party is making a diligent effort to satisfy such condition or cure such breach or default, the time to do so may be extended for such period as the parties may agree not to exceed thirty (30) days provided however, that the F & M Selling Price shall be the higher of the price as of the date of the notice or as of the date on which the default is satisfied or cured. The termination and/or abandonment of this Agreement shall not alter or diminish the liability of the party that failed to comply with the conditions of this Agreement. Each party shall pay its own expenses incident to preparation for the consummation of this Agreement and the transactions contemplated hereunder.

    (e) If this Agreement or the transaction contemplated hereby is terminated by F & M for any reason other than those set forth in subparagraphs 14(a) or
(b), F & M shall promptly [in any event within five (5) business days after such termination] pay CNB a fee equal to Five Hundred Thousand and 00/100 Dollars ($500,000.00).

  If this Agreement or the transaction contemplated hereby is terminated by CNB for any reason other than those set forth in subparagraphs 14(a) or (c), CNB shall promptly [in any event within five (5) business days after such termination] pay F & M a fee equal to Five Hundred Thousand and 00/100 Dollars ($500,000.00).

     (f) In the event F & M declares a stock dividend or stock split, the maximum and minimum F & M Selling Price set forth in subparagraphs (b) and (c), above, and in paragraph 1.12, shall be adjusted downward in proportion to the declared stock dividend or stock split. For example, a 10% stock dividend would result in a 10% decrease in the F & M Selling Price set forth in paragraph 1.12.

15. Notices.

  All notices, requests, demands, and other communications hereunder shall be deemed to have been duly given, upon actual delivery, if delivered by hand; or upon receipt by the addressee, if given by mail (certified mail - return receipt requested with postage prepaid is required for notice by mail); or upon receipt by the addressee, if by private courier; or upon receipt of the transmission by the addressee if by telecopy (with a copy sent by first class mail):

    (a) If to CNB, to Timothy P. McGettigan, c/o The Citizen's National Bank of Darlington, 207 Wells Street, P.O. Box 90, Darlington, Wisconsin, FAX:
608-776-2689, with a copy to John Knight, Esq., Boardman, Suhr, Curry & Field, 410 Firstar Plaza, One South Pinckney Street, P.O. Box 927, Madison, Wisconsin 53701-0927, FAX: 608-283-1709.

    (b) If to F & M or Subsidiary, to Mr. Gail E. Janssen, One Bank Avenue, Kaukauna, Wisconsin 54130, FAX: 414-766-5628, with a copy to Randall A. Haak, Esq., McCarty, Curry, Wydeven, Peeters & Haak, P.O. Box 860, Kaukauna Wisconsin 54130, FAX: 414-766-4756.

  The place to which notice is to be given may be changed by notice given in accordance with this Article.

16. Entire Agreement.

  This Agreement, with Exhibits, embodies the entire agreement between the parties hereto with respect to the transaction contemplated herein and supersedes all prior agreements, written or oral, express or implied and all negotiations, discussions or other matters between the parties and there have been and are no agreements representations or warranties between the parties other than those set forth or provided for herein.

17. Counterparts.

  This Agreement may be executed in two (2) or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

18. Binding Effect.

  This Agreement shall inure to the benefit of and bind the parties and their respective heirs, beneficiaries, transferees, successors, and assigns.

19. Headings. The headings of this Agreement are inserted for convenience only and shall not constitute a part hereof.

20. Confidentiality.

  Except as necessary to take action pursuant to this Agreement, each party agrees that all information and documents received from the other party regarding the proposed transaction shall be held in confidence and that all documents containing such information will be returned upon request if the parties abandon the transaction. The parties further agree to use such information only in connection with the proposed transaction contemplated by this Agreement. This paragraph shall not apply to information or documents which are, or by law must be made, publicly available. The parties agree to not publicly disclose this Agreement or its Exhibits or any of the provisions hereof, except as a part of regulatory filings or pursuant to press releases and other public statements approved by F & M and CNB.

21. Further Documents.

  F & M, Subsidiary, and CNB agree to execute any and all other documents and to take such other action or corporate proceedings as may be reasonably necessary or desirable to carry out the terms hereof.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                       F & M BANCORPORATION, INC. ("F & M")


                                       By: /s/ Gail E. Janssen
                                           ------------------------------------
                                           Gail E. Janssen, Chairman and CEO

                                       ATTEST:


                                       By: /s/ Janet M. Lakso
                                           ------------------------------------
                                           Janet M. Lakso, Secretary


                                       F & M MERGER CORPORATION ("Subsidiary)


                                       By: /s/ Gail E. Janssen
                                           ------------------------------------
                                           Gail E. Janssen, Chairman

                                       ATTEST:


                                       By: /s/ Daniel E. Voet
                                           ------------------------------------
                                           Daniel E. Voet, Secretary




                                       CITIZENS NATIONAL BANCORP, INC. ("CNB")

                                       By: /s/ Timothy P. McGettigan
                                           ------------------------------------
                                           Timothy P. McGettigan, President


                                       ATTEST:


                                       By: /s/ Robert D. Martin
                                           ------------------------------------
                                           Robert D. Martin, Executive Vice
                                           President

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  F&M is incorporated under the Wisconsin Business Corporation Law (the
"WBCL").

  Under Section 180.0851(1) of the WBCL, F&M is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of F&M. In all other cases, F&M is required by Section 180.0851(2) to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of F&M, unless it is determined that he or she breached or failed to perform a duty owed to F&M and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with F&M or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;
(ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under F&M's Articles of Incorporation, Bylaws, any written agreement or a resolution of the Board of Directors or shareholders.

  Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to
180.0858 of the WBCL, for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

  Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(1) referred to above.

         Under Section 180.0833 of the WBCL, directors of F&M against whom claims are asserted with respect to the declaration of improper dividends or distributions to shareholders or certain other improper acts which they approved are entitled to contribution from other directors who approved such actions and from shareholders who knowingly accepted an improper dividend or distribution, as provided therein.

         Article X of F&M's Bylaws provides that F&M will indemnify any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of F&M) by reason of the fact that he or she is or was a director or officer of F&M, against expenses reasonably incurred by such person if he or she acted in good faith and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Directors and officers are similarly identified under Article X for any action or suit by or in the right of F&M if they acted in good faith and have not been adjudged to be liable for misconduct in the performance of their duty to F&M. The Bylaws also provide that F&M shall have the power to purchase and maintain insurance on any director or officer for any liability asserted against him or her and incurred by such person arising out of his or her status as an officer or director, whether or not F&M would have the power to indemnify such person against such liability under the Bylaws or the WBCL. F&M's Articles of Incorporation and Bylaws do not limit the indemnification to which directors and officers are entitled under the WBCL.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of F&M pursuant to the foregoing provisions, or otherwise, F&M has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by F&M of expenses incurred or paid by a director, officer or controlling person of F&M in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, F&M will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The exhibits set forth on the Exhibit Index attached hereto, which is incorporated herein by reference, are filed as part of this Registration Statement.

ITEM 22.  UNDERTAKINGS.

         (a)     The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) If the registration is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (i)     The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (x) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF KAUKAUNA, STATE OF WISCONSIN, ON JUNE 26, 1997.

                                      F&M BANCORPORATION, INC.


                                      By: /s/ Gail E. Janssen
                                          --------------------------------------
                                          Gail E. Janssen, Chairman of the Board
                                          and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.*

                              SIGNATURE AND TITLE


   /s/ Gail E. Janssen                                      * /s/  Douglas A. Martin
---------------------------------------------------         ---------------------------------------------------
          Gail E. Janssen, Chairman of the                             Douglas A. Martin, Director
          Board and Chief Executive Officer

   /s/ Daniel E. Voet                                       * /s/  Duane G. Peppler
---------------------------------------------------         ---------------------------------------------------
    Daniel E. Voet, Chief Financial Officer and                         Duane G. Peppler, Director
   Treasurer (also, Principal Accounting Officer)

* /s/  Otto L. Cox                                            * /s/ Robert C. Safford
---------------------------------------------------         ---------------------------------------------------
               Otto L. Cox, Director                                   Robert C. Safford, Director

* /s/  Paul J. Hernke                                         * /s/ Glenn L. Schilling
---------------------------------------------------         ---------------------------------------------------
              Paul J. Hernke, Director                                 Glenn L. Schilling, Director


* /s/  John W. Johnson                                        * /s/ Joseph F. Walsh
---------------------------------------------------         ---------------------------------------------------
             John W. Johnson, Director                                   Joseph F. Walsh, Director

* /s/  Gary A. Lichtenberg
---------------------------------------------------
           Gary A. Lichtenberg, Director


** By  /s/ Daniel E. Voet
      ---------------------------------------------
           Daniel E. Voet, Attorney-in-Fact

_____________
*  Each of the above signatures is affixed as of June 26, 1997.

                            F&M BANCORPORATION, INC.
                               (THE "REGISTRANT")

                                 EXHIBIT INDEX
                                       TO
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                       REGISTRATION STATEMENT ON FORM S-4

Exhibit                                           Incorporated Herein           Previously             Filed
Number                   Description                  By Reference                 Filed             Herewith
-------                  -----------                  ------------                 -----             --------
2.1         Amended and Restated                                                                       X
            Agreement and Plan of                                                                As Exhibit C
            Merger and Reorganization                                                            to the
            dated as of February 27,                                                             Supplemental
            1997, as amended May 29,                                                             Statement
            1997 and June 23, 1997
            by and among the
            Registrant, F&M Merger
            Corporation and Citizens
            National Bancorp, Inc.

5.1         Opinion of Quarles & Brady                                            X
            regarding legality of
            securities being registered

8.1         Tax Opinion of McCarty,                                                                    X
            Curry, Wydeven, Peeters &
            Haak


23.1        Consent of Wipfli Ullrich                                                                  X
            Bertelson LLP

23.2        Consent of Quarles & Brady                                            X
                                                                              (included in
                                                                              Exhibit 5.1)
23.3        Consent of McCarty, Curry,                                                                 X
            Wydeven, Peeters & Haak                                                               (included in
                                                                                                  Exhibit 8.1)
23.4        Consent of Robert W. Baird &
            Co. Incorporated                                                                           X

24          Power of Attorney                                                     X
            (contained on the Signature
            Page)

__________________

* Excluding schedules and exhibits, which are identified in such documents. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.





                                      EI-1